UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

INCONTACT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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inContact, Inc.

75 West Towne Ridge Parkway, Tower 1

Salt Lake City, UT 84070

Dear Stockholder:

The Board of Directors of inContact, Inc. (“inContact”) has unanimously approved a merger agreement providing for inContact to be acquired by NICE-Systems Ltd. (“Parent”).

We cordially invite you to attend a special meeting of stockholders of inContact, which will be held at our corporate headquarters located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, on August 11, 2016 at 10:00 a.m. local time. At the special meeting, you will be asked to consider and vote upon:

•	a proposal to adopt and approve the merger agreement dated as of May 17, 2016, by and among inContact, Parent and Victory Merger Sub Inc., a wholly owned indirect subsidiary of Parent, pursuant to which inContact would be acquired by Parent.

•	a proposal to postpone or adjourn the inContact special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal; and

•	a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

If inContact’s stockholders approve the merger agreement and the merger is completed, inContact will become a wholly owned indirect subsidiary of Parent, and you will be entitled to receive $14.00 in cash, without interest, for each share of our common stock that you own (excluding common stock subject to forfeiture restrictions), unless you have properly exercised your appraisal rights with respect to such shares.

On May 17, 2016, our Board of Directors unanimously (i) determined that the merger and merger agreement, and the transaction contemplated by the merger agreement, are fair to and in the best interests of inContact and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) recommended approval and adoption of the merger agreement and the merger by our stockholders. Our Board of Directors recommends that you vote (i) “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, (ii) “FOR” the proposal to approve one or more postponements or adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by inContact to its named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Appendix A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about inContact from documents we file with the Securities and Exchange Commission from time to time.

YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you expect to attend the special meeting in person, please sign and return the enclosed proxy card, or grant a proxy electronically over the Internet or by telephone as instructed in these materials. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. The failure to vote will have exactly the same effect as voting against the approval of the merger agreement.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the approval of the merger agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000, New York, NY 10017-6219

888.557.7699 (toll free)

On behalf of the Board of Directors,

Paul Jarman

Chief Executive Officer

The merger and the transactions contemplated by the merger agreement have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission. Neither the U.S. Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or the transactions contemplated by the merger agreement or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated July 12, 2016 and is first being mailed to stockholders on or about July 12, 2016.

inContact, Inc.

75 West Towne Ridge Parkway, Tower 1

Salt Lake City, UT 84070

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held August 11, 2016

A special meeting of stockholders of inContact, Inc., a Delaware corporation (“inContact” or the “Company”), will be held at our corporate headquarters located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, on August 11, 2016, at 10:00 a.m. local time, to consider and act upon the following matters:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 17, 2016 entered into by and among inContact, NICE-Systems Ltd., a company organized under the laws of the State of Israel (“Parent”) and Victory Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), as it may be amended from time to time. Pursuant to the merger agreement, Merger Subsidiary will be merged with and into inContact, with inContact surviving the merger and becoming a wholly owned indirect subsidiary of Parent. Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the completion of the merger, other than shares subject to forfeiture restrictions and other than shares held by a stockholder who perfects appraisal rights in accordance with Delaware law, will automatically be cancelled and converted into the right to receive $14.00 in cash, without interest. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement;

2.	To approve the postponement or adjournment of the special meeting, if necessary or appropriate, for, among other reasons, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of the special meeting to approve such proposal; and

3.	To consider and vote on the proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable contemplated by the merger agreement.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to adopt the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the proposal to approve one or more postponements or adjournments of the special meeting. The affirmative vote of a majority of the shares of our common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon is required to approve the proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable to in Contact’s named executive officers in connection with the merger (as described in “The Merger – Interests of the Directors and Executive Officers in the Merger May Differ From Your Interests – Golden Parachute Compensation”), and the agreements and understandings pursuant to which such compensation may be paid or become payable. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to attend the special meeting in person will not have any effect on the postponement or adjournment proposal or the proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable to

inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, however, if you attend the special meeting in person and fail to vote in person by ballot, that will be treated as an abstention. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, the postponement or adjournment proposal and the proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable by inContact to its named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. If you hold your shares in “street name,” and fail to instruct your broker, bank or other nominee on how to vote, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the postponement or adjournment proposal or the proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Only stockholders of record as of the close of business on July 5, 2016, are entitled to notice of the special meeting and to vote at the special meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

Stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of inContact common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized herein and reproduced in their entirety in Appendix C to the accompanying proxy statement.

The Board of Directors recommends that you vote (i) “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, (ii) “FOR” the proposal to approve one or more postponements or adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and (iii) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

By Order of the Board of Directors,

Salt Lake City, Utah	Paul Jarman
Dated: July 12, 2016	Chief Executive Officer

i

ii

SUMMARY

This summary highlights selected information from this proxy statement with respect to the special meeting and the merger, and it may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its appendices and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.”

In this proxy statement, the terms “we,” “us,” “our,” “inContact” and “the Company” refer to inContact, Inc. and our subsidiaries. We refer to NICE-Systems Ltd. as “Parent” and Victory Merger Sub Inc. as “Merger Subsidiary.” We refer to Jefferies LLC as “Jefferies.” We refer to the Agreement and Plan of Merger, dated as of May 17, 2016, by and among inContact, Parent and Merger Subsidiary as the “merger agreement.”

•	Parties to the Merger

inContact. inContact is a Delaware corporation headquartered in Salt Lake City, Utah. We provide cloud contact center software solutions through our inContact® Customer Interaction Cloud, an advanced contact handling and performance management software application. Our services also provide a variety of connectivity options for carrying inbound calls and linking agents to our inContact applications. We provide customers the ability to monitor agent effectiveness through our user survey tools and the ability to efficiently monitor their agent needs. We are also an aggregator and provider of network connectivity services. We contract with a number of third party providers for the right to resell the various telecommunication services and products they provide, and then offer all of these services to the customers. These services and products allow customers to buy only the network connectivity services they need, combine those services in a customized enhanced contact center package, receive one bill for those services, and call a single point of contact if a service problem or billing issue arises.

Parent and Merger Subsidiary. Parent is a company organized under the laws of the State of Israel. Parent provides enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics of structured and unstructured data. Parent’s solutions help the world’s largest organizations deliver better customer service, ensure compliance, combat fraud and safeguard citizens. Over 25,000 organizations in more than 150 countries, including over 80 of the Fortune 100 companies, are using Parent’s solutions. Merger Subsidiary is a Delaware corporation and a wholly owned indirect subsidiary of Parent formed for purposes of the merger.

•	The Special Meeting

A special meeting of our stockholders will be held on August 11, 2016, at 10:00 a.m. local time, at our corporate headquarters located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070. The purpose of the special meeting is for our stockholders to consider and vote upon (i) a proposal to adopt and approve the merger agreement among inContact, Parent and Merger Subsidiary, (ii) a proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of such adjournment to approve such proposal; and (iii) a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to inContact’s named executive officers in connection with the merger, and related agreements (as described in “The Merger – Interests of the Directors and Executive Officers in the Merger May Differ From Your Interests – Golden Parachute Compensation”). You are entitled to notice of and to vote at the special meeting if you owned shares of our outstanding common stock at the close of business on July 5, 2016, the record date for the special meeting. A quorum is required for stockholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. The affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date for stockholders entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon is required to approve the proposal to approve one or more postponements or adjournments of the special meeting and the proposal to on an advisory (non-binding) basis, compensation that will or may become payable by inContact to its named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. You will have one vote for each share of common stock you owned at the close of business on the record date. As of the record date, there were 62,513,387 shares of our common stock outstanding and entitled to be voted at the special meeting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank, or other nominee on how to vote your shares using the instructions provided by your broker, bank, or other nominee. If you do not instruct your broker, bank, or other nominee to vote your shares, your shares will not be voted at the special meeting and will count as a vote “AGAINST” the adoption of the merger agreement. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise inContact’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker, bank, or other nominee to vote your shares, you must follow the directions provided by your broker, bank, or other nominee to change those instructions

•	The Merger

We are asking our stockholders to consider and vote upon a proposal to approve the merger agreement which provides for the acquisition of inContact by Parent. The Board of Directors is providing this proxy statement and the accompanying form of proxy to holders of inContact common stock in connection with the solicitation of proxies for use at the special meeting of stockholders to approve the merger.

The full text of the merger agreement is attached as Appendix A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety. If the merger is approved by our stockholders and the transaction closes as contemplated, inContact will become a wholly owned indirect subsidiary of Parent, and you will be entitled to receive $14.00 cash, without interest and less any required tax withholding, for each share of our common stock that you own, and:

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on the NASDAQ Capital Market; and

•	we may no longer be required to file periodic and other reports with the SEC.

•	Reasons for the Merger

Our Board of Directors considered a number of factors in making its determination that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of inContact and its stockholders, including the following:

•	the merger consideration will be paid in cash providing certainty, immediate value and liquidity to inContact’s stockholders and that a price of $14.00 per share in cash represents a premium of approximately 49% to the closing price of inContact’s common stock on the last full trading day prior to our Board of Director’s decision to approve the merger agreement;

•	inContact’s prospects as an independent company, and our Board of Directors’ determination that Parent’s all-cash proposal represented near-term, substantially higher value and certainty to inContact’s stockholders relative to inContact’s prospects as a stand-alone company;

•	the sale process conducted prior to the signing of the merger agreement, the fact that $14.00 per share was the highest value that was available to inContact at the time, and that there was no assurance that a more favorable opportunity would arise later;

•	the terms of the merger agreement, including inContact’s ability to respond to and accept a superior proposal under certain circumstances and the agreement’s termination provisions;

•	the closing conditions included in the merger agreement, including the absence of any financing-related closing condition, and the likelihood that the merger would be completed; and

•	the oral opinion of Jefferies, subsequently confirmed in writing, to our Board of Directors (in its capacity as such) that, as of May 17, 2016, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Jefferies as set forth in the written opinion, the consideration to be received by the holders of shares of inContact’s common stock (other than inContact, Parent and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of the written opinion is attached to this proxy statement as Appendix B and is incorporated by reference in this proxy statement in its entirety. The opinion of Jefferies is more fully described below in the subsection entitled “The Merger – Opinion of inContact’s Financial Advisor”.

Our Board of Directors also identified and considered a number of countervailing factors and risks to inContact and its stockholders relating to the merger and the merger agreement, including the following:

•	the possibility that the merger may not be completed and the potential adverse consequences to inContact as a result;

•	the fact that inContact’s stockholders will not participate in any future earnings or growth of inContact as an independent company and will not benefit from any future appreciation in the value of inContact;

•	limitations on the conduct of inContact’s business prior to closing imposed by the interim operating covenants of the merger agreement;

•	the potential negative impact of the announcement and pendency of the merger on inContact’s operations, employee retention, and relationships with distributors, customers, and suppliers;

•	the risk that the merger may not receive required government approvals, that a governmental authority may prohibit the transactions contemplated by the merger agreement, or that other conditions to the parties’ obligations to complete the merger will not be satisfied;

•	the fact that the merger will be a taxable transaction to inContact’s stockholders; and

•	interests of inContact’s directors and executive officers that are different from, or are in addition to, the interests of inContact’s stockholders generally. For more information see “The Merger Agreement – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests”.

•	Recommendation of the Board of Directors

Our Board of Directors believes that the terms of the merger are fair to and in the best interests of the Company and our stockholders, has approved and declared advisable the merger agreement and the transactions contemplated thereby and has recommended approval and adoption of the merger agreement and the merger by our stockholders. Our Board recommends that you vote “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve one or more postponements or adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

•	Opinion of inContact’s Financial Advisor

On November 23, 2015, we retained Jefferies to act as our financial advisor in connection with a possible business transaction involving inContact. In connection with this engagement, our Board of Directors requested that Jefferies evaluate the fairness, from a financial point of view, to the holders of inContact common stock (other than inContact, Parent and their respective affiliates) of the merger consideration of $14.00 in cash per share of inContact common stock. At a meeting of our Board of Directors held May 17, 2016, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated May 17, 2016, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken as set forth therein, the merger consideration of $14.00 in cash per share of inContact common stock to be received by holders of shares of inContact common stock (other than inContact, Parent and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption, “Opinion of inContact’s Financial Advisor.”

The full text of the written opinion of Jefferies, dated May 17, 2016, is attached hereto as Appendix B. Jefferies’ opinion sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to our Board of Directors (in its capacity as such) and addresses only the fairness, from a financial point of view, of the merger consideration of $14.00 in cash per share of inContact common stock to be received by holders of inContact common stock (other than inContact, Parent and their respective affiliates) pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of inContact common stock should vote or act with respect to the merger or any matter related thereto. The summary of the opinion of Jefferies set forth in the section of this Proxy Statement entitled “The Merger – Opinion of inContact’s Financial Advisor” is qualified in its entirety by reference to the full text of the opinion.

•	Treatment of Equity Awards

Stock Options. In the merger, all outstanding vested stock options will be cancelled and converted into the right to receive, in cash, the excess, if any, of $14.00 over the applicable per share exercise price for each share of stock underlying a vested stock option, less any required tax withholding. All outstanding unvested stock options will be cancelled and converted into an option to purchase a number of American Depositary Shares which represent ordinary shares of Parent (“Parent ADSs”), calculated by multiplying the number of shares underlying the unvested stock option by an equity award exchange ratio based on the average closing price of Parent ADSs for the ten trading days immediately preceding the closing date for the merger (the “Equity Award Exchange Ratio”).

RSUs. In the merger, all outstanding vested restricted stock units (“RSUs”) will be cancelled and converted into the right to receive, in cash, $14.00, less any required tax withholding, for each share of our common stock subject to such vested RSU. All outstanding unvested RSUs will be cancelled and converted into an RSU with respect to a number of Parent ADSs, calculated by multiplying the number of shares underlying the unvested RSU by the Equity Award Exchange Ratio.

Restricted Shares. In the merger, all unvested shares of restricted stock will be cancelled and converted into a number of restricted Parent ADSs, calculated by multiplying the number of unvested restricted shares by the Equity Award Exchange Ratio.

Employee Stock Purchase Plan. Under our 2005 Employee Stock Purchase Plan, no new offering periods have commenced or will commence following completion of the offering period in progress as of the date of the merger agreement. The most recent offering period terminated in accordance with the terms of our 2005 Employee Stock Purchase Plan on June 30, 2016. Upon termination of the most recent offering period, each then outstanding option under our 2005 Employee Stock Purchase Plan was exercised automatically. We will terminate our 2005 Employee Stock Purchase Plan as of immediately prior to the effective time of the merger.

•	Debt Financing

Prior to entering into the merger agreement, Parent entered into debt commitment letters with certain financial institutions pursuant to which Parent would be provided debt financing on the terms and conditions set forth in the debt commitment letters, the proceeds of which, among other uses, will be used by Parent to fund all or a portion of the merger consideration. The merger agreement provides, however, that obtaining such debt financing is not a condition to close.

•	Interests of Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors that you vote in favor of the proposal to approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of inContact and our stockholders generally. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger agreement, the merger and the related transactions. These interests include, but are not limited to, the receipt of Parent equity compensation awards and potential severance benefits in the event of employment termination on or following the consummation of the merger pursuant to retention agreements entered into in connection with the merger agreement, and continuation of indemnification rights and coverage under our directors’ and officers’ liability insurance policies. inContact stockholders should be aware of these interests when considering the Board of Directors’ recommendation to approve the merger agreement.

•	Material U.S. Federal Income Tax Consequences

In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined under “The Merger – Material U.S. Federal Income Tax Consequences”). If you are a U.S. Holder, for U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. If you are a Non-U.S. Holder (as defined under “The Merger – Material U.S. Federal Income Tax Consequences”), you will generally not be subject to U.S. federal income tax with respect to the exchange of our common stock for cash in the merger unless you have certain connections with the United States. The tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to fully understand how the merger will affect you.

•	Delisting and Deregistration of our Common Stock

If the merger is completed, inContact common stock will be delisted from the NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of our common stock.

•	Governmental and Regulatory Approvals

Under the merger agreement, the merger cannot be completed until (i) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), has expired or been terminated, (ii) approval has been obtained from the Committee on Foreign Investment in the United States (“CFIUS”) and (iii) approvals have been obtained from the Federal Communications Commission (“FCC”) and certain state authorities in connection with the transfer of entities holding certain telecommunications licenses in the merger. inContact and Parent filed their joint domestic and international 214 transfer of control applications with the FCC on May 31, 2016, and an amended FCC application on July 8, 2016, and their respective HSR Act notifications on June 2, 2016. On June 22, 2016, the Premerger Notification Office of the U.S. Federal Trade Commission advised inContact that early termination had been granted of the mandatory waiting period under the HSR Act with respect to the merger. The Company and Parent have filed a joint voluntary notice with CFIUS and transfer of control applications with various state communications regulatory authorities.

•	Legal Proceedings

On June 10, 2016, a complaint captioned Natalie Gordon v. inContact, Inc., et al., Case No. 160903695 was filed in the Third Judicial District Court of Salt Lake County, State of Utah naming as defendants inContact and its Board of Directors (the “Gordon Action”). Plaintiff filed an amended complaint in the Gordon Action on July 1, 2016. On July 5, 2016, a complaint captioned David Stern v. inContact, Inc., et al., Case No. 160904200 was filed in the Third Judicial District Court of Salt Lake County, State of Utah naming as defendants inContact and its Board of Directors (the “Stern Action”). The Stern and Gordon Actions purport to be class actions brought by shareholders alleging that inContact’s Board of Directors breached their fiduciary duties by approving the merger agreement. The complaints seek, among other things, either to enjoin the proposed transaction or to rescind the transaction in the event it is consummated. On July 6, 2016, plaintiffs in the Gordon Action and the Stern Action filed motions to consolidate the actions, appoint lead plaintiff and counsel, and expedite discovery, all of which remain pending. The defendants believe the litigation is entirely without merit and intend to defend it vigorously.

On July 8, 2016, a complaint captioned Andre Davis v. inContact. Inc., et al., Case No. 160904272 was filed in the Third Judicial District Court of Salt Lake County, State of Utah naming as defendants inContact, its Board of Directors, Parent and Merger Subsidiary (the “Davis Action”). The Davis Action purports to be a class action brought by shareholders alleging that inContact’s Board of Directors breached their fiduciary duties by approving the merger agreement and that inContact, Parent and Merger Subsidiary aided and abetted those alleged breaches. The complaint seeks, among other things, either to enjoin the proposed transaction or to rescind the transaction in the event it is consummated. The defendants believe the litigation is entirely without merit and intend to defend it vigorously.

•	Anticipated Closing of the Merger

We intend to complete the closing of the merger promptly after all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger agreement by our stockholders. We currently expect the merger to be completed in the second half of 2016, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed.

•	No Solicitation of an Acquisition Proposal

We have agreed in the merger agreement, between the date of the merger agreement and the effective time, to certain limitations on our ability to take action with respect to alternative acquisition transactions. Notwithstanding these limitations, the merger agreement provides that, at any time prior to obtaining the requisite stockholder vote for approval of the merger with Parent, we may consider and discuss a superior acquisition proposal with a third party or an acquisition proposal that our Board determines in good faith would reasonably likely lead to a superior proposal, subject to the limitations and conditions set forth in the merger agreement and as further detailed in “The Merger Agreement – No Solicitation of an Acquisition Proposal” below. If we do so, we must notify Parent and provide the details of the superior acquisition proposal.

•	Termination Fees

If the merger agreement is terminated in certain instances, we are obligated to pay to Parent a termination fee of $34,140,000. More information can be found in “The Merger Agreement – Termination Fees” below.

•	Appraisal Rights

If the merger is consummated, inContact stockholders who do not vote in favor of the adoption and approval of the merger agreement and who properly demand appraisal of their shares of inContact’s common stock will be entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law (“Section 262”). See also Appendix C – Section 262 of the Delaware General Corporation Law (Appraisal Rights).

•	Additional Information

You can find more information about inContact in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information.”

INCONTACT, INC.

PROXY STATEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Who is soliciting my proxy?

A:	The Board of Directors of inContact.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting of stockholders of inContact will be held at our corporate offices located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, on August 11, 2016 at 10:00 a.m. local time.

Q:	What am I voting on?

A:	You are voting on the following three proposals:

1. To approve the merger agreement, pursuant to which Merger Subsidiary will be merged with and into inContact, with inContact surviving as a wholly owned indirect subsidiary of Parent.

2. To approve the postponement or adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement;

3. To consider and vote on the proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable contemplated by the merger agreement (as described in “The Merger – Interests of the Directors and Executive Officers in the Merger May Differ From Your Interests – Golden Parachute Compensation”).

Q:	How does inContact’s Board of Directors recommend that I vote?

A:	On May 17, 2016, our Board of Directors unanimously (i) determined that the merger and merger agreement, and the transaction contemplated by the merger agreement, are fair to and in the best interests of the Company and our stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) recommended approval and adoption of the merger agreement and the merger by our stockholders. Our Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve one or more postponements or adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Q:	What will I receive in the merger?

A:

Upon completion of the merger, you will receive $14.00 in cash, without interest and less any required tax withholding, for each share of our common stock that you own. For example, if you own 1,000 shares of our common stock, you will receive $14,000.00 in cash in exchange for your shares of common stock, less any required tax withholding. You will not own any shares in the surviving corporation.

Q:	Who can vote at the special meeting?

A:	All stockholders of record at the close of business on July 5, 2016, the record date for the special meeting, will be entitled to notice of and to vote at the special meeting. If on that date, your shares were registered directly in your name with our transfer agent, Interwest Transfer Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, if your shares are held in street name, you are not the stockholder of record, and you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy from your broker or other agent. As of the close of business on the record date, 62,513,387 shares of our common stock were outstanding.

Q:	What constitutes a quorum for the meeting?

A:	A quorum is required for stockholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. On the record date, there were 62,513,387 shares of our common stock outstanding. Shares present, in person or by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal, and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a customer’s shares on non-routine matters such as the merger proposal) on any proposal will be considered present at the meeting and entitled to vote for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately. In the event that a quorum is not present at the special meeting, we expect that the meeting will be postponed or adjourned to solicit additional proxies, and the persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting; however, no proxy voted against approval of the merger agreement will be voted in favor of any postponement or adjournment of the special meeting to solicit proxies relating to the merger.

Q:	How many votes do I have and how are votes counted?

A:	Each share of our common stock is entitled to one vote on matters brought before the special meeting. If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of common stock will be voted “FOR” the approval of the merger agreement, the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies, and the advisory vote on named executive officer compensation.

Q:	My shares are held in the “street name.” Will my broker vote my shares?

A:	If you hold your shares in “street name,” you should have received a vote instruction form with these proxy materials from your broker, bank or other agent rather than from inContact. Simply complete and return the vote instruction form to your broker or other agent to ensure your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the special meeting, you must obtain a valid legal proxy from your broker, bank or other agent. Follow the instructions from your broker or agent included with these proxy materials, or contact your broker or agent to request a legal proxy form.

Your broker or nominee will not be permitted to exercise voting discretion with respect to the proposal to approve the merger agreement. If you do not give your broker or nominee specific instructions on such matter, your shares will not be voted. Shares of common stock represented by “broker non-votes” will, however, be counted in determining whether there is a quorum.

Q:	What is a “broker non-vote”?

A:	Under NASDAQ rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares held of record by banks, brokerage firms or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. A “broker non-vote” occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Because none of the proposals to be voted on at the special meeting are routine matters for which brokers may have discretionary authority to vote, we do not expect there to be any broker non-votes.

Q:	Will my shares held in “street name” or another form of ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	How are “ABSTAIN” votes counted?

A:	If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement. If you attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if you voted “AGAINST” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “AGAINST” the proposal to approve on an advisory (non-binding) basis, the compensation that will or may become payable to inContact’s named executive officers in connection with the merger.

Q:	What vote is required to approve the merger, postponement or adjournment of the special meeting and the proposal to approve on an advisory (non-binding) basis compensation that will or may become payable to inContact’s named executive officers in connection with the merger?

A.

The affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date for stockholders entitled to vote at the special meeting is required to approve the merger agreement. As of the close of business on the record date, there were 62,513,387 shares of our common stock outstanding. This means that under Delaware law, 31,256,694 shares or more must vote in the affirmative to approve the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the proposal to approve on an advisory (non-binding) basis, by compensation that will or may become payable to inContact’s named executive officers in connection with the merger.

Q:	What happens if I do not vote on the merger?

A:	BECAUSE THE VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT IS BASED ON THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK OUTSTANDING ON THE RECORD DATE, AND NOT JUST THE SHARES THAT ARE ENTITLED TO VOTE OR ACTUALLY VOTED AT THE SPECIAL MEETING, IF YOU DO NOT VOTE (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE AND DO NOT RETURN YOUR VOTE INSTRUCTIONS TO THE BROKER OR OTHER NOMINEE), IT WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of our common stock upon completion of the merger, unless you properly exercise your appraisal rights. Please see also the section entitled “Appraisal Rights” and Appendix C – Section 262 of the Delaware General Corporation Law (Appraisal Rights).

Q:	Why am I being asked to consider and vote on a proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable to inContact’s named executive officers in connection with the merger?

A:	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q:	What will happen if inContact’s stockholders do not approve the golden parachute compensation?

A:	Approval of the compensation that may be paid or become payable to inContact’s named executive officers that is based on or otherwise relates to the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on inContact or the surviving corporation in the merger. Because the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

Q:	When should I send in my stock certificates?

A:	After the special meeting, if the merger is completed and you are a stockholder of record, you will receive a letter of transmittal and other documents to complete and return to the disbursing agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the exchange agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing. You should NOT send your stock certificates until requested to do so.

Q:	When can I expect to receive the merger consideration for my shares?

A:

Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the exchange agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the disbursing agent, the disbursing agent will send you a check for the merger consideration.

Q:	I do not know where my stock certificate is – how will I get my cash?

A:	The materials the exchange agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to the surviving corporation in order to cover any potential loss.

Q:	Will stockholders have appraisal rights?

A:	Yes. Under Delaware law, which is our state of incorporation, any stockholder who does not vote in favor of the merger and remains a holder of inContact common stock at the effective time of the merger may, by complying with the procedures set forth in Section 262 of the Delaware General Corporation Law and sending us a written demand for appraisal before the vote is taken on the merger agreement, be entitled to seek appraisal of the fair value of their shares. Appraisal rights are contingent upon consummation of the merger. See Appendix C for more information.

Q:	What should I do now – how do I vote?

A:	Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed return envelope as soon as possible. If your shares are held in street name, you may also vote electronically on the internet or by telephone as instructed in the materials. You should indicate your vote now even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the special meeting, and will ensure that your shares are voted if you later find you cannot attend the special meeting. IF YOU DO NOT VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote in one of three ways at any time before your proxy is voted at the special meeting, by (i) revoking your proxy by written notice to our Corporate Secretary stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card bearing a later date, or (iii) attending the special meeting and voting in person. Simply attending the meeting will not, by itself, revoke your proxy. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote in person at the special meeting.

Q:	What are the consequences of the merger to members of our management and Board of Directors?

A:

Each of our executive officers executed a retention agreement with Parent (see “Interests of Directors and Executive Officers in the Merger May Differ From Your Interests – Retention Agreements” below for additional information about these agreements). Our current Board of Directors, however, will be replaced by a new board of directors to be nominated by Parent following the merger. Like all other holders of shares of our common stock, our directors and executive officers will be entitled to receive $14.00 per share in cash for each of their shares of our common stock. All stock options, RSUs and unvested restricted stock held by our executive officers and directors (like all other options, RSUs and unvested restricted stock held by our employees) will be cancelled at the effective time of the merger and holders will be entitled to receive either $14.00 per share less tax withholding, in cash, or options, RSUs or restricted shares, in each case with respect to Parent ADSs, depending on whether or not the original awards are vested or unvested.

Q:	Whom should I contact with questions?

A:	If you have any questions regarding the merger proposal, you may contact Daniel Lloyd, our General Counsel, at inContact, Inc., 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, or call (801) 320-3200. If you need additional copies of this proxy statement or the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor, The Proxy Advisory Group, LLC by telephone (toll free) at 888.557.7699.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements include statements regarding our plans, goals, strategies, intent, beliefs or current expectations. Sentences in this document containing verbs such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.) constitute forward-looking statements that involve risks and uncertainties. Items contemplating or making assumptions about actual or potential future business plans, sales, market size, collaborations, trends or operating results, or benefits of the business combination transaction also constitute such forward-looking statements. These statements are expressed in good faith and are based upon reasonable assumptions when made, but there can be no assurance that these expectations will be achieved or accomplished. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date we made the statement. We do not undertake to update the disclosures contained in this document or reflect events or circumstances that occur subsequently or the occurrence of unanticipated events, except as required by law. There are a number of risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. For example, the merger may involve unexpected costs, our business may suffer as a result of uncertainty surrounding the merger, and the acquisition may not be completed in the time frame expected by the parties or at all. Certain other risks associated with our business are discussed from time to time in the reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Reports on Form 10-Q. In addition to the other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our financial performance through the completion of the merger;

•	satisfaction of the closing conditions set forth in the merger agreement, including among others, (i) receipt of the required stockholder approval, (ii) the absence of any change, circumstance, condition, state of facts, events or effect that constitutes a material adverse effect (as further described in the merger agreement), or (iii) receipt of the necessary regulatory approvals required to permit the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	diversion of management’s attention from ongoing business concerns during the pendency of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger, including the risk that the merger agreement may be terminated in circumstances (which include in the event the merger agreement is not approved by our stockholders) that would require us to pay Parent a termination fee of $34,140,000, the payment of which could cause significant liquidity and long-term financial viability issues for inContact;

•	the effect of the announcement of the merger on our customer and employee relationships, operating plans and results and our business generally, including the risk that we may experience a decline in sales and employee retention;

•	business uncertainty and contractual restrictions during the pendency of the merger;

•	competitive pressures and the general economic conditions; and

•	the volatility of the stock market, our stock price and interest rates.

PARTIES TO THE MERGER

inContact, Inc.

inContact is a Delaware corporation headquartered in Salt Lake City, Utah. We provide cloud contact center software solutions through our inContact® Customer Interaction Cloud, an advanced contact handling and performance management software application. Our services also provide a variety of connectivity options for carrying inbound calls and linking agents to our inContact applications. We provide customers the ability to monitor agent effectiveness through our user survey tools and the ability to efficiently monitor their agent needs. We are also an aggregator and provider of network connectivity services. We contract with a number of third party providers for the right to resell the various telecommunication services and products they provide, and then offer all of these services to the customers. These services and products allow customers to buy only the network connectivity services they need, combine those services in a customized enhanced contact center package, receive one bill for those services, and call a single point of contact if a service problem or billing issue arises. We were incorporated in Utah in 1995 and later redomiciled in Delaware in 1999, we employ approximately 1,111 people worldwide, and our internet address is www.inContact.com. Information included on our website is not incorporated by reference into this proxy statement.

inContact’s principal executive offices are located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070. inContact’s telephone number is (801) 320-3200.

NICE-Systems Ltd.

Parent is a company organized under the laws of the State of Israel. Parent provides enterprise software solutions that empower organizations to make smarter decisions based on advanced analytics of structured and unstructured data. Parent’s solutions help the world’s largest organizations deliver better customer service, ensure compliance, combat fraud and safeguard citizens. Over 25,000 organizations in more than 150 countries, including over 80 of the Fortune 100 companies, are using Parent’s solutions. Parent employs approximately 3,316 people worldwide, and its internet address is www.nice.com. Information included on Parent’s website is not incorporated by reference into this proxy statement.

Parent’s principal executive offices are located at 13 Zarchin Street, P.O. Box 690, 4310602 Ra’anana, Israel. Parent’s telephone number is +972-9-7753151.

Victory Merger Sub Inc.

Merger Subsidiary is a Delaware corporation and a wholly-owned indirect subsidiary of Parent. Merger Subsidiary was formed solely for purpose of facilitating Parent’s acquisition of inContact and has not engaged in any operations other than in connection with its formation and the negotiation and execution of the merger agreement. Merger Subsidiary’s principal executive offices and telephone number are the same as those of Parent.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at a special meeting of stockholders to be held on August 11, 2016, at 10:00 a.m. local time, at our corporate headquarters located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070.

The purpose of the special meeting is for our stockholders to consider and vote upon:

(i)	a proposal to adopt and approve the merger agreement dated as of May 17, 2016, by and among inContact, Parent and Merger Subsidiary and the transactions contemplated thereby;

(ii)	a proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal; and

(iii)	a proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

A copy of the merger agreement is attached to this proxy statement as Appendix A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, stockholders are also being asked to vote upon a proposal to postpone or adjourn the special meeting, if necessary, to solicit additional proxies. Stockholders are also being asked to approve on an advisory (non-binding) basis, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the related agreements (as described in “The Merger – Interests of the Directors and Executive Officers in the Merger May Differ From Your Interests – Golden Parachute Compensation”). Our Board recommends that you vote “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, “FOR” the proposal to approve one or more postponements or adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Record Date and Quorum

You are entitled to notice of and to vote at the special meeting if you owned shares of our outstanding common stock at the close of business on July 5, 2016, the record date for the special meeting. As of the record date, there were 62,513,387 shares of our common stock outstanding and entitled to be voted at the special meeting.

A quorum is required for stockholders to conduct business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. Shares present, in person or by proxy, including shares abstaining and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a customer’s shares on non-routine matters such as proposals included herein) on any proposal will be considered present at the meeting for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately. In the event that a quorum is not present at the special meeting, we expect that the meeting will be postponed or adjourned to solicit additional proxies, and the persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting; however, no proxy voted against approval of the merger agreement will be voted in favor of any postponement or adjournment of the special meeting to solicit proxies relating to the merger.

Who Can Vote at the Special Meeting

If on the record date, your shares were registered directly in your name with our transfer agent, Interwest Transfer Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner of shares held in street name, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, if you hold your shares in street name, you are not the stockholder of record, and you may not vote your shares in person at the meeting unless you request and obtain a valid legal proxy from your broker or other agent.

Vote Required

The affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date for stockholders entitled to vote at the special meeting is required to approve the merger agreement. As of the close of business on the record date, there were 62,513,387 shares of our common stock outstanding. This means that under Delaware law, 31,256,694 shares or more must vote in the affirmative to approve the merger agreement. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the postponement or adjournment of the special meeting, if necessary, to solicit additional proxies. The affirmative vote of a majority of our shares of common stock represented at the special meeting, either in person or by proxy, and entitled to vote thereon, is required to approve the proposal to approve on an advisory (non-binding) basis, by compensation that will or may become payable to inContact’s named executive officers in connection with the merger.

BECAUSE THE VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT IS BASED ON THE TOTAL NUMBER OF SHARES OF OUR COMMON STOCK OUTSTANDING ON THE RECORD DATE, AND NOT JUST THE SHARES THAT ARE ENTITLED TO VOTE OR ACTUALLY VOTED AT THE SPECIAL MEETING, IF YOU DO NOT VOTE (INCLUDING IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE), IT WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE “AGAINST” THE APPROVAL OF THE MERGER AGREEMENT.

If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement. If you attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if you voted “AGAINST” any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “AGAINST” the proposal to approve on an advisory (non-binding) basis, the compensation that will or may become payable to inContact’s named executive officers in connection with the merger.

If you hold your shares in “street name,” and fail to instruct your broker, bank or other nominee on how to vote your shares, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the postponement or adjournment proposal or the proposal to approve on an advisory (non-binding) basis, compensation that will or may become payable by inContact to its named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Any stockholder who does not vote in favor of the merger and remains a holder of inContact common stock at the effective time of the merger may, by complying with the procedures set forth in Section 262 of the Delaware General Corporation Law and sending us a written demand for appraisal, be entitled to seek appraisal of the fair value of their shares. Appraisal rights are contingent upon consummation of the merger. Please see the section entitled “Appraisal Rights” in this proxy statement, and Appendix C – Section 262 of the Delaware General Corporation Law (Appraisal Rights).

How You Can Vote

If you hold your shares in record name, you may sign, date and mail your proxy card in the enclosed return envelope. IF YOU DO NOT VOTE, THIS WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

If your shares are held in street name, you should have received a vote instruction form with these proxy materials from your broker, bank or other agent rather than from inContact. Simply complete and return the vote instruction form to your broker or other agent to ensure that your vote is counted. You may also vote electronically on the internet or by telephone as instructed by your broker or other agent. YOUR BROKER OR NOMINEE WILL NOT BE PERMITTED TO EXERCISE VOTING DISCRETION WITH RESPECT TO THE PROPOSALS. IF YOU DO NOT GIVE YOUR BROKER OR NOMINEE SPECIFIC INSTRUCTIONS TO VOTE, YOUR SHARES WILL NOT BE VOTED.

Your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of our common stock will be voted “FOR” the adoption of the merger agreement, the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, and the approval on an advisory (non-binding) basis, of the compensation that will or may become payable to inContact’s named executive officers in connection with the merger.

You should indicate your vote now even if you expect to attend the special meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the special meeting, and will ensure that your shares are voted if you later find you cannot attend the special meeting. If your shares are held in street name and you wish to vote in person at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or agent included with these proxy materials, or contact your broker or agent to request a proxy form.

Stock Ownership and Interests of Certain Persons

As of July 5, 2016, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 3,700,536 shares of our common stock, representing approximately 5.9% of the shares of our common stock outstanding on July 5, 2016. Our directors and executive officers have informed us that they currently intend to vote (1) “FOR” the proposal to adopt the merger agreement and thereby approve the transactions contemplated by the merger agreement, including the merger, (2) “FOR” the proposal to approve one or more postponements or adjournments of the special meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Certain members of our management and Board of Directors have interests that are different from or in addition to those of stockholders generally. Please see the section entitled “The Merger – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.”

How You May Revoke or Change Your Vote

You can change your vote in one of three ways at any time before your proxy is voted at the special meeting, by (i) revoking your proxy by written notice to our Corporate Secretary stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card bearing a later date, or (iii) attending the special meeting and voting in person. Simply attending the meeting will not, by itself, revoke your proxy. If your shares are held in the name of a broker, bank, dealer or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote in person at the special meeting.

Proxy Solicitation

We will pay for the cost of soliciting proxies and may reimburse brokerage firms and others for their expenses in forwarding solicitation material to beneficial owners. Solicitation will be made primarily through the use of the mail but our officers, directors and employees may, without additional compensation, solicit proxies personally by telephone, mail or the internet, by fax or in person. We have retained The Proxy Advisory Group, LLC to assist us in soliciting proxies using the means referred to above. We will pay the fees of The Proxy Advisory Group, LLC, which we expect to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

Adjournments

We are asking our stockholders to consider and vote upon a proposal to approve the postponement or adjournment of the special meeting, if necessary, for the purpose, among others, of soliciting additional proxies in the event that a quorum is not present or there are not sufficient votes at the time of the special meeting to approve the merger agreement. You should note that the meeting could be successively postponed or adjourned to a specified date, if necessary. If the special meeting is postponed or adjourned for any reason, including for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting, including for the purpose to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any postponement or adjournments of the special meeting to solicit additional proxies relating to the merger.

THE MERGER

Background of the Merger

inContact’s Board of Directors, or the Board, together with management of inContact, periodically reviews and assesses inContact’s business plan and potential strategic opportunities available to inContact with the goal of maximizing stockholder value. As part of this ongoing process, the Board and management of inContact have periodically evaluated whether the continued execution of inContact’s strategy as a standalone company or the sale of inContact to, or a combination of inContact with, a third party offers the best avenue to maximize stockholder value.

In July 2014, inContact’s Chief Executive Officer and Parent’s Chief Executive Officer arranged and held an introductory lunch meeting and discussed generally various aspects of their respective company’s business and operations. In early November 2014, inContact’s Chief Executive Officer and Parent’s Chief Executive Officer had a follow-up phone conversation to arrange an in-person meeting with additional members of their respective management teams.

On November 25, 2014, Parent and inContact signed a confidentiality agreement.

On December 8, 2014, at Parent’s request, inContact’s management and Blake Fisher, a member of the Board, met with representatives of Parent in Salt Lake City, Utah to discuss inContact’s business and Parent’s interest in a potential transaction. At the meeting, Parent expressed their interest in a potential combination of the two companies, but discussions were general and no specific proposal was made. At the conclusion of the meeting, Parent was informed that inContact was not actively pursuing a potential sale transaction at that time, but that Parent’s interest would be discussed further with the Board. Parent informed the representatives of inContact that they would discuss internally and would contact inContact.

On January 27, 2015, the Board held a telephonic meeting, during which the December meeting with Parent was discussed. The Board determined that, in light of Parent’s indication of interest, inContact should be prepared to engage an investment banking firm if Parent or another party made an offer that would create substantial value for inContact’s stockholders. Over the course of the next few months, Mr. Fisher and members of inContact’s management contacted various investment banking firms and considered their proposals and fit for a company in inContact’s industry.

On October 20, 2015, the Chief Executive Officer of Parent held a telephonic meeting with the management of inContact to reinitiate discussions of a potential acquisition transaction. Management of inContact informed Parent that inContact was not actively pursuing a potential sale transaction at that time, but that Parent’s interest would be discussed with the Board.

On October 23, 2015, in light of the recent interest from Parent, inContact’s management contacted Jefferies about a possible engagement as inContact’s financial advisor in connection with a review of strategic alternatives to maximize stockholder value.

October 27, 2015 the Board held a telephonic meeting to discuss Parent’s recent interest in a potential acquisition of inContact.

On November 2, 2015, inContact’s Chief Executive Officer and Chief Financial Officer had a telephonic discussion with Parent’s Chief Executive Officer regarding Parent’s interest in a potential acquisition transaction. Parent’s Chief Executive Officer expressed Parent’s strong interest in an acquisition of inContact and confirmed that the proposed transaction had the support of Parent’s board of directors and that Parent could pay the ultimately agreed upon merger consideration in cash.

On November 18, 2015, inContact retained Pillsbury Winthrop Shaw Pittman LLP, or Pillsbury, to act as legal counsel in connection with the indication of interest received from Parent.

On November 20, 2015, the Board held a telephonic meeting to discuss the oral indication of interest received from Parent. The Board requested that representatives from Jefferies participate in the discussion because of Jefferies’ qualifications, expertise, reputation and knowledge of inContact’s business and affairs and because Jefferies was experienced and knowledgeable about inContact’s industry, strategic positioning, future prospects, and potential strategic and financial partners. The Board also noted the performance of Jefferies in connection with inContact’s offering of convertible notes earlier that year and that it had from time-to-time previously discussed with Jefferies, on an informal basis, the strategic landscape of inContact’s business. The representatives from Jefferies then reviewed with the Board current market conditions, trends and drivers of growth in the SaaS and telecommunications industries. The Board then reviewed the discussions held with other investment banking firms earlier that year, as well as the proposals received from some of those same firms. The Board discussed the status of inContact’s business and operations, its prospects and whether it was in the best interests of inContact and its stockholders to explore a potential sale of inContact at this time or to continue to pursue inContact’s long-term strategic plan. The Board determined that the current share price, which was $9.51 at the close of market on November 19, 2015, did not reflect inContact’s potential long-term value and that inContact was not actively pursuing a potential sale transaction at that time, and instructed management to convey this to Parent. After Jefferies left the meeting, the Board instructed management to formally engage Jefferies and to continue discussions with Parent in the event that Parent would make an offer that would provide substantial value to inContact’s stockholders.

On November 23, 2015, inContact entered into an engagement letter with Jefferies to act as its exclusive financial advisor in connection with a review of strategic alternatives to maximize stockholder value, including potential discussions with Parent.

On November 24, 2015, inContact’s Chief Executive Officer held a telephonic discussion with the Chief Executive Officer of Parent to convey that the Board believed the current share price was not reflective of inContact’s potential value and that they were not actively pursuing a sale transaction at this time. inContact’s management informed Parent that if it would like to proceed with further discussions, it should coordinate with Jefferies.

On November 25, 2015, representatives of Jefferies held a telephonic discussion with a representative of Parent, during which Parent indicated it would be interested in receiving additional diligence information and informed Jefferies that Parent had retained RBC as its financial advisor.

On December 4, 2015, RBC submitted preliminary legal and financial due diligence requests to Jefferies.

On December 6, 2015, Parent and inContact signed an amendment to the confidentiality agreement which included a mutual standstill for a period of 12 months.

On December 21, 2015, Parent contacted inContact’s management with follow up questions concerning the preliminary diligence materials that had been provided earlier that week.

On December 23, 2015, inContact provided preliminary diligence materials to Parent in response to its requests in advance of a meeting to be held in January 2016.

On December 29, 2015, RBC submitted a written request for additional preliminary diligence materials to Jefferies.

On January 7, 2016, inContact’s management provided responses to Parent’s preliminary due diligence questions and later that same day management of inContact and Parent had a telephone discussion regarding preliminary due diligence matters.

On January 8, 2016, RBC submitted a list of additional preliminary diligence questions to Jefferies.

On January 12, 2016, inContact’s management held a dinner with representatives of Parent to discuss a potential transaction.

On January 13, 2016, inContact’s management and Mr. Fisher attended an in-person meeting with Parent’s management and the Chairman of its board of directors, with Jefferies and RBC in attendance, at Jefferies’ offices in New York City. During the course of the meeting, inContact’s management answered Parent’s preliminary due diligence questions. At the conclusion of the meeting, Parent indicated that it would contact inContact in the near term about any further steps.

On January 25, 2016, Parent submitted a list of follow-up due diligence requests and questions to inContact’s management and Jefferies.

On February 6, 2016, inContact provided certain requested diligence materials to Parent and subsequently provided additional clarification telephonically.

On March 2, 2016, the Chief Executive Officer of Parent held a telephonic discussion with Mr. Fisher and proposed a transaction in which Parent would acquire inContact for $12.80 per share in cash, but stated that Parent was willing to have a portion of the offer be comprised of Parent’s common stock. The closing price per share of inContact’s stock on March 2, 2016 was $9.50. The Chief Executive Officer of Parent also emphasized the importance of the management team remaining with inContact after the acquisition. At that time, Mr. Fisher reiterated that inContact was not actively pursuing a potential sale transaction and that the offer price proposed did not reflect the true value of inContact, but that he would communicate Parent’s proposal to the Board.

On March 3, 2016, at the direction of inContact, Jefferies contacted RBC to discuss Parent’s verbal offer of $12.80 per share in cash and to discuss Parent’s potential sources of financing for the proposed offer.

On March 11, 2016, the Board held a telephonic meeting to review the offer received from Parent. A representative of Pillsbury and representatives of Jefferies also attended the meeting. Mr. Fisher provided a summary of recent discussions with Parent. A representative of Pillsbury then reviewed the fiduciary duties of the Board in connection with a potential sale transaction and answered questions. A representative from Jefferies reviewed with the Board, among other items, a general market update (including a discussion specific to inContact’s industry and to inContact) and the background of the discussions between Parent and inContact. Representatives from Jefferies also reviewed with the Board a preliminary financial analysis of inContact using various valuation analyses. inContact’s management discussed inContact’s current operations, near-term financial performance expectations, long term forecasts, general market trends and the competitive landscape. The Board discussed inContact’s valuation, its historical trading levels and the relative risks and benefits of continuing to execute its operating plan on a standalone basis and the potential impact near-term and longer term on inContact’s stock price. After discussion, the Board determined that it was not in the best interest of inContact’s stockholders to accept Parent’s current offer, but that it would continue to engage in discussions with Parent to explore whether the offer price could be increased. The Board also discussed the commencement of a strategic process to explore whether there was interest in acquiring inContact from other potential acquirers. Representatives from Jefferies reviewed a list of potential strategic partners who may be interested in acquiring inContact. The Board discussed the scope and timing of a potential market check and the group of companies that should be contacted if such a market check was commenced. After discussion, the Board determined not to proceed with a market check to explore potential interest from other parties at this time, because discussions with Parent were still preliminary. In making a determination not to initiate the market check at this time and which parties to contact if a market check were to be initiated, the Board considered, among other factors, which parties were reasonably likely to be interested in a potential acquisition of inContact, which parties had the financial ability to consummate a transaction at or exceeding the value currently being discussed with Parent, the anticipated timing of any such parties’ ability to consummate a transaction, competitive risks and other risks to the business, particularly if it became known that inContact was considering a sale of the company. However, the Board determined that such a market check should be undertaken if discussions with Parent continued to progress. The Board then discussed whether, in light of Parent’s interest in inContact and their desire to retain management, the Board should appoint a special committee of independent directors to engage in negotiations with Parent and any other potential acquirers. After discussion, the Board approved a proposal to formally constitute a special committee, or the Special Committee, comprised of independent directors to provide oversight of inContact’s review of strategic alternatives, to direct management, financial advisors and legal counsel on the day-to-day processes related to such strategic review and to take such actions on behalf of inContact that the Special Committee deemed to be in the best interest of inContact and its stockholders; provided that approval of the Board would be required: (i) for inContact to enter into a letter of intent, nonbinding summary of terms or exclusivity arrangement with a potential strategic partner, with any final and definitive documentation also remaining subject to approval of the Board; and (ii) for inContact to terminate discussions with any potential strategic partner who had previously expressed an interest in a strategic transaction with inContact. The Board then appointed Mr. Fisher to serve as the Chairman of the Special Committee.

On March 12, 2016, the Chairman of the Special Committee held a telephonic discussion with Parent’s Chief Executive Officer to convey that the Board had rejected Parent’s offer and that based on information the Board had received, it believed the offer should be substantially higher, but that inContact was not willing to offer a specific counterproposal at that time. During this conversation, the Chief Executive Officer of Parent indicated that it was still interested in a potential transaction and would communicate inContact’s response to its board of directors. As a result of this conversation, the Chairman of the Special Committee contacted the members of the Board to inform them that negotiations with Parent appeared to be progressing and received their approval to initiate the market check previously discussed by the Board.

On March 21, 2016, the Chief Executive Officer of inContact spoke with the Chief Executive Officer of Parent about Parent’s proposed acquisition of inContact and suggested that inContact’s business outlook was strengthening and its near term results were positive, but did not provide specific details at that point.

On March 23, 2016, the Special Committee, after consultation with the members of the Board, directed Jefferies to initiate the previously discussed market check.

From March 23, 2016 to March 29, 2016, at the direction of inContact, representatives of Jefferies contacted four companies, previously discussed with the Board, to inquire about their potential interest in an acquisition of inContact. The Board decided to contact those four companies because the Board determined, after discussion with representatives of Jefferies, that those four companies were the most likely to be interested in, and have the financial capacity to enter into, a transaction with the Company at a value that was at least equivalent to the value being discussed with Parent at that time. Of the four companies contacted, only Company A and Company B indicated that they may be interested in preliminary discussions regarding a potential transaction with inContact. On March 23, 2016, Company B informed Jefferies that they might be interested in engaging in preliminary discussions with inContact regarding a potential transaction and on April 6, 2016, Company B and inContact executed a confidentiality agreement to proceed with further discussions. This confidentiality agreement did not include a standstill provision. On March 24, 2016, Company A informed a representative of Jefferies that it would check with relevant business personnel and revert. On March 29, 2016, the other two companies contacted by Jefferies each separately informed Jefferies that they were not interested in pursuing a potential acquisition of inContact.

On March 25, 2016, the Chief Executive Officer of Parent held a telephonic meeting with the Chairman of the Special Committee to discuss the response from Parent’s board of directors, including the fact that time was becoming critical to reach agreement on price as Parent had other alternatives it wanted to pursue if an agreement could not be reached with inContact. He then conveyed Parent’s increased offer of $13.50 per share, which was comprised of $12.80 in cash and $0.70 in Parent’s common stock. The closing price of inContact’s common stock on March 24, 2016, was $9.16 per share. The Chairman of the Special Committee then asked Parent’s Chief Executive Officer if this was Parent’s best and final offer, to which Parent’s Chief Executive Officer responded that an increase in price would be difficult for Parent.

On that same day, RBC and Jefferies held a telephonic meeting to discuss Parent’s latest offer, during which RBC explained that there were concerns from Parent’s board of directors about any increases to the latest offer of $13.50 per share.

On March 31, 2016, the Special Committee held a telephonic meeting to discuss inContact’s response to Parent’s latest offer, including the proposed structure of the transaction, the potential effect on Parent’s stock price and the status of the market check conducted by Jefferies. inContact’s Chief Executive Officer, Chief Financial Officer, all other members of the Board, a representative of Pillsbury and representatives of Jefferies also attended the meeting. The Chairman of the Special Committee provided an update on recent discussions with Parent regarding its current offer. Representatives from Jefferies then discussed with the Board their conversations with RBC. The Chairman of the Special Committee then discussed the initiation of the market check in response to the current momentum in discussions with Parent. Representatives from Jefferies then described the market check, including a discussion of the parties that were contacted, initial feedback and the current status of those discussions, including the fact that Company A and Company B continued to evaluate their interest in acquiring inContact. The Special Committee discussed inContact’s standalone strategy and its prospects in the near-term and long-term, the relative risks and benefits of executing this strategy and continuing to operate as a standalone company. The Special Committee, with input from all other Board members present, discussed what price per share would be an acceptable price for the stockholders and how to maximize the potential price per share if it pursued discussions with Parent, Company A and Company B. The Special Committee also discussed whether to contact additional parties that may be interested in acquiring inContact. After discussion with the other members of the Board who were present and Jefferies, the Special Committee determined that other than those parties already contacted, there were not likely to be additional parties who may reasonably be interested in acquiring inContact at a valuation equal to or greater than that being offered by Parent. The Special Committee, with input from the representative of Pillsbury, discussed regulatory approvals applicable to a potential transaction with Parent and the other potentially interested parties. After the discussion, the Special Committee determined that it should continue negotiations with Parent in an effort to increase the offer price. In connection with these discussions, the Special Committee decided to update Parent on inContact’s first quarter financial performance. The Special Committee also determined that it should continue discussions with Company A and Company B.

On April 1, 2016, Company A informed Jefferies that it would not be interested in a potential transaction with inContact.

On that same day, the Chairman of the Special Committee held a telephonic meeting with the Chief Executive Officer of Parent, during which the Chairman of the Special Committee informed the Chief Executive Officer that Parent’s revised offer was still below what the Board would consider to be a sufficient price for inContact. The Chairman of the Special Committee then communicated the Board’s counterproposal of $14.50 per share in cash, which the Chief Executive Officer of Parent said he would discuss with Parent’s board of directors.

On April 6, 2016, representatives of inContact and Jefferies held a meeting with representatives of Parent and RBC, during which inContact and representatives of Jefferies discussed inContact’s business, its competitive landscape and the potential synergies of the two companies.

On April 7, 2016, members of inContact’s management held a meeting with Company B, during which a potential acquisition of inContact and preliminary due diligence matters were discussed.

On April 9, 2016, the Chief Executive Officer of Parent held a telephonic meeting with the Chairman of the Special Committee to discuss the difference in price proposed by both parties and Parent’s need for assurance that inContact’s management would remain with inContact after the proposed acquisition. The Chief Executive Officer of Parent also proposed an in-person meeting between the parties to discuss the pricing of a potential transaction and retention of inContact’s management’s after the consummation of the proposed acquisition. The Chairman of the Special Committee agreed to schedule a meeting to negotiate the offer price and offered to schedule a separate call to discuss retention of inContact’s management.

On April 11, 2016, Company B informed Jefferies that they would not be interested in pursuing a potential transaction with inContact.

On April 13, 2016, Mr. Fisher and another member of the Special Committee held a teleconference with Parent’s Chief Executive Officer to discuss the retention of inContact’s management, which had been identified by Parent as a key issue.

On April 14, 2016, the Board held a telephonic meeting with a representative of Pillsbury in attendance. The Chairman of the Special Committee provided an update on discussions with Parent and with the other parties who had been contacted as part of the market check. He noted that Parent had requested an in-person meeting in an effort to reach agreement on a price per share and for Parent to confirm the role of inContact’s Chief Executive Officer in the combined entity following the acquisition. The Chairman of the Special Committee noted that certain information regarding current compensation of its Chief Executive Officer had been exchanged with Parent, but that Parent had agreed not to discuss any post-acquisition compensation or retention issues with inContact’s Chief Executive Officer unless and only after Parent and inContact could agree on a price per share for which inContact would be acquired by Parent. The Special Committee believed it was important to prioritize the sale price above all other issues, including management retention, and to avoid negotiations on management incentives at the same time the offer price was being negotiated by the parties. The Board then discussed the risks and benefits of inContact continuing to execute a standalone strategy by looking at current performance, the outlook for the remainder of the fiscal year and long-term trends in inContact’s industry. The Special Committee provided an update on discussions with the other parties contacted by Jefferies, including a report on the management meeting held with Company B and the fact that no other party contacted as part of the market check expressed a willingness to proceed with a strategic transaction. The Board discussed the potential to negotiate a higher price per share with Parent, the risks to closing a transaction with Parent, including the risks associated with obtaining the necessary regulatory approvals, and whether any stock of Parent should be included as partial consideration. After discussion, the Board authorized the Special Committee to negotiate a potential sale of inContact with Parent at a price of not less than $14.00 per share and to terminate further discussions if Parent refused to pay at least this amount. The Board also delegated to the Special Committee the discretion to accept a minor portion of the consideration in Parent stock, but expressed a preference for all-cash consideration.

On April 15, 2016, inContact’s Chief Executive Officer, Mr. Fisher and another member of the Special Committee and representatives of Jefferies held an in-person meeting with members of Parent’s management, the Chairman of Parent’s board of directors and RBC at Jefferies’ offices in New York, New York. During the meeting, the members of the Special Committee informed Parent that that there would need to be an agreement on price before Parent had specific discussions with inContact’s Chief Executive Officer regarding post-closing employment arrangements. Parent then suggested a revised offer of $13.75 per share, consisting of $12.80 in cash and $0.95 in Parent’s common stock. inContact countered with $13.30 per share in cash and $1.00 per share in Parent’s common stock. Parent responded by offering either $12.80 per share in cash plus $1.20 per share in Parent’s common stock or $13.95 per share in cash. inContact then countered with either $12.80 per share in cash and $1.25 per share in Parent’s common stock or $14.00 per share in cash. After discussion, the parties agreed to continue discussions on the basis of a $14.00 per share price in an all-cash transaction, subject to, among other items, the negotiation of mutually acceptable transaction documentation and final approval of their respective board of directors. On April 15, 2016, the closing price of inContact’s common stock was $8.97 per share. inContact and Parent agreed to proceed on a non-exclusive basis and commence formal due diligence in the coming weeks. Parent then met with inContact’s Chief Executive Officer to discuss his willingness to remain with inContact following the consummation of the proposed acquisition by Parent.

From April 18, 2016 to April 22, 2016, Parent sent in-depth due diligence requests to inContact’s management.

On April 21, 2016, inContact’s management and Parent held a telephonic meeting to discuss transaction timing and the due diligence process. inContact informed Parent that it would grant access to an electronic data room. In addition, Parent and inContact scheduled calls to discuss due diligence matters and made arrangements for in-person meetings in Palisades, New York for May 6, 2016 through May 9, 2016. Representatives of Parent also indicated that they would like to complete the transaction in time for an announcement on May 18, 2016.

On April 24, 2016, at the direction of inContact, Jefferies granted Parent and its advisors access to an electronic data room so that Parent could commence a more in-depth due diligence process.

From April 24, 2016 to May 5, 2016, inContact and Jefferies engaged in discussions with Parent and its advisors regarding due diligence matters.

On April 28, 2016, at the direction of inContact, Jefferies sent to Parent and RBC an updated set of financial projections for the remainder of fiscal 2016 through fiscal 2018.

On May 1, 2016, Parent’s legal counsel, Davis Polk & Wardwell LLP, or Davis Polk, sent an initial draft of the merger agreement to inContact.

On May 2, 2016, representatives from inContact, Parent, Pillsbury, Skadden, Arps, Slate, Meagher & Flom LLP, regulatory counsel to Parent, and Marashlian & Donahue, PLLC, regulatory counsel to inContact, held a telephonic meeting to discuss diligence matters related to regulatory approvals and the regulatory approval process.

On May 5, 2016, Pillsbury sent a revised draft of the merger agreement to Davis Polk.

From May 5, 2016 to May 8, 2016, members of Parent’s management and representatives from inContact held diligence meetings in New York.

On May 9, 2016, an employee of inContact was told by a representative of Company C, who had not been contacted as part of the market check, that Company C may be interested in a potential acquisition of inContact.

On May 9, 2016, representatives of Pillsbury and Davis Polk held a telephonic meeting to discuss the revised merger agreement.

On May 10, 2016, the Chief Executive Officer of inContact had a conversation with a representative of Company C, during which he advised Company C to contact Jefferies, which he indicated to Company C reviews inbound interest received by inContact from time to time.

On May 10, 2016, at the direction of inContact, a representative of Jefferies had a telephonic meeting with a representative of Company C, during which Company C’s internal process and anticipated timing was discussed.

On May 10, 2016, the Special Committee held a telephonic meeting to discuss the ongoing negotiations with Parent, with representatives of Jefferies and a representative of Pillsbury in attendance. The Chairman of the Special Committee provided an update on the current status of discussions with Parent. A representative of Jefferies then discussed with the Special Committee inContact’s discussions to date with other potential acquirers, including the other companies contacted, the reasons for contacting those companies and why certain other companies were not contacted, including but not limited to the judgment of the Board, after discussions with Jefferies, as to the level of potential interest of these other companies, perception of the ability to complete a transaction at the valuation currently offered by Parent, competitive concerns, risks of leaks in the marketplace, potential risk of disrupting discussions with Parent and other reasons. The Special Committee then, following discussions with representatives of Jefferies, discussed an unsolicited, inbound inquiry of interest to acquire inContact made by Company C and the status of Company C’s review of a potential acquisition of inContact and the proposed target timeline indicated by Company C to close a transaction by mid-2017. The Special Committee observed that Company C was very early in its process of determining whether it had strategic interest in acquiring inContact and that very little-to-no work had been done by Company C to date in this regard. After discussion, the Special Committee directed Jefferies to: (i) inform Company C that inContact is currently in strategic discussions, which could lead to an announced transaction within a couple of weeks, but that there was no certainty that these ongoing discussions would result in execution of an acquisition agreement; (ii) request that Company C send a confidentiality agreement to inContact so that confidential information could be shared with them; and (iii) indicate that Company C would need to accelerate its previously stated timeline if it were interested in acquiring inContact. The Special Committee then discussed the previous market check conducted by the Board and other parties that could be contacted to ensure there were no other parties that may have interest in acquiring inContact at a value equal to or greater than that offered by Parent. After discussion, the Board members present determined that in their judgment, inContact had contacted all potentially interested parties that could consummate a transaction at the value currently being discussed with Parent, further noting competitive concerns if certain parties were contacted and the unlikelihood that any such parties would be able to consummate a transaction at the current all-cash price being offered by Parent.

On May 10, 2016, Davis Polk sent a revised draft of the merger agreement to Pillsbury.

On May 12, 2016, the Board held a telephonic meeting to discuss the proposed transaction with Parent. Representatives of Jefferies and Pillsbury provided updates on the current status of the transaction and the negotiation of the merger agreement. A representative of Pillsbury reviewed the key provisions of the current draft of the merger agreement, including structure and timing considerations, required regulatory approvals, non-solicitation provisions that would prohibit inContact from soliciting alternative acquisition proposals but permit inContact to negotiate certain unsolicited acquisitions proposals and accept an unsolicited superior proposal, Parent’s matching rights, termination provisions, and the circumstances under which a termination fee would be payable. The Chairman of the Special Committee then asked a representative of Jefferies to update the Board on discussions with Company C and the ongoing negotiations with Parent. The representative of Jefferies informed the Board that Company C had informed Jefferies that Company C had to conduct an internal review and stated that it would get back to inContact or Jefferies by May 12, 2016. The representative of Jefferies informed the Board that Company C had not contacted Jefferies further. Jefferies then reviewed with the Board the current and historical trading prices of inContact’s common stock, and its preliminary financial analysis of Parent’s proposed offer of $14.00 per share using various financial analyses, including a preliminary discounted cash flow analysis and a review of selected precedent transactions. The Board directed the Special Committee and Pillsbury to continue negotiating the merger agreement.

On May 13, 2016, Pillsbury sent a revised draft of the merger agreement to Davis Polk.

On May 13, 2016, Company C contacted Jefferies and informed them that its interest was preliminary and that Company C was unlikely to pursue the opportunity further in an accelerated timeline.

On May 14, 2016, representatives of Pillsbury and Davis Polk held a conference call to negotiate the merger agreement.

On May 15, 2016, Davis Polk sent a revised draft of the merger agreement and drafts of the debt financing materials, including a draft of the Debt Commitment Letter, to Pillsbury. On that same day representatives of Pillsbury and Davis Polk held a telephonic meeting to discuss the merger agreement and the debt financing documents.

On May 16, 2016, Davis Polk and Pillsbury exchanged drafts of, and held telephonic meetings to negotiate, the merger agreement.

On May 17, 2016, the Board held a telephonic meeting to review the final terms of the merger agreement and to consider and approve the merger, with a representative from Pillsbury and representatives of Jefferies in attendance. The representative of Pillsbury reviewed with the Board its fiduciary duties in the context of a potential sale transaction. Representatives from Jefferies then joined the meeting and reviewed with the Board an updated financial analysis of Parent’s proposed offer of $14.00 per share, responded to questions from members of the Board regarding its financial analysis, and delivered Jefferies’ oral opinion to the Board (in its capacity as such), to the effect that and subject to the various assumptions made, procedures followed, matters considered qualifications and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, as of that date, the consideration of $14.00 per share of inContact common stock to be received by the stockholders of inContact (other than inContact, Parent and their respective affiliates) in the merger was fair, from a financial point of view, to such stockholders. Representatives from Pillsbury reviewed with the Board changes to the merger agreement from the version sent to the Board in advance of the prior meeting and responded to questions. The Board then discussed its reasons for the approval of the merger. The non-employee directors then held an executive session outside the presence of management, which included a discussion of proposed retention agreements between management and Parent, copies of which had been circulated previously to the Board. After this discussion, management rejoined the meeting. Pillsbury then reviewed and discussed with the Board the proposed resolutions approving the merger agreement and the transactions contemplated thereby, including the merger. After further discussion, for the reasons more fully described in “The Merger – Reasons for the Merger”, the Board unanimously determined that (i) the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of inContact and its stockholders (including the unaffiliated stockholders), (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend the approval and adoption of the merger agreement and the merger by the stockholders of inContact.

Later that same day, the parties executed the merger agreement and all members of inContact’s management, including its Chief Executive Officer, entered into retention agreements. For more information see “The Merger – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.”

On May 18, 2016, Parent and inContact each released separate press releases to announce the signing of the merger agreement.

Subsequent to the execution of the merger agreement, inContact received an unsolicited indication of interest from Company D, who had not been contacted as part of the pre-signing market check. On May 25, 2016, Company D sent a letter to the Board stating that it would be interested in acquiring inContact in an all-cash transaction at a per share price “materially in excess of” $14.00, after giving effect to the termination fee (but not indicating a specific price or range of prices). The letter noted that Company D’s proposal was based solely on a review of publicly available information and remained subject to confirmatory due diligence and negotiation of definitive agreements. The letter also requested that a confidentiality agreement be sent to Company D for review so that the parties could engage in discussions and Company D could commence its diligence process.

Later that same day, the Chairman of the Special Committee sent a notice to Parent regarding the receipt of the unsolicited letter from Company D pursuant to the terms of the merger agreement. Throughout the subsequent interactions with Company D, inContact and Pillsbury, at the request of inContact, provided Parent or Davis Polk with copies of all written materials exchanged between Company D and inContact and with written summaries of oral communications between Company D and inContact and their respective advisors.

On May 28, 2016, the Board held a telephonic meeting to discuss the written communication received from Company D, at which representatives of Jefferies and Pillsbury were in attendance. The Chairman of the Special Committee discussed the unsolicited communication from Company D as well as the Company’s correspondence with Parent to date as required under the merger agreement. The representative of Pillsbury reviewed the provisions of the merger agreement applicable to Company D’s communication. The Board then discussed the definitions of “Acquisition Proposal” and “Superior Proposal” set forth in the merger agreement. A representative from Pillsbury then explained that in order to commence discussions with Company D, the Board would have to determine in good faith that Company D’s proposal constituted, or would reasonably be expected to lead to, a “Superior Proposal” as defined in the merger agreement. He also discussed in detail the notice provisions under the merger agreement, including inContact’s required correspondence with Parent after receipt of the written communication from Company D. A representative of Jefferies then reviewed with the Board Company D’s corporate profile that was compiled based on publicly available information, including a discussion of Company D’s acquisition history, its capitalization, capital structure and possible acquisition motivations. Certain members of the Board then discussed their previous experiences with Company D. After discussion, the Board unanimously determined that the written communication from Company D was an Acquisition Proposal that would reasonably be expected to lead to a “Superior Proposal” as defined in the merger agreement.

Later that same day, at the direction of inContact, a representative of Jefferies contacted Company D to request the following information: (i) summary financial statements; (ii) a detailed capitalization table; (iii) detail of the due diligence meeting(s), including agendas and proposed attendees, that Company D would like to be held; and (iv) a detailed list of diligence items required for Company D to provide a proposed price per share and to ascertain its financing requirements.

On May 29, 2016, Parent sent a letter to inContact stating its belief that Company D’s written communication on May 25, 2016, to inContact was not a bona fide offer to acquire inContact and would not reasonably be expected to lead to a Superior Proposal. Parent notified inContact that, in its view, the Board’s decision to engage with Company D on the basis of Company D’s May 25, 2016 letter, and the manner in which inContact had engaged Company D, were unwarranted under the circumstances and inconsistent with the merger agreement. Later that same day, inContact sent a letter to Parent disagreeing with the contents of Parent’s letter received earlier that day.

On May 31, 2016, Company D sent Jefferies its summary financial data, a proposed meeting agenda and a diligence request list.

On June 1, 2016, at the direction of inContact, a representative of Jefferies contacted Company D regarding process and timing. Jefferies informed Company D that the Board required a better understanding of Company D’s proposed sources of financing to fund a transaction materially in excess of $14.00 per share after giving effect to the termination fee payable to Parent under the merger agreement. Jefferies also requested that Company D execute the form of confidentiality agreement required by the merger agreement, which would later be sent by Pillsbury, and informed Company D that once both of these requests had been fulfilled, inContact would be willing to provide certain information that would permit Company D to deliver a marked draft of the merger agreement executed by inContact and Parent with an indicative offer price and draft financing commitment letters sufficient to fully fund such proposed purchase price. In addition, the representative of Jefferies also outlined the proposed process, including due diligence, a proposed meeting timeline and the need for an evaluation of the regulatory approval risk associated with a potential transaction. The representative of Jefferies also sent Company D an information request form for Company D to complete regarding anticipated regulatory approvals.

On June 2, 2016, the Special Committee of the Board held a telephonic meeting to discuss the unsolicited communication received from Company D, at which all other members of the Board, a representative of Jefferies and a representative of Pillsbury were in attendance. The Chairman of the Special Committee, with input from a representative of Jefferies and a representative of Pillsbury, updated the Special Committee on the status of discussions with Company D and related communications with Parent and Davis Polk. The Special Committee, with input from the Board members present, then discussed proposed next steps with Company D. The Special Committee also discussed requesting additional information from Company D on Company D’s proposed sources of financing to fund an acquisition of inContact. After discussion, the Special Committee, with agreement from the Board members present, directed the Chairman of the Special Committee and the representative of Jefferies to request such additional information from Company D.

Later that same day, Parent and inContact filed anti-trust notifications with the U.S. Department of Justice and the U.S. Federal Trade Commission.

On that same day, Davis Polk informed Pillsbury that Parent believed that inContact should not hold any management meetings with, or provide any confidential information to, Company D without first having received a specific price offer, detailed information on Company D’s ability to finance the transaction as well as information on the proposed transaction structure.

From June 3, 2016 to June 6, 2016, Pillsbury and Company D’s counsel exchanged drafts of the confidentiality agreement and held telephonic discussions regarding the terms of the confidentiality agreement.

On June 3, 2016, Pillsbury sent Davis Polk a response to their June 2, 2016 communication indicating inContact’s disagreement with Parent’s assessment that inContact should not hold a management meeting with, and provide diligence information to, Company D.

Also on June 3, 2016, Company D sent additional information about Company D’s financing plans for a proposed transaction with inContact and provided a list of proposed attendees on behalf of Company D at the proposed management meeting with inContact.

Later that same day, a representative from Jefferies, at the direction of inContact, requested additional information from Company D regarding its financing plans for a proposed transaction with inContact.

On June 6, 2016, at the direction of inContact, a representative of Jefferies held a telephonic meeting with a representative of Company D regarding Company D’s ability to finance the proposed acquisition of inContact and the additional information the Board wanted before inContact would move forward with a management meeting with Company D.

On that same day, Company D sent the Board a letter reiterating their interest in acquiring inContact at a price materially in excess of $14.00 per share, after giving effect to the payment of the termination fee (but not indicating a specific price or range of prices) and setting forth in general terms its potential sources of financing. The letter noted that Company D’s proposal was based solely on a review of publicly available information and remained subject to confirmatory due diligence and negotiation of definitive agreements. After receipt of Company D’s letter, inContact agreed to hold an in-person meeting with Company D on June 8, 2016 to provide diligence information.

Later that same day, at the direction of inContact, Jefferies sent Company D a number of requested diligence items in anticipation of the meeting to take place on June 8, 2016, in Salt Lake City, Utah.

Later that same day, Company D and inContact executed the confidentiality agreement.

On June 7, 2016, inContact provided written diligence materials to Company D.

On June 8, 2016, representatives of Company D and representatives of Company D’s potential financing sources and inContact’s Chief Executive Officer and Chief Financial Officer, the Chairman of the Special Committee and representatives of Jefferies met in Salt Lake City, Utah to discuss various diligence matters and Company D’s potential proposal.

Later that same day, Parent sent a letter to the Chairman of the Special Committee again stating that inContact should not hold any meetings with, or provide any confidential information to, Company D given they had not provided a specific price and had only provided a preliminary analysis of what financing would be required to complete an acquisition of inContact.

On June 9, 2016, the Chairman of the Special Committee sent a letter to Parent stating that the Board had made a determination in good faith to proceed in discussions with Company D in compliance with the merger agreement.

On June 10, the Chairman of the Special Committee held a telephonic meeting with a representative of Company D regarding the timing of a response from Company D as to whether they would proceed with making a more detailed proposal to inContact and outlined the elements of such a proposal that inContact would like to evaluate, including a specific offer price, a draft merger agreement and draft financing commitments to fund the proposed purchase price. The representative from Company D confirmed that Company D had received sufficient information from inContact in order to provide a proposal to inContact, but that Company D had not yet determined whether to submit a proposal to inContact. The representative from Company D indicated that he would have more information either on June 13 or June 14, 2016 as to whether Company D would submit a bid proposal.

On June 13, 2016, representatives of Pillsbury held a telephonic meeting with representatives of Company D’s counsel to discuss the status of Company D’s review of a proposed acquisition of inContact, during which representatives of Company D’s counsel confirmed that Company D was continuing to review the proposed transaction. Representatives from Pillsbury described the requested contents of a bid package that inContact’s Board requested from Company D, including a specific offer price, a draft merger agreement and draft financing commitments to fund the proposed purchase price. Representatives from Pillsbury also indicated that inContact intended to issue a press release upon receipt of a bid package from Company D that would, among other disclosures, disclose Company D’s identity and its offer price.

On June 14, 2016, representatives of Company D’s counsel informed representatives of Pillsbury that Company D intended to submit a bid package to inContact, and was targeting June 17, 2016 as the day it would submit its bid. Representatives from Pillsbury reviewed with the representatives from Company D’s counsel the requested contents of a bid package that inContact’s Board requested, including a specific offer price, a draft merger agreement and draft financing commitments to fund the proposed purchase price. Representatives of Company D’s counsel indicated that Company D did not wish to be identified in any press release to be issued by inContact upon receipt of a bid proposal.

On June 15, 2016, the Board held a telephonic meeting to discuss Company D’s proposed timing to deliver a bid package and the anticipated process for the Board’s response.

On June 16, 2016, representatives of Pillsbury discussed with representatives of Davis Polk, the contents of a proposed inContact draft press release announcing receipt of a bid from Company D, if Company D actually submitted a bid proposal, including whether or not the press release would include Company D’s identity.

On June 17, 2016, Parent sent a letter to inContact stating its concern that the ongoing discussions between inContact and Company D, including Company D’s identity, are material information that is required by applicable law to be disclosed to Parent’s stockholders since it may impact the likelihood that the announced transaction between Parent and inContact will be completed. Parent also stated that if additional diligence materials are to be delivered to Company D by inContact or if discussions are to continue, Parent reserved its right under applicable law to disclose publicly the information Parent deemed material should inContact not do so.

Later that same day, a representative from Pillsbury contacted a representative from Company D’s counsel informing him of Parent’s reservation of rights under applicable law to disclose publicly the existence of discussions, including Company D’s name, should inContact not do so.

Later on June 17, 2016, the Chairman of the Special Committee met telephonically with a representative from Company D to discuss the status of Company D’s bid proposal. The Chairman of the Special Committee asked whether Company D still intended to submit a bid proposal as Company D’s legal counsel previously indicated on June 14, 2016. The representative from Company D responded that Company D was not currently authorized to submit a bid package if Company D’s name would appear publicly in a press release. The representative from Company D requested additional diligence information so that Company D could continue to evaluate a potential acquisition of inContact without delivering a bid proposal at this time, and thereby, avoid public disclosure of its identity. The Chairman of the Special Committee declined to provide any additional information to Company D, based on his belief that Company D had sufficient information upon which to deliver a bid package and Company D’s prior statement that it had received sufficient information from inContact in order to provide a proposal. The Chairman of the Special Committee further indicated that no additional information would be provided unless Company D provided a bid package with the materials previously requested by the Board. The representative from Company D indicated that Company D would consider this feedback further, but would not be submitting a bid package at that time.

On June 18, 2016, the Board held a telephonic meeting, with representatives from Jefferies and Pillsbury in attendance, to discuss the current status of discussions with Company D. At that meeting, the Board determined not to provide additional diligence information to Company D unless and until it submitted a satisfactory bid package, based on the Board’s belief that Company D had sufficient information upon which to deliver a bid package and Company D’s prior statement that it had received sufficient information from inContact in order to provide a proposal. In addition, the Board determined that if Company D delivered a bid package, it would be inContact’s position that the specific name of Company D need not be disclosed, provided that a sufficient description of Company D and its bid package was included in the press release to provide inContact’s stockholders material information about the current status of discussions. The Board also determined that it would take no action in regards to Parent’s reservation of rights as to its own public disclosure requirements. The Board then directed Jefferies to communicate this position to Company D and request that Company D submit a bid proposal under these circumstances.

On June 19, 2016, at the direction of inContact, a representative from Jefferies met telephonically with a representative from Company D to communicate the Board’s position. The representative from Company D confirmed that it continued to evaluate the feedback from inContact and that it had not determined whether it would submit a bid proposal to inContact.

On June 20, 2016, at the direction of inContact, a representative from Jefferies met telephonically with a representative from Company D during which the representative from Company D informed the representative from Jefferies that Company D was not going to submit a bid proposal and did not intend to move forward in discussions for a potential acquisition of inContact.

Reasons for the Merger

Our Board of Directors believes that the merger represents the best opportunity for our stockholders to realize a near-term cash liquidity in their investment in inContact at a premium to current market price of our common stock. In assessing the proposed merger, management evaluated the past performance and future potential of inContact as a stand-alone entity. Among the factors that contributed to the recommendation of the Board to approve the merger are:

•	Value and Form of Merger Consideration.

•

the $14.00 price per share to be received by inContact’s stockholders in the merger and the historical market prices, trading volume, volatility and other trading information with respect to inContact’s shares, including that the price to be paid for each inContact share represents approximately a (i) 49% premium to the closing price of $9.40 per share on May 16, 2016, the trading day prior approval by the Board of the merger, (ii) 49% premium to the volume weighted average closing price of $9.39 per share for the 30 day period ended May 16, 2016, (iii) 51% premium to the volume weighted average closing price of $9.27 per share for the 60 day period ended May 16, 2016, and (iv) 30% premium to the high closing trading price of $10.79 per share for the 12 month period ended May 16, 2016; and

•	the merger consideration will be paid in cash providing certainty, immediate value and liquidity to inContact’s stockholders.

•	Risks of Continuing to Operate as a Standalone Entity. Our Board of Directors’ assessment of inContact’s prospects for substantially increasing stockholder value as a standalone company above the merger consideration, including consideration of the following factors:

•	inContact’s need to develop new products and services to remain competitive and relevant to existing and prospective customers and the substantial required investment and long lead times associated with the development of new products and services;

•	the likelihood of inContact achieving its growth plans in light of current and future market conditions, including the risks and uncertainties in the U.S. and global economy generally and the telecommunications and software industries specifically;

•	the general risks associated with inContact’s ability to execute on a business plan that would create stockholder value in excess of the merger consideration;

•	the likelihood of increasing competition, including from larger companies with more resources as well as the risk of future consolidation in the industry creating larger competitors; and

•	the risk and uncertainty associated with inContact’s business, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015.

•	Available Alternatives; Results of Discussions with Additional Third Parties. The possible alternatives to the acquisition by Parent (including the possibility of being acquired in whole or in part by another buyer, or continuing to operate as an independent entity, and the desirability and perceived risks of those alternatives), the potential benefits to our stockholders of these alternatives and the timing and the likelihood of completing such alternatives, as well as the likelihood that such alternatives could result in greater value for our stockholders, taking into account risks of execution as well as business, competitive, industry and market risks. Our Board of Directors also considered the results of the process conducted by our Board of Directors prior to approval of the merger agreement, with the assistance of our management and Jefferies, to evaluate strategic alternatives, including the results of discussions with third parties regarding their interest in a potential business combination with inContact. In addition, our Board of Directors considered whether other bidders would make a superior proposal to acquire inContact, given that third parties contacted by Jefferies have not expressed interest or did not appear likely to express interest to acquire inContact at a price higher than the merger consideration;

•	Ability of Parent to Pay Merger Consideration with No Financing Condition. Our Board of Directors also considered the financial ability of Parent (and Parent’s and Merger Subsidiary’s representations to such effect), and our Board of Directors’ comfort that Parent and Merger Subsidiary will have the funds necessary to consummate the merger and that the merger is not subject to a financing condition;

•	Likelihood of Completion. Our Board of Directors also considered that the merger would likely be completed based on, among other things, the limited number of closing conditions to the merger contained in the merger agreement. Our Board of Directors also considered the business reputation of Parent and its management and the financial resources of Parent;

•	The terms and conditions of the merger agreement, including:

•

the ability of our Board of Directors under the merger agreement to withdraw or modify its recommendation that our stockholders vote to approve the merger in the event that there is an unsolicited bona fide acquisition proposal that our Board of Directors concludes in good faith (after consultation with Jefferies and Pillsbury) constitutes, or would reasonably be expected to lead to, a superior proposal, and inContact’s right to terminate the merger agreement in order to accept a superior proposal and enter into a definitive agreement, in both cases after giving Parent four business days’ notice and providing a “last look ” to amend its offer prior to our Board of Directors withdrawing or modifying its recommendation and subject to payment of a termination fee;

•	our Board of Directors may withdraw or modify its recommendation in response to a material development or change in circumstances (not in connection with a competing acquisition proposal) that was not known to our Board of Directors as of the date of the merger agreement, if, in each case, it determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the customary nature of the conditions to Parent’s obligations to consummate the merger and the risk of non-satisfaction of such conditions;

•	the conclusion of our Board of Directors that the termination fee of $34,140,000 (approximately 3.5% of the equity value of the Company) which is payable by the Company if the Merger Agreement is terminated in connection with a superior proposal or certain other events is customary and reasonable and will not unduly inhibit the Board from approving a superior proposal if such were available;

•	Opinion of Jefferies LLC. The oral opinion of Jefferies, subsequently confirmed in writing, to our Board of Directors (in its capacity as such), that, as of May 17, 2016, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies as set forth in the written opinion, the consideration to be received by the holders of shares of inContact’s common stock (other than inContact, Parent and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	Arm’s Length Negotiations. The Board’s belief that as a result of arm’s-length negotiations with Parent, the Company and its representatives had negotiated the highest price per share that Parent was willing to pay for the Company and that the terms of the Merger Agreement include the most favorable terms to the Company in the aggregate to which Parent was willing to agree; and

•	Availability of Appraisal Rights. The availability of statutory appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger for stockholders who comply with the statutory requirements of the DGCL and who believe that exercising their appraisal rights would yield a greater per share amount than the merger would.

Our Board of Directors also considered a variety of risks and other potentially negative factors of the merger agreement and the merger, including the following:

•	Inability to Participate in Future Growth. The fact that inContact’s stockholders will not participate in any future earnings or growth of inContact as an independent company and will not benefit from any future appreciation in the value of inContact, including appreciation resulting from potential synergies with Parent resulting from the merger;

•	Effect of Public Announcement. Possible effects of the announcement and pendency of the merger on inContact’s operations, employee retention, and relationships with distributors, customers, and suppliers;

•	Restrictions on Conduct of Business. The restrictions in the merger agreement on the conduct of inContact’s business prior to the consummation of the merger, which may delay or prevent inContact from undertaking business or other opportunities that may arise prior to the consummation of the merger, and the potentially adverse impact on inContact’s business and financial condition if the merger is not consummated;

•	Inability to Obtain Approvals or the Failure of Other Conditions. The risk that the merger may not receive required government approvals, that a governmental authority may prohibit the transactions contemplated by the merger agreement, or that other conditions to the parties’ obligations to complete the merger will not be satisfied, and as a result, the possibility that the merger may not be completed even if the merger agreement is approved by inContact’s stockholders;

•	Significant Monetary and Opportunity Costs. The significant financial costs involved with completing the merger, the substantial time and effort of management required to complete the merger, and the related disruptions to inContact’s operations;

•	No Solicitation of Alternative Acquisition Proposals. The restrictions in the merger agreement that prohibit inContact from soliciting or initiating discussions with third parties regarding a competing offer for inContact, and place certain constraints on the inContact’s ability to respond to such proposals, subject to the fulfillment of certain fiduciary duties of our Board of Directors;

•	Termination Fee. The termination fee payable to Parent upon the occurrence of certain events may deter other potential acquirors from publicly making a competing offer for inContact that might be more advantageous to inContact’s stockholders, and the impact of the termination fee on inContact’s ability to engage in certain other transactions following the termination of the merger agreement;

•	Tax Treatment. The gain realized by inContact’s stockholders as a result of the merger generally will be taxable for U.S. federal income tax purposes; and

•	Potential Conflicts of Interest of Officers and Directors. The arrangements and possible conflicts of interest of inContact’s officers and directors. For more information see the section entitled “The Merger Agreement – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests.”

Our Board of Directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits.

The foregoing discussion of our Board of Directors’ reasons for its recommendation that our stockholders vote in favor of the merger is not meant to be exhaustive, but addresses the material information and factors considered by our Board of Directors in consideration of its recommendation. In view of the wide variety of factors considered by our Board of Directors in connection with the evaluation of the merger and the complexity of these matters, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information reviewed, and the judgments of individual members of our Board of Directors may have been influenced to a greater or lesser degree by different factors.

For the reasons described above, our Board of Directors believes that the merger represents the best opportunity for our stockholders.

Recommendation of the Board of Directors

After careful consideration, our Board of Directors believes that the terms of the merger are fair to and in the best interest of inContact and our stockholders, and has unanimously voted to approve the terms of the merger agreement and the transactions contemplated thereby. Our Board of Directors recommends that you vote “FOR” the approval of the merger agreement.

Certain Prospective Financial Information

inContact’s management does not, as a matter of course make public projections as to future performance or earnings beyond the then current quarter or issue public projections for extended periods due to the unpredictability of the underlying assumptions and estimates and uncertainty inherent in our business. However, in connection with its strategic planning process and a potential sale of the Company, in November 2015, our management prepared certain financial projections for the remainder of fiscal year 2015 and for fiscal year 2016 through 2020 (the “November Projections”).

Before entering into the merger agreement, representatives of Parent conducted a due diligence review of inContact, and in connection with their review, received certain non-public information concerning inContact, including certain financial projections for fiscal year 2016 through 2018 that were consistent with the corresponding fiscal years contained in the November Projections. The November Projections were also furnished to Jefferies. The November Projections were subsequently updated by management in April 2016 and again provided to Jefferies (the “April Projections”). Parent received the updated projections for fiscal 2016 through fiscal 2018 contained in the April Projections. The April Projections were further updated by management in May 2016 to slightly increase revenue projections in fiscal 2017 and fiscal 2018 (the “May Projections”, and together with the November Projections and April Projections, the “Projections”). The May Projections were provided to Jefferies.

Our Board of Directors and management instructed Jefferies to rely on the May Projections as the basis for its analyses in rendering its opinion described in more detail below in “Opinion of inContact’s Financial Advisor”.

The Projections were developed from historical financial statements and a series of assumptions and estimates of management. The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”). The Company’s independent registered public accounting firm has not examined, compiled, or performed any procedures with respect to the Projections.

inContact’s future financial results may materially differ from those expressed in the Projections due to factors that are beyond management’s ability to control or predict. inContact cannot guarantee that any of these Projections will be realized or that its future financial results will not materially vary from the Projections. However, in the view of inContact management, the Projections were prepared on a reasonable basis, reflect the best available estimates and judgments at the time the Projections were prepared, and present, to the best of inContact management’s knowledge and belief at the time the Projections were prepared, the expected course of action and the expected future financial performance of inContact. The Projections have not been updated since they were prepared, and do not take into account any circumstances or events occurring after the date they were prepared, including the May 17, 2016 announcement of the parties’ entry into the merger agreement or subsequent integration planning activities. In addition, the Projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. The Projections should not be used as public guidance and will not be provided in the ordinary course of inContact’s business in the future.

We have included a summary of the Projections in this Proxy Statement to give our stockholders access to certain nonpublic information that was available to our Board of Directors at the time of the evaluation of the merger agreement and the merger, as well as to Jefferies in connection with the financial analysis described below. The summary of the Projections are not being included in this Proxy Statement to influence the decision of any inContact stockholder whether vote in favor of the merger. The information from the Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding inContact contained in inContact’s filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue reliance on the Projections included in this Proxy Statement, including in making a decision as to whether to vote in favor of the merger.

For the foregoing and other reasons, stockholders and readers of this Proxy Statement are cautioned that the inclusion of the Projections in this Proxy Statement should not be regarded as a representation or guarantee that the targets will be achieved or have been achieved and that they should not rely on the Projections.

The Projections are forward-looking statements and are qualified in their entirety by risks and uncertainties that could result in the projections not being achieved, including, but not limited to, demand for our products, our ability to timely develop new products, conditions in the markets for our products, factors affecting our industry, general business and economic conditions, the effects of competition and consolidation in our industry, and other risks and uncertainties contained in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015. Neither inContact nor Parent, or any of their respective affiliates, advisors, officers, directors or representatives, has made or makes any representation to any inContact stockholder or other person regarding the ultimate performance of inContact compared to the information contained in the Projections or that the Projections will be achieved. inContact has made no representation to Parent, in the merger agreement or otherwise, concerning the Projections. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

A summary of the information that was included in the May Projections is set forth below, except that unlevered free cash flow amounts were not included in the May Projections.

(Dollars in millions)	2 H 2016E	2017E	2018E	2019E	2020E
Revenue	$144	$328	$419	$531	$664
Adj. EBITDA (non-GAAP) (1)	16	42	80	123	181
Less: Stock-Based Compensation (SBC) Expense	(5)	(11)	(10)	(12)	(14)
EBITDA (Including SBC Expense) (non-GAAP) (2)	10	31	69	111	166
Less: Depreciation & Amortization	(15)	(31)	(32)	(33)	(37)
EBIT (non-GAAP) (3)	(5)	0	37	78	130
Unlevered Free Cash Flow (non-GAAP) (4)	(2)	2	28	48	84

(1)	Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization and also excludes stock-based compensation expenses.
(2)	EBITDA is earnings before interest, taxes, depreciation and amortization.
(3)	EBIT is earnings before interest and taxes.
(4)	Derived as EBIT (non-GAAP) less taxes, plus depreciation and amortization, less capital expenditures, less capitalized software development costs and less increases (or plus decreases) in net working capital.

Opinion of inContact’s Financial Advisor

Opinion of Jefferies LLC

On November 23, 2015, we retained Jefferies to act as our financial advisor in connection with a possible business transaction involving inContact. In connection with this engagement, our Board of Directors requested that Jefferies evaluate the fairness, from a financial point of view, to the holders of inContact common stock (other than inContact, Parent and their respective affiliates) of the merger consideration of $14.00 in cash per share of inContact common stock. At the meeting of our Board of Directors on May 17, 2016, Jefferies rendered its oral opinion to our Board of Directors, confirmed by delivery of a written opinion dated May 17, 2016, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the merger consideration of $14.00 in cash per share of inContact common stock to be received by holders of inContact common stock (other than inContact, Parent and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Jefferies, dated May 17, 2016, is attached hereto as Appendix B. Jefferies’ opinion sets forth, among other things, the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was directed to our Board of Directors (in its capacity as such) and addresses only the fairness, from a financial point of view, of the merger consideration of $14.00 in cash per share of inContact common stock to be received by holders of inContact common stock (other than inContact, Parent and their respective affiliates) pursuant to the merger agreement as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of inContact common stock should vote or act with respect to the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated May 16, 2016 of the merger agreement;

•	reviewed certain publicly available financial and other information about inContact;

•	reviewed certain information furnished to Jefferies by inContact’s management, including financial forecasts and analyses, relating to the business, operations and prospects of inContact;

•	held discussions with members of senior management of inContact concerning the matters described in the second and third bullets immediately above;

•	reviewed the share trading price history and valuation multiples for inContact common stock and compared them with those of certain other publicly traded companies that Jefferies deemed relevant;

•	reviewed the proposed financial terms of the merger and compared them with the financial terms of certain other acquisition transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to investigate independently or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by inContact to Jefferies or that was otherwise reviewed by Jefferies (including, without limitation, the information described above). In its review, Jefferies relied on assurances of inContact management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading, and did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, or conduct a physical inspection of any of the properties or facilities of, inContact. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. We informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to the future financial performance of inContact. Jefferies expressed no opinion as to our financial forecasts or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal or accounting matters affecting inContact, and Jefferies assumed the correctness in all respects material to Jefferies’ analysis of all legal and accounting advice given to inContact and our Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to inContact and the holders of inContact common stock. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of inContact common stock. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it dated May 16, 2016, and assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements. Jefferies also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on inContact, Parent or the contemplated benefits of the merger.

Jefferies’ opinion was for the use and benefit of our Board of Directors (in its capacity as such) in its consideration of the merger, and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to inContact. Jefferies’ opinion also did not address the underlying business decision by inContact to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of inContact common stock should vote or act with respect to the merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of inContact, other than the holders of shares of inContact common stock (other than inContact, Parent or their respective affiliates). Jefferies expressed no opinion as to the price at which shares of inContact common stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation which may be payable to any of inContact’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received by holders of shares of inContact common stock. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies’ opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that implied reference ranges resulting from any particular analysis described below should not be taken to be Jefferies’ view of inContact’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond our and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of the inContact common stock do not purport to be appraisals or to reflect the prices at which shares of inContact common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies’ analysis on the fairness, from a financial point of view, of the merger consideration of $14.00 in cash per share of inContact common stock to be received by holders of shares of inContact common stock (other than inContact, Parent and their respective affiliates) pursuant to the merger agreement, and were provided to our Board of Directors (in its capacity as such) in connection with the delivery of Jefferies’ opinion. The merger consideration payable in the merger was determined through negotiation between inContact and Parent, and the decision by inContact to enter into the merger agreement was solely that of inContact’s Board of Directors.

The following is a summary of the material financial analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and reviewed with our Board of Directors at its meeting on May 17, 2016. The financial analyses summarized below include information presented in tabular format. In order to understand fully Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Selected Companies Analysis

Jefferies reviewed publicly available financial and stock market information of the following ten selected companies, which we refer to as the selected companies, of which five were unified communications and contact center companies, which we refer to as the selected UCCC companies, and six were software as a service companies, which we refer to as the selected SaaS companies, that Jefferies in its professional judgment considered generally relevant to inContact for purposes of its financial analysis, and compared such information with similar publicly available financial and stock market information of inContact.

Selected UCCC Companies

•	RingCentral, Inc.

•	8x8 Inc.

•	BroadSoft, Inc.

•	Interactive Intelligence Group Inc.

•	Five9, Inc.

Selected SaaS Companies

•	Xactly Corporation

•	RealPage, Inc.

•	Five9, Inc.

•	Model N, Inc.

•	athenahealth, Inc.

•	Callidus Software, Inc.

Jefferies reviewed total enterprise values, which we refer to as TEV, calculated as fully-diluted equity values based on closing stock prices on May 16, 2016 plus total debt, preferred stock and non-controlling interests (as applicable) less cash and cash equivalents, for the selected companies as a multiple of their respective estimated revenue for calendar years 2016 and 2017. For the selected companies other than Xactly Corporation, where applicable, Jefferies adjusted fiscal years to calendar years.

Applying a range of selected multiples from each of the selected UCCC companies and the selected SaaS companies to inContact’s estimated revenue for fiscal year 2016 and 2017, respectively, Jefferies derived ranges of implied enterprise value for inContact. Jefferies derived the below implied equity reference ranges per share of inContact common stock, as compared to the merger consideration of $14.00 per share of inContact common stock, by subtracting total debt and adding cash and cash equivalents to the ranges of implied enterprise values for inContact and dividing by inContact’s fully diluted shares of common stock outstanding, based on the capitalization table provided to Jefferies by inContact’s management on May 16, 2016, which inContact’s management directed Jefferies to use for purposes of its opinion. After Jefferies delivered its opinion to our Board of Directors, inContact’s management made certain revisions to its capitalization table. These revisions to inContact’s capitalization table would result in immaterial changes to the implied equity reference ranges shown below and would not have impacted Jefferies opinion had they been known to Jefferies prior to delivering its opinion.

Benchmark	Multiple Range	Implied Equity Reference Range Per Share of inContact Common Stock
INCONTACT 2016E REVENUE – UCCC	3.0x – 4.0x	$11.61 – $15.37
INCONTACT 2017E REVENUE – UCCC	2.5x – 3.5x	$11.28 – $15.66
INCONTACT 2016E REVENUE – SAAS	3.0x – 4.0x	$11.61 – $15.37
INCONTACT 2017E REVENUE – SAAS	2.5x – 3.5x	$11.28 – $15.66

None of the selected companies is identical to inContact. In evaluating the selected companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond inContact’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the selected companies’ data.

Selected Transactions Analysis

Using publicly available information, Jefferies reviewed financial data relating to sixteen completed transactions listed below, of which eight were transactions involving the acquisition of a UCCC company (referred to as the selected UCCC transactions) and eight were transactions involving the acquisition of a public SaaS companies (referred to as the selected SaaS transactions), that Jefferies in its professional judgment considered generally relevant, which we refer to as the selected transactions. Jefferies reviewed selected UCCC transactions announced since January 1, 2010 with a transaction enterprise value between $150 million and $2 billion, in which last twelve months, which we refer to as LTM, revenue and TEV / LTM revenue multiples were publicly available, excluding transactions with publicly available negative next twelve months, which we refer to as NTM, revenue growth for the target. Jefferies reviewed selected SaaS transactions announced since January 1, 2010 with a transaction enterprise value between $150 million and $2 billion, in which the acquired SaaS company had publicly available projected NTM revenue growth greater than 10% and had LTM non-GAAP gross margin between 50% and 65%.

Acquiror	Target
Selected UCCC Transactions
Vonage Holdings Corp.	Nexmo, Inc.
Verint Systems Inc.	KANA Software, Inc.
ShoreTel, Inc.	M5 Networks, Inc.
NICE Systems Ltd.	Merced Systems, Inc.
Oracle Corp.	RightNow Technologies, Inc.
Permira Advisers Ltd., Technology Crossover Ventures	Genesys Telecommunications Laboratories, Inc.
Oracle Corp.	InQuira, Inc.
USA Mobility, Inc.	Amcom Software, Inc.
Selected SaaS Transactions
Envestnet, Inc.	Yodlee, Inc.
IBM Corp.	Merge Healthcare Inc.
Oracle Corp.	Responsys, Inc.
IBM Corp.	Kenexa Corp.
Blackbaud, Inc.	Convio, Inc.
Bserv, Inc.	Fundtech Ltd.
Visa Inc.	CyberSource Corp.
Oracle Corp.	Phase Forward Inc.

Jefferies reviewed publicly available enterprise transaction values of the selected transactions, if available, and otherwise calculated enterprise transaction values as the purchase prices paid for the target companies involved in such transactions plus total debt, preferred stock and non-controlling interests (as applicable) less cash and cash equivalents, in each case as a multiple of the respective target companies’ LTM revenue prior to announcement.

Applying a range of selected multiples of 3.0x to 4.0x and 3.75x to 4.75x derived from the selected UCCC transactions and the selected SaaS transactions, respectively, to inContact’s LTM revenue for the period ended March 31, 2016, Jefferies derived the below implied equity reference ranges per share of inContact common stock, as compared to the merger consideration of $14.00 per share of inContact common stock (financial data for the selected transactions and inContact were based on public filings and other publicly available information), by subtracting total debt and adding cash and cash equivalents to the ranges of implied enterprise values for inContact and dividing by inContact’s fully diluted shares of common stock outstanding, based on the capitalization table provided to Jefferies by inContact’s management on May 16, 2016, which inContact’s management directed Jefferies to use. After Jefferies delivered its opinion to our Board of Directors, inContact’s management made certain revisions to its capitalization table. These revisions to inContact’s capitalization table would result in immaterial changes to the implied equity reference ranges shown below and would not have impacted Jefferies opinion had they been known to Jefferies prior to delivering its opinion.

Benchmark	Multiple Range	Implied Equity Reference Range Per Share of inContact Common Stock
INCONTACT LTM REVENUE – UCCC	3.0x – 4.0x	$10.30 – $13.77
INCONTACT LTM REVENUE – PUBLIC SAAS	3.75x – 4.75x	$12.90 – $16.14

No transaction selected by Jefferies for its analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond inContact’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of analyzing transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of inContact through the fiscal year ending 2020 using the May Projections provided by inContact’s management (disclosed at page 37 of this Proxy Statement), discount rates ranging from 11.1% to 12.1%, which were based on a weighted average cost of capital calculation for the selected companies, and perpetuity growth rates ranging from 4.0% to 5.0%. To determine the implied total equity value for inContact, Jefferies subtracted total debt and added cash and cash equivalents to the implied enterprise value of inContact. To derive an implied equity reference range per share of inContact common stock, as compared to the merger consideration of $14.00 per share of inContact common stock, Jefferies divided the total implied equity value by the amount of inContact’s fully diluted shares of common stock outstanding, based on the capitalization table provided to Jefferies by inContact’s management on May 16, 2016, which inContact’s management directed Jefferies to use for purposes of its opinion. This analysis indicated an implied equity reference range per share of common stock $12.04 to $15.27, as compared to the merger consideration of $14.00 per share of inContact common stock. After Jefferies delivered its opinion to our Board of Directors, inContact’s management made certain revisions to its capitalization table. These revisions to inContact’s capitalization table would result in immaterial changes to the implied equity reference ranges shown below and would not have impacted Jefferies opinion had they been known to Jefferies prior to delivering its opinion.

Other Information

For reference purposes only, using publicly available information, Jefferies reviewed the premia offered in 150 mergers and acquisitions transactions in the technology sector that were announced between January 1, 2010 and May 16, 2016 with transaction values of between $150 million and $2 billion. For each of these transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company’s closing stock price one trading day and one month prior to the transaction’s announcement. The review indicated the following premia for those time periods prior to announcement:

Time Period Prior to Announcement	75th Percentile	Median	25th Percentile
One Trading Day	44%	31%	21%
One Month	53%	37%	24%

Applying a reference range of the 25th and the 75th percentile for each of the time periods described above, Jefferies derived an implied equity reference ranges of $11.54 to $13.77 with respect to the one trading day premium prior to announcement and $11.48 to $14.18 with respect to the one month premium prior to the announcement.

General

Jefferies’ opinion was one of many factors taken into consideration by our Board of Directors in making its determination to approve the merger and should not be considered determinative of the views of our Board of Directors or management with respect to the merger or the merger consideration.

Jefferies was selected by our Board of Directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

We have agreed to pay Jefferies a fee of approximately $14.8 million, $750,000 of which was paid upon delivery of Jefferies’ opinion. We have also agreed to reimburse Jefferies for certain expenses incurred, and to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered or to be rendered by Jefferies under its engagement. Jefferies has, in the past, provided financial advisory and financing services to inContact and certain affiliates of Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In the two years prior to the date of its opinion, Jefferies has provided certain investment banking and/or financing services to inContact for which Jefferies received aggregate fees of approximately $2.47 million. Jefferies maintains a market in the securities of inContact and Parent, and in the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of inContact or Parent and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to inContact, Parent or entities that are affiliated with inContact or Parent, for which Jefferies would expect to receive compensation.

Treatment of Equity Awards

Stock Options

In the merger, all outstanding vested stock options will be cancelled and converted into the right to receive, in cash, the excess, if any, of $14.00 over the applicable per share exercise price for each share of stock underlying a vested stock option, less any required tax withholding. Vested stock options that have a per share exercise price equal to or exceeding the $14.00 per share merger consideration will be cancelled and the holder will receive no payment or other distribution.

In the merger, all outstanding unvested stock options will be cancelled and converted into an option to purchase a number of American Depositary Shares which represent ordinary shares of Parent (“Parent ADSs”), calculated by multiplying the number of shares underlying the unvested stock option by an equity award exchange ratio based on the average closing price of Parent ADSs for the ten trading days immediately preceding the closing date of the merger. The exercise price of the options to purchase Parent ADSs will be calculated by dividing the exercise price of the original stock option by the equity award exchange ratio. Other than the adjusted exercise price and share number, the options to purchase Parent ADSs will be subject to the same terms and conditions that the cancelled unvested stock options were subject to, including as to vesting.

Restricted Stock Units

In the merger, all outstanding vested restricted stock units (“RSUs”) will be cancelled and converted into the right to receive, in cash, $14.00, less any required tax withholding, for each share of our common stock subject to such vested RSU.

In the merger, all outstanding unvested RSUs will be cancelled and converted into an RSU with respect to a number of Parent ADSs, calculated by multiplying the number of shares underlying the unvested RSU by an equity award exchange ratio based on the average closing price of Parent ADSs for the ten trading days immediately preceding the closing date of the merger. Other than the adjusted share number, the RSUs with respect to Parent ADSs will be subject to the same terms and conditions that the cancelled unvested RSUs were subject to, including as to vesting and settlement.

Unvested Restricted Stock

In the merger, all unvested shares of restricted stock will be cancelled and converted into the right to receive a number of restricted Parent ADSs, calculated by multiplying the number of unvested restricted shares by an equity award exchange ratio based on the average closing price of Parent ADSs for the ten trading days immediately preceding the closing date of the merger. Other than the adjusted share number, the restricted Parent ADSs will be subject to the same terms and conditions that the cancelled unvested restricted shares were subject to, including as to vesting.

Employee Stock Purchase Plan

Under our 2005 Employee Stock Purchase Plan, no new offering periods have commenced or will commence following completion of the offering period in progress as of the date of the merger agreement. The most recent offering period terminated in accordance with the terms of our 2005 Employee Stock Purchase Plan on June 30, 2016. Upon termination of the most recent offering period, each then outstanding option under our 2005 Employee Stock Purchase Plan was exercised automatically. We will terminate our 2005 Employee Stock Purchase Plan as of immediately prior to the effective time of the merger.

Debt Financing

Prior to entering into the merger agreement, Parent entered into debt commitment letters with certain financial institutions pursuant to which Parent would be provided debt financing (the “Debt Financing”) on the terms and conditions set forth in the debt commitment letters, the proceeds of which, among other uses, will be used by Parent to fund a portion of the merger consideration. Parent and Merger Subsidiary are obligated to use their reasonable best efforts to arrange, as promptly as practicable, for the Debt Financing to be in place at or prior to the effective time of the merger. The merger agreement provides, however, that obtaining the Debt Financing is not a condition to close. (see “The Merger Agreement – Debt Financing” below).

Interests of Directors and Executive Officers in the Merger May Differ From Your Interests

In this section, we refer to our Board of Directors as “our Board.” In considering the recommendation of our Board that you vote in favor of the proposal to approve the merger agreement, you should be aware that certain of our directors and executive officers may have interests in the merger that are different from, or are in addition to, the interests of inContact and our stockholders generally. These interests may create a potential conflict of interest and may be perceived to have affected their decision to support or approve the merger. Our Board was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger agreement, the merger and the related transactions. inContact stockholders should be aware of these interests when considering our Board’s recommendation to approve the merger agreement.

Executive Officers and Directors.

inContact’s executive officers and directors as of the date hereof are:

Name	Age	Positions	Since
Theodore Stern	86	Director and Chairman of the Board of Directors	1999
Steve Barnett	74	Director	2000
Paul F. Koeppe	66	Director	2004
Blake O. Fisher, Jr.	72	Director	2004
Mark J. Emkjer	60	Director	2009
Hamid Akhavan	54	Director	2011
Paul Jarman	47	Director and Chief Executive Officer	1997
Gregory S. Ayers	54	Executive Vice President and Chief Financial Officer	2009
William (“Bill”) Robinson	49	Executive Vice President of Sales	2012

Positions with the Surviving Corporation.

The merger agreement provides that the officers of inContact at the effective time of the merger will be the officers of inContact, as the surviving corporation, after the merger. In connection with the execution of the merger agreement, each of Messrs. Ayers, Jarman, and Robinson entered into a retention agreement with Parent as further described below (see “The Merger Agreement – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests – Retention Agreements” below).

New Equity Awards

Prior to the effective time of the merger, inContact may issue up to an aggregate of 20,000 shares of inContact common stock, pursuant to inContact’s equity plans, to its employees, including inContact’s executive officers, in a manner and under terms that are consistent with past practice, except that any such awards may not vest on a “single trigger” basis.

Annual Director Awards

As disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 27, 2016 (the “Proxy Statement”), non-employee directors receive a cash payment of $60,000 per year paid in monthly installments and an award of restricted stock units on July 1 of each year in number equal to $100,000 divided by the fair market value of the Company’s common stock at July 1 of each annual period, which is the grant date (the “Outside Director Equity Awards”). The Outside Director Equity Awards accelerate in full on a change in control. Instead of granting the Outside Director Equity Awards on July 1, 2016, the Board intends to pay an additional monthly cash payment to non-employee directors of $8,333.33 in addition to the monthly cash payment based on the annual retainer of $60,000 per year. The cash payments will continue until the consummation of the Merger. No additional equity grants or acceleration of cash payments are contemplated for outside directors.

Insurance and Indemnification of Directors and Executive Officers

The merger agreement provides that the surviving corporation will, for six years, indemnify and hold harmless the present and former officers and directors of inContact for acts or omissions occurring at or prior to the effective time of the merger, to the fullest extent permitted by applicable law or inContact’s certificate of incorporation and bylaws. Additionally, under the merger agreement the surviving corporation is obligated to maintain, for six years, provisions of its certificate of incorporation and bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees, and the advancement of expenses which are no less advantageous than the provisions currently in place for inContact.

The merger agreement also provides that prior to the effective time of the merger, inContact may purchase, and if inContact does not purchase then Parent will cause the surviving corporation to purchase, a six year prepaid “tail” policy of officers and directors liability insurance to cover claims related any period of time at or prior to the effective time of the merger, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies, and in each case regarding any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of such person serving in such capacity. inContact is not allowed to expend for such policies an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year.

Treatment of Equity and Equity Awards

In connection with approving the merger and the merger agreement, our Board of Directors approved the disposition of shares of common stock, options, restricted stock units and restricted shares held by our directors and executive officers, so that such dispositions in the merger and the conversion into the right to receive the merger consideration, if applicable, is exempt from liability under Section 16(b) of the Exchange Act.

Consideration Payable for Equity and Equity Awards

The table below sets forth the number of shares of our common stock held by our directors and executive officers as of July 5, 2016 (excluding unvested restricted shares, which are itemized in a separate, subsequent table), and the merger consideration to which they will be entitled in exchange therefor, assuming such shares remain outstanding as of immediately prior to the effective time of the merger.

Name	Number of Shares	Amount Payable ($)
Theodore Stern	1,197,713	16,767,982
Steve Barnett	328,300	4,596,200
Paul F. Koeppe	214,500	3,003,000
Blake O. Fisher, Jr.	—	—
Mark J. Emkjer	—	—
Hamid Akhavan	47,700	667,800
Paul Jarman	325,629	4,558,806
Gregory S. Ayers	98,209	1,374,926
William (“Bill”) Robinson	8,612	120,568

Total	2,220,663	31,089,282

The table below sets forth (i) the number of shares of our common stock underlying vested options held by our directors and executive officers on July 5, 2016, and the merger consideration to which they will be entitled in exchange therefor, after taking into account the weighted average exercise price of such vested options, and (ii) the number of shares of our common stock underlying vested RSUs held by our directors and executive officers on July 5, 2016, and the merger consideration to which they will be entitled in exchange therefor, in each case without taking into account any applicable tax withholdings.

Name	Number of Shares Underlying Vested Options	Merger Consideration for Vested Options ($)	Number of Shares Underlying Vested RSUs	Merger Consideration for Vested RSUs ($)	Total Merger Consideration ($)
Theodore Stern	—	—	127,695	1,787,730	1,787,730
Steve Barnett	—	—	151,292	2,118,088	2,118,088
Paul F. Koeppe	—	—	148,292	2,076,088	2,076,088
Blake O. Fisher, Jr.	—	—	148,292	2,076,088	2,076,088
Mark J. Emkjer	—	—	120,431	1,686,034	1,686,034
Hamid Akhavan	—	—	27,586	386,204	386,204
Paul Jarman	453,229	3,147,485	—	—	3,147,485
Gregory S. Ayers	104,560	735,785	—	—	735,785
William (“Bill”) Robinson	198,496	1,604,535	—	—	1,604,535

Total	756,285	5,487,805	723,588	10,130,232	15,618,037

The table below sets forth for each director and officer, as of July 5, 2016, and in each case assuming an Equity Award Exchange Ratio of 0.2236, which uses the average closing sale price of Parent ADSs for the ten full trading days ending July 5, 2016: (i) the number of shares of our common stock underlying unvested options and the number of Parent ADSs underlying the options which they will receive at the effective time of the merger, (ii) the number of shares of our common stock underlying unvested RSUs and the number of Parent ADSs underlying the RSUs which they will receive at the effective time of the merger and (iii) the number of unvested restricted shares and the number of restricted Parent ADSs which they will receive at the effective time of the merger, in each case, without taking into account any applicable tax withholdings. Depending on when the merger occurs, equity awards that are now unvested and included in the table below may vest pursuant to the terms of such awards based on the completion of continued service with the Company, independent of the merger.

Name	Number of Shares Underlying Unvested Options	Number of Parent ADSs Underlying Converted Options (1)	Number of Shares Underlying Unvested RSUs	Number of Parent ADSs Underlying Converted RSUs (1)	Number of Restricted Shares	Number of Restricted Parent ADSs (1)
Theodore Stern	—	—	—	—	—	—
Steve Barnett	—	—	—	—	—	—
Paul F. Koeppe	—	—	—	—	—	—
Blake O. Fisher, Jr.	—	—	—	—	—	—
Mark J. Emkjer	—	—	—	—	—	—
Hamid Akhavan	—	—	—	—	—	—
Paul Jarman	385,329	86,156	101,245	22,638	102,622	22,946
Gregory S. Ayers	147,505	32,979	53,613	11,988	11,110	2,484
William (“Bill”) Robinson	142,428	31,843	53,613	11,988	9,546	2,134

Total	675,262	150,978	208,471	46,614	123,278	27,565

(1) Rounded down to the nearest whole number of Parent ADSs on a grant-by-grant basis.

Retention Agreements

Each of Messrs. Ayers, Jarman, and Robinson (the “Executives”) are eligible for severance benefits under our Change in Control Severance Compensation Policy (the “Policy”). The Policy provides for the payment of specified severance (two-times annual base pay for Mr. Jarman and one-and-one-half-times annual base pay for each of Messrs. Ayers and Robinson) in the event of a termination of employment without “Just Cause” or resignation for “Good Reason” within the period commencing on the merger and ending six months thereafter (such period referred to as the “Protection Period”).

Each of the Executives has entered into a retention agreement with Parent that modifies his rights under the Policy by (1) increasing the Protection Period so that it expires on February 1, 2018 for Messrs Ayers and Robinson and expires on the third anniversary of the merger for Mr. Jarman (such period referred to as the applicable “Extension Period”), (2) revises the potential severance to be six months’ base salary and continued benefits coverage for Messrs. Jarman and Robinson and twelve months’ base salary and continued benefits for Mr. Ayers and (3) revises the vesting acceleration rights of each of the Executives with respect to certain equity awards held by the Executive from “single trigger” vesting acceleration that would be triggered upon occurrence of the merger to “double trigger” vesting acceleration triggered only upon an involuntary termination of employment without “Just Cause” or resignation of employment for “Good Reason” within such Executive’s extended Protection Period. Each of the Executives agreed that the merger itself does not trigger a right to resign for good reason under any current plan, policy, or agreement, and each of the Executives agreed that any agreement providing for vesting acceleration of stock options, restricted stock units, or other equity compensation due to the merger will be amended so that such vesting acceleration instead will occur upon a termination of employment without “Just Cause” or resignation for “Good Reason” (as modified in the applicable retention agreement) during the Executive’s extended Protection Period.

Each Executive’s retention agreement also provides that Parent will recommend that its board of directors approve a grant to the Executive of a number of Parent restricted stock units (60,000 for Mr. Jarman, 8,000 for Mr. Ayers and 18,000 for Mr. Robinson), a portion of which will be scheduled to vest subject to continued service and a portion of which will be scheduled to vest subject to satisfaction of performance objectives.

Golden Parachute Compensation.

As is discussed above, our named executive officers are eligible participants under our Change in Control Severance Compensation Policy. However, as discussed above, in connection with the execution of the merger agreement, each of our named executive officers entered into retention agreements with Parent that modified their rights to receive change in control and severance payments. The table below shows the estimated amount of payments and benefits that will or may be paid or become payable to each of our named executive officers in connection with the merger, assuming consummation of the merger occurred on July 5, 2016 and the employment of the executive officer was terminated on such date without just cause or due to resignation for good reason, entitling the named executive officer to severance payments and benefits. The amounts shown in the table reflect modifications of severance compensation pursuant to the retention agreements entered into with Parent unless noted otherwise.

Name	Cash Severance ($) (1)		Equity ($) (5)	Perquisites/ Benefits ($) (6)	Pension / NQDC ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Paul Jarman	187,500	(2)	2,927,404	12,000	—	—	—	3,126,904
Gregory S. Ayers	315,000	(3)	929,404	24,000	—	—	—	1,268,404
William (“Bill”) Robinson	140,000	(4)	906,946	12,000	—	—	—	1,058,946

(1)	The amounts in this column reflect the double-trigger cash severance payments that would become payable to each of the named executive officers upon termination other than for “Just Cause” or resignation for “Good Reason” (as modified by the applicable retention agreement).
(2)	Mr. Jarman’s cash severance under our Change in Control Severance Compensation Policy would have been $750,000, had he not entered into a retention agreement with Parent.
(3)	Mr. Ayers’ cash severance under our Change in Control Severance Compensation Policy would have been $472,500, had he not entered into a retention agreement with Parent.
(4)	Mr. Robinson’s cash severance under our Change in Control Severance Compensation Policy would have been $420,000, had he not entered into a retention agreement with Parent.
(5)

Each of our named executive officers is a party to one or more Restricted Stock Unit Agreements and Restricted Share Award Agreements with us that, after giving effect to the retention agreements with Parent, provide for accelerated vesting of all of the covered units or shares, respectively, in the event of a termination without “Just Cause” or resignation for “Good Reason” (as modified by the applicable retention agreement). The amounts shown reflect the value of vesting acceleration of 101,245 units and 102,622 shares for Mr. Jarman, 53,613 units and 11,110 shares for Mr. Ayers, and 53,613 units and 9,546 shares for Mr. Robinson. Amounts shown do not reflect vesting acceleration of any equity awards that Parent may grant subsequent to the Merger, including the equity awards provided for in the retention agreements that our named executive officers have entered into with Parent.
(6)	Pursuant to retention agreements with Parent, Messrs. Jarman’s and Robinson’s severance benefits include 6 months’ continued benefits and Mr. Ayers’ severance benefits include 12 months’ continued benefits. We have assumed that the value of continued benefits is $2,000 per month. None of the executive officers would be entitled to continued benefits upon a termination of employment under our Change in Control Severance Compensation Policy as currently in effect.

For further information on the proposal for inContact’s stockholders to approve on an advisory (non-binding) basis merger-related compensation as discussed in this section, please see the section with the title “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements.”

Past Contacts, Transactions or Negotiations

Neither inContact nor any of our directors, executive officers or other affiliates have any past, present or proposed relationships, material agreements, arrangements, understandings, negotiations, transactions or material contacts with Parent, Merger Subsidiary or any of their respective directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of inContact common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of inContact common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., state, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Delaware law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•	Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

•	Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Holders that received their shares of inContact common stock in a compensatory transaction; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of inContact common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of inContact common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of inContact common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of inContact common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) exchanged for cash pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of inContact common stock who or that is neither a U.S. Holder nor a partnership (or an entity taxable as a partnership) for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other specified conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•	We are or have been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder’s holding period with respect to the applicable shares of inContact common stock, which we refer to as the relevant period, and, if shares of inContact common stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of inContact common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the anticipated date of completion of the merger.

Backup Withholding

Payments due to non-corporate U.S. Holders pursuant to the merger may be subject to federal “backup withholding” at a rate of 28% unless certain requirements are satisfied. Corporations are generally exempt from backup withholding. In order to avoid backup withholding with respect to cash received pursuant to the merger, a non-corporate U.S. Holder should complete IRS Form W-9. Non-U.S. Holders are generally exempt from backup withholding but should complete IRS Form W-8BEN or W-8BEN-E to perfect that exemption. Non-corporate U.S. Holders who fail to provide their correct taxpayer identification numbers may be subject to penalties imposed by the IRS. Amounts withheld, if any, under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

Delisting and Deregistration of our Common Stock

If the merger is completed, inContact common stock will be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

If the merger agreement and the merger transaction are not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Stock Market, so long as we continue to meet the applicable listing requirements.

Governmental and Regulatory Approvals

Antitrust Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and the rules promulgated thereunder, Parent and inContact cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Parent and inContact filed the notification and report forms under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on June 2, 2016. On June 22, 2016, the Premerger Notification Office of the U.S. Federal Trade Commission advised inContact that early termination had been granted of the mandatory waiting period under the HSR Act with respect to the merger.

CFIUS

The merger is also conditioned on the issuance of a clearance from CFIUS. This CFIUS clearance takes the form of either (a) a written notification from CFIUS that it has no unresolved national security concerns in connection with the merger or (b) inaction, or a decision not to take action, by the President, within 15 days of receiving the report from CFIUS. Section 721 of the Defense Production Act of 1950, as amended (the “Defense Production Act”), as well as related Executive Orders and regulations, authorize the President and CFIUS to review certain transactions which could result in control of a U.S. business by a foreign person. Under the Defense Production Act, the Secretary of the Treasury acts through CFIUS to coordinate review of covered transactions that are voluntarily submitted to CFIUS or that are unilaterally reviewed by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 30-day review period that may be extended by CFIUS for an additional 45-day investigation period. At the close of its review or investigation, CFIUS may determine that there are no national security concerns with the transaction, may impose mitigation terms to resolve any national security concerns with the covered transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot agree on a recommendation relative to the covered transaction. The President has 15 days under the Defense Production Act to act on CFIUS’s report.

In the event that CFIUS notifies Parent and inContact that CFIUS (A) has completed its review or investigation and determined it has unresolved national security concerns and (B) intends to send a report to the President of the United States requesting the President’s decision because it either (1) recommends that the President act to suspend or prohibit the merger, (2) is unable to reach a decision on whether to recommend that the President suspend or prohibit the merger, or (3) requests that the President make a determination with regard to the merger (a “CFIUS Turndown”) Parent may request a withdrawal of the notice filed with CFIUS and thereafter neither Parent nor inContact will have any further obligation to seek CFIUS approval. In the event of a CFIUS Turndown, either party has the right to terminate the merger agreement and abandon the merger. See “The Merger Agreement – Termination of the Merger Agreement” below.

The Company and Parent have filed a joint voluntary notice with CFIUS. While we believe that CFIUS clearance will ultimately be obtained, this clearance is not assured. Each party’s obligations to complete the merger are contingent upon CFIUS clearance.

FCC and State and Local Authorities

The merger is further conditioned on Parent and inContact obtaining the approvals of the FCC and certain state communications regulatory authorities, as required, due to the transfer of control of entities holding certain telecommunications licenses occurring in connection with the transactions contemplated in the merger agreement. Under the Communications Act of 1934, as amended, inContact holds licenses issued by the FCC permitting it to provide telecommunications services. The FCC must approve the transfer of control of the licensee entities by inContact to Parent as a result of the merger. Because Parent is not a U.S. company, the FCC will also refer the transfer applications for informal national security review by the United States Departments of Defense, Justice (including the Federal Bureau of Investigation) and Homeland Security (“Team Telecom”). The FCC approval will in turn be conditioned on the clearance of the application by Team Telecom. Team Telecom, like CFIUS, may determine that there are no national security concerns with the transaction or may impose mitigation terms to resolve any national security concerns with the transaction. In addition, under various state telecommunications statutes, inContact entities hold licenses issued by those states for the provision of telecommunications services. Certain of those states must also approve the transfer of control of the licenses held by inContact entities to Parent as a result of the merger.

The Company and Parent filed domestic and international 214 transfer of control applications with the FCC on May 31, 2016, and an amended application on July 8, 2016. The Company and Parent also filed transfer of control applications with various state communications regulatory authorities. While we believe that FCC and state approvals will ultimately be obtained, these approvals are not assured. Each party’s obligations to complete the merger are contingent upon FCC and state authority approval.

Conditions Imposed by Regulatory Authorities

CFIUS, the FCC, Team Telecom, and state communications regulatory authorities may impose conditions as a prerequisite for their respective clearances or approvals of the merger. Parent may determine not to proceed with the merger should such conditions require Parent or Company to (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated under the merger agreement or (B) sell, divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing), in each case of clauses (A) and (B), (1) with respect to any of Parent’s or its Subsidiaries’ businesses, assets or properties or (2) with respect to any of the Company’s or its Subsidiaries’ businesses, assets or properties, unless, in the case of this clause (2) only, such action would not reasonably be expected to be, individually or in the aggregate, adverse in any material respect to the Company and its Subsidiaries, taken as a whole.

Legal Proceedings

On June 10, 2016, a complaint captioned Natalie Gordon v.inContact, Inc., et al., Case No. 160903695 was filed in the Third Judicial District Court of Salt Lake County, State of Utah naming as defendants the Company and its Board of Directors (the “Gordon Action”). Plaintiff filed an amended complaint in the Gordon Action on July 1, 2016. On July 5, 2016, a complaint captioned David Stern v. inContact, Inc., et al., Case No. 160904200 was filed in the Third Judicial District Court of Salt Lake County, State of Utah naming as defendants inContact and its Board of Directors (the “Stern Action”). The Stern and Gordon Actions purport to be class actions brought by shareholders alleging that inContact’s Board of Directors breached their fiduciary duties by approving the merger agreement. The complaints seek, among other things, either to enjoin the proposed transaction or to rescind the transaction in the event it is consummated. On July 6, 2016, plaintiffs in the Gordon Action and the Stern Action filed motions to consolidate the actions, appoint lead plaintiff and counsel, and expedite discovery, all of which remain pending. The defendants believe the litigation is entirely without merit and intend to defend it vigorously.

On July 8, 2016, a complaint captioned Andre Davis v. inContact. Inc., et al., Case No. 160904272 was filed in the Third Judicial District Court of Salt Lake County, State of Utah naming as defendants inContact, its Board of Directors, Parent and Merger Subsidiary (the “Davis Action”). The Davis Action purports to be a class action brought by shareholders alleging that inContact’s Board of Directors breached their fiduciary duties by approving the merger agreement and that inContact, Parent and Merger Subsidiary aided and abetted those alleged breaches. The complaint seeks, among other things, either to enjoin the proposed transaction or to rescind the transaction in the event it is consummated. The defendants believe the litigation is entirely without merit and intend to defend it vigorously.

Anticipated Closing of the Merger

We intend to complete the closing of the merger promptly after all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger agreement by our stockholders and the absence of any legal prohibitions to the merger. We currently expect the merger to be completed in the second half of 2016, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Appendix A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about inContact. Such information can be found elsewhere in this proxy statement and in the other public filings inContact makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Merger Consideration

At the effective time of the merger, each outstanding (i) share of inContact common stock, other than shares held by a stockholder who perfects appraisal rights in accordance with Delaware law and other than unvested restricted shares, will automatically be converted into the right to receive $14.00 in cash, without interest; (ii) vested option to purchase inContact common stock will be canceled and the holder thereof will receive an amount in cash per share of inContact common stock subject to such vested option equal to any excess of (A) $14.00 per share less (B) the exercise price of such option, and less applicable tax withholdings; and (iii) vested restricted stock unit (“RSU”) for inContact common stock will be canceled and the holder thereof will receive an amount in cash per share of inContact common stock subject to the vested RSU equal to $14.00 per share, less applicable tax withholdings. The price of $14.00 per share was determined through arm’s-length negotiations between us and Parent. At the effective time of the merger, no shares of inContact common stock outstanding prior to the merger will remain outstanding after the merger and all such shares will automatically be cancelled and will cease to exist.

Closing; Effective Time of the Merger

The closing of the merger will occur as soon as possible, but in any event, no later than three (3) business days after all of the closing conditions have been met or waived by the party or parties entitled to the benefit thereof, provided, however, that the closing may be delayed if the marketing period has not ended, in which case, the closing will occur on the second business day immediately following the final day of the marketing period. The marketing period relates to the marketing by the Parent of the Debt Financing (see “– Debt Financing” below). The merger agreement provides that the marketing period is a period of not more than 15 consecutive business days which starts either 15 business days after the date of the merger agreement, or, if later, after the receipt by Parent from inContact of all the financial information it needs for the Debt Financing. The merger agreement also provides that the marketing period must end on or before August 19, 2016, or commence on or as promptly as practicable after September 6, 2016. If inContact in good faith reasonably believes it has provided all information and assistance required by it to Parent for the Debt Financing, it may deliver to Parent a written notice to that effect, and thereafter the marketing period must commence no later than 30 business days after the date of the merger agreement or, if later, 10 business days after deliver of such notice, provided that, if Parent in good faith reasonably believes we have not completed providing the requested information, they may contest that fact to us by delivering a written notice to that effect, in which case, the marketing period will begin no later than 10 business days after we have provided the additional information.

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later date or time as is agreed upon by Merger Subsidiary and inContact and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon the completion of the merger, Merger Subsidiary, a wholly-owned indirect subsidiary of Parent and a party to the merger agreement, will merge with and into inContact. inContact will survive the merger as a wholly-owned indirect subsidiary of Parent.

Conversion of Shares; Procedures for Exchange of Certificates

Effective automatically upon the effective time of the merger, you will have the right to receive $14.00 in cash per share of inContact common stock (other than unvested restricted shares), without interest. Prior to the effective time of the merger, Parent will appoint a bank or trust company to act as exchange agent under the merger agreement, and will cause one of its subsidiaries to deliver the merger consideration to the exchange agent for payment to inContact stockholders. The merger agreement provides that promptly after the effective time of the merger, Parent shall send or cause the exchange agent to send to each holder of shares of inContact common stock at the effective time (other than unvested restricted shares) a letter of transmittal and instructions for use in surrendering their certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials from the exchange agent for such surrender. Upon surrender of a stock certificate for cancellation to the exchange agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, the holder of such shares will be entitled to receive the merger consideration into which the number of shares of inContact common stock previously represented by such shares shall have been converted pursuant to the merger agreement. The shares so surrendered will be cancelled.

In the event of a transfer of ownership of shares of inContact common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the shares are presented to the exchange agent, properly endorsed or otherwise in proper form for transfer, and the transferee either pays to the exchange agent any applicable transfer taxes relating to such transfer, or establishes that such transfer taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, the exchange agent will deliver to you the applicable merger consideration for the shares represented by that certificate if you make an affidavit claiming such certificate has been lost, stolen or destroyed with such assurances as Parent or the disbursing agent may require, including, if reasonably required, the posting of a bond.

You should not send your certificates until requested to do so and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that six months after the effective time of the merger, the exchange agent will deliver to the Parent any funds made available to the exchange agent which have not been disbursed to holders of inContact common stock, and that any holders of shares who have not complied with the above-described procedures to receive payment of the merger consideration during such six month period may thereafter look only to Parent for payment of the merger consideration, without interest, to which they are entitled. Any amounts unclaimed two years after the effective time of the merger (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by law, the property of Parent.

Effect on inContact Stock Options, RSUs and Restricted Shares

As set forth above, at the effective time of the merger, each outstanding (i) vested option to purchase inContact common stock will be cancelled and the holder thereof will receive an amount in cash per share of inContact common stock subject to such vested option equal to any excess of (A) $14.00 per share less (B) the exercise price of such option, and less applicable tax withholdings and (ii) vested RSU with respect to inContact common stock will be cancelled and the holder thereof will receive an amount in cash per share of inContact common stock subject to the vested RSU equal to $14.00 per share, less applicable tax withholdings.

Additionally, at the effective time of the merger, each outstanding (i) unvested option to purchase inContact common stock will be cancelled and converted into an option to purchase a number of American Depositary Shares which represent ordinary shares of Parent (“Parent ADSs”), calculated by multiplying the number of shares underlying the unvested stock option by an equity award exchange ratio (calculated as described below, the “Equity Award Exchange Ratio”), with an exercise price determined by dividing the exercise price of the original stock option by the Equity Award Exchange Ratio, (ii) unvested RSU will be cancelled and converted into an RSU with respect to a number of Parent ADSs, calculated by multiplying the number of shares underlying the unvested RSU by the Equity Award Exchange Ratio and (iii) unvested share of restricted stock will be cancelled and converted into a number of restricted Parent ADSs, calculated by multiplying the number of unvested restricted shares by the Equity Award Exchange Ratio. Other than the adjusted share number and, in the case of the unvested options, the adjusted exercise price, the replacement equity awards will remain subject to the same terms and conditions as the equity awards which they replaced, including as to vesting and settlement. The Equity Award Exchange Ratio is calculated by dividing the merger consideration by the average closing sale prices of Parent ADSs on The NASDAQ Global Select Market for the ten trading days ending on (and including) the trading day immediately preceding the closing date for the merger, rounded to the nearest one ten-thousandth. As promptly as practicable after the closing date of the merger, Parent will register the Parent ADSs issuable in exchange for inContact equity awards on a registration statement on Form S-8.

Furthermore, under our 2005 Employee Stock Purchase Plan, no new offering periods have commenced or will commence following completion of the offering period in progress as of the date of the merger agreement. The most recent offering period terminated in accordance with the terms of our 2005 Employee Stock Purchase Plan on June 30, 2016. Upon termination of the most recent offering period, each then outstanding option under our 2005 Employee Stock Purchase Plan was exercised automatically. We will terminate our 2005 Employee Stock Purchase Plan as of immediately prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully, and in their entirety, the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent” in Articles 4 and 5, respectively, of the merger agreement attached as Appendix A to this proxy statement. However, the assertions embodied in the representations and warranties made by us are qualified by information and statements disclosed in any document filed by inContact with the SEC after December 31, 2014 and as made in a confidential disclosure schedule that we provided to Parent in connection with the signing of the merger agreement. While we do not believe that such disclosure schedule contains information that applicable securities laws require us to disclose publicly (other than information that has already been so disclosed), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in our general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

The merger agreement contains representations and warranties of inContact as to, among other things:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	capitalization;

•	subsidiaries;

•	SEC filings and the Sarbanes-Oxley Act;

•	financial statements;

•	disclosure documents;

•	absence of certain changes;

•	no undisclosed material liabilities

•	compliance with laws and court orders;

•	litigation;

•	properties;

•	intellectual property;

•	taxes;

•	employees and employee benefit plans;

•	environmental matters;

•	material contracts;

•	insurance

•	FCC and state communication matters;

•	CFIUS and national security matters;

•	finders’ fees;

•	opinion of financial advisor;

•	antitakeover statutes.

In addition, the merger agreement contains representations and warranties by Parent as to:

•	corporate existence and power;

•	corporate authorization;

•	governmental authorization;

•	non-contravention;

•	disclosure documents;

•	finders’ fees;

•	litigation;

•	ownership of shares;

•	financing;

•	vote/approval required;

•	solvency.

Conduct of Business Pending Closing

We have agreed in the merger agreement that, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), except for certain actions contemplated by the merger agreement or set forth in the disclosure schedule, and except as required by law, between the date of the merger agreement and the effective time, we will and will cause our subsidiaries to conduct our business in the ordinary course consistent with past practice. Additionally, the Company will, and will cause its subsidiaries to, use reasonable best efforts to: (i) preserve intact our present business organization; (ii) maintain in effect all material licenses, permits, consents, franchises, approvals and authorizations; (iii) keep available the services of our officers and key employees; and (iv) maintain satisfactory relationships with our customers, lenders suppliers and others having material business relationships with us. Without limiting the generality of the foregoing, and except for matters set forth in the applicable section of the disclosure schedule or as specifically provided by the merger agreement, and except as required by law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of the merger agreement until the effective time or the termination of the merger agreement in accordance with its terms, neither we nor any of our subsidiaries may:

•	amend our organizational documents;

•	split, combine or reclassify any shares of our capital stock, pay any dividend or other distribution in respect of our capital stock or redeem, repurchase or acquire any of our capital stock or the capital stock of our subsidiaries, other than repurchases of the stock underlying equity awards granted under our stock plans;

•	issue, deliver or sell any of our securities or the securities of our subsidiaries other than intra-company transfers and the issuance of shares upon the exercise of equity awards outstanding on the date of the merger agreement, or amend the terms of any of our securities or the securities of our subsidiaries;

•	incur any capital expenditures or related liabilities over $500,000 in the aggregate;

•	acquire any assets, securities, properties, interests or businesses, other than acquisitions in the ordinary course of business, consistent with past practice;

•	transfer or incur a lien, other than certain permitted liens, on any of our assets, securities, properties, interests or businesses, and those of our subsidiaries, other than, among other things, sales of obsolete equipment or dispositions of assets, each in the ordinary course of business consistent with past practice;

•	make any loans or investments in any person other than certain permitted loans;

•	incur any indebtedness other than under our revolving credit facility in the ordinary course of business;

•	enter into any material lease agreements or agreements which limit our freedom to sell products or services or compete in any line of business, or enter into, amend, modify or terminate any material contract other than in the ordinary course of business consistent with past practice;

•	grant or increase any severance, retention or termination pay to, or enter into or amend any severance, retention, termination pay, bonus or change of control agreement, with any current or former service provider, or increase the compensation or benefits provided thereto (other than increases in base salary for employees who are not key employees in the ordinary course of business), grant or accelerate any equity awards, enter into or amend any employee plan or collective bargaining agreement, terminate, other than for cause, or replace, any key employee or hire any new member of the executive committee;

•	change our methods of accounting, except as required by law;

•	settle, or offer to settle any litigation or other claim involving us or our subsidiaries, other than settlements under a certain threshold that do not include any admission of liability by us or any of our subsidiaries and which include a full release of claims;

•	enter into any new line of business; or

•	agree, resolve or commit to do any of the foregoing.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 6.01 entitled “Conduct of the Company” of the merger agreement in Appendix A to this proxy statement.

No Solicitation of an Acquisition Proposal

We have agreed in the merger agreement, between the date of the merger agreement and the effective time, to certain limitations on our ability to take action with respect to alternative acquisition transactions. Except as set forth below, we have agreed to not, and to cause our subsidiaries and our subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to:

•	solicit, initiate or knowingly take any action to facilitate or encourage the submission of any “Acquisition Proposal” (as defined below)

•	enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books or records of the Company or our subsidiaries, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make or has made an Acquisition Proposal;

•	as to our Board of Directors, fail to make, withdraw or modify (in a manner adverse to Parent) a recommendation to our stockholders to approve the merger, or recommend an Acquisition Proposal (any of the foregoing, an “Adverse Recommendation Change”),

•	fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of our subsidiaries, other than in connection with a bona fide Acquisition Proposal,

•	approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

Notwithstanding these limitations, the merger agreement provides that, at any time prior to obtaining the requisite stockholder vote for approval of the merger with Parent:

•	we may directly, or through our representatives, engage in negotiations or discussions with any third party and its representatives that, subject to our compliance with the general prohibitions set forth above, has made after the date of the merger agreement a bona fide, written Acquisition Proposal that our Board of Directors determines in good faith constitutes, or would reasonably be expected to lead to, a “Superior Proposal” (as defined below) and furnish to such third party or its representatives non-public information relating to the Company or our subsidiaries pursuant to a confidentiality agreement with such third party with terms in all material respects no less favorable to us than those contained our confidentiality agreement with Parent, as amended (the “Confidentiality Agreement”), excluding any standstill provision included therein (provided that, in such case, any standstill provision included in the Confidentiality Agreement shall automatically cease to apply and be of no further force and effect); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party);

•	our Board of Directors may make an Adverse Recommendation Change following receipt of a Superior Proposal or in response to an “Intervening Event” (as defined below), but only if our Board of

Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under the DGCL; and

•	we may terminate the merger agreement to enter into a definitive agreement with respect to a Superior Proposal, if our Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under the DGCL.

Pursuant to the terms of the merger agreement, our Board of Directors cannot take any of the actions set forth in the above three bullet points unless we have delivered to Parent a prior written notice that we intend to take such action, and, after taking such action, we are obligated to continue advising Parent on a prompt basis of the status and terms of any discussions and negotiations with the third party. In addition, we are required to notify Parent promptly after receipt of any Acquisition Proposal or request for information relating to the Company or any of our subsidiaries or for access to the business, properties, assets, books or records of the Company or any of our subsidiaries by any third party that has made, or that we believe in good faith is considering making, an Acquisition Proposal. The merger agreement requires that we will provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. We are also obligated to keep Parent fully informed of the status and material terms of any such Acquisition Proposal, indication or request, and are required to promptly provide to Parent copies of all correspondence and other written materials that describes any terms or conditions of any Acquisition Proposal. Pursuant to the merger agreement, any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of our compliance with these requirements.

Our Board of Directors is prohibited from making Adverse Recommendation Change in response to an Acquisition Proposal (or terminate the merger agreement) unless (A) we have notified Parent in writing at least four business days before taking that action, of its intention to do so, attaching in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, or in the case of an Adverse Recommendation Change to be made in response to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (B) Parent does not make, within four business days after its receipt of that written notification, an offer that, in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to our stockholders from a financial point of view as such Superior Proposal; provided, that in the event there is any material modification to the terms of any such Superior Proposal, we are obligated to provide to Parent a notice of such modification and such Superior Proposal shall be deemed a new Superior Proposal.

Under the merger agreement, an “Acquisition Proposal” means any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of (A) 25% or more of the consolidated assets of the Company and its subsidiaries or (B) 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the company.

Under the merger agreement, a “Superior Proposal” means a bona fide written Acquisition Proposal obtained after the date of the merger agreement and not in violation of the terms of the merger agreement that our Board of Directors determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all terms of such Acquisition Proposal that our Board of Directors deems relevant and the reasonable likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to our stockholders than the merger contemplated by the merger agreement (taking into account any proposal by Parent to amend the terms of the merger agreement); provided that for purposes of this definition, all references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be “50%.”

Under the merger agreement, an “Intervening Event” means any material change, event, occurrence or development that occurs, arises or becomes known to our Board of Directors after the date of the merger agreement and prior to obtaining the approval from our stockholders, to the extent that such change, event, occurrence or development was unknown to our Board of Directors and was not reasonably foreseeable, in each case, as of the date of the merger agreement; provided that the receipt by the Company, the existence or the terms of an Acquisition Proposal or a Superior Proposal shall not, in any event, be deemed to constitute an Intervening Event.

As of the merger agreement date, we were obligated, and our subsidiaries and representatives were obligated, to cease and terminate any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the merger agreement with respect to any Acquisition Proposal and request return or destruction of information we may have provided.

Debt Financing

Prior to entering into the merger agreement, Parent entered into debt commitment letters with certain financial institutions pursuant to which Parent would be provided debt financing (the “Debt Financing”) on the terms and conditions set forth in the debt commitment letters, the proceeds of which, among other uses, will be used by Parent to fund a portion of the merger consideration. Parent and Merger Subsidiary are obligated to use their reasonable best efforts to arrange, as promptly as practicable, for the Debt Financing to be in place at or prior to the effective time of the merger. Parent is prohibited from amending the terms of the debt commitment letters without our prior written consent if such amendments would prevent them from having sufficient funds to consummate the merger, or prevent or materially delay the merger. If for any reason Parent determines that the Debt Financing will not be available to them as needed, Parent has the obligation to notify us and then use reasonable best efforts to arrange for alternative financing in an amount sufficient to consummate the merger. The merger agreement provides, however, that obtaining the Debt Financing or alternative financing is not a condition to close. We have also agreed, at Parent’s expense, to reasonably cooperate with Parent in connection with the arrangement of the Debt Financing as reasonably requested, including providing certain financial information.

Other Covenants

The merger agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	preparation of this proxy statement and conduct of our stockholders’ meeting;

•	parent’s access to our information prior to the effective date of the merger;

•	providing notice to Parent of any stockholder litigation or dispute;

•	complying with our obligations under our indenture with Wells Fargo Bank;

•	certain tax matters;

•	cooperation with Parent in connection with the debt financing arrangement of Parent;

•	indemnification of our directors and officers;

•	employment matters, crediting of service, our 401(k) plans, and our ESPP;

•	the use by Parent of reasonable best efforts to arrange the debt financing;

•	the use of reasonable best efforts to consummate the transaction contemplated in the merger agreement, including the filing of certain regulatory notices and applications;

•	public announcements regarding the merger;

•	notices of certain events;

•	approvals under Section 16(a) of the Exchange Act

•	stock exchange de-listing and Exchange Act deregistration;

•	compliance with anti-takeover laws;

Conditions to the Merger

The merger agreement provides that the parties’ obligations to complete the merger are subject to the following conditions:

•	approval of the merger agreement by the requisite vote of our stockholders;

•	no law being in effect that makes the consummation of the merger illegal or otherwise prohibited;

•	the expiration or termination of any applicable waiting periods (and any extension thereof) under antitrust laws;

•	approval by CFIUS; and

•	taking any actions or making any filings with any governmental authority, including the FCC and state authorities, which are required to permit the merger.

The merger agreement provides that the obligations of Parent and Merger Subsidiary to consummate the merger are subject to, among others, the following additional conditions:

•	we must have performed in all material respects all of our obligations under the merger agreement;

•	our representation and warranty as to our capitalization shall be true as of the effective time with only such exceptions that do not result in an increase to the consideration to be paid by Parent by more than a de minimis amount;

•	certain of our representations and warranties (those involving corporate existence and power, corporate authority, governmental authorizations, subsidiaries and anti-takeover statutes) must be true and correct in all material respects as of the effective time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), disregarding all other materiality and material adverse effect (definition below) qualifications contained therein;

•	the remainder of our representations and warranties must be true as of the effective time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), disregarding all other materiality and material adverse effect (definition below) qualifications contained therein with only such exceptions as have not had and would not reasonably be expected to have a material adverse effect on inContact;

•	since December 31, 2015 we must have not had any event which has had or would reasonable be expected to have a “material adverse effect” (as defined below) on the Company;

The merger agreement also provides that our obligation to consummate the merger is subject to, among others, the following additional conditions:

•	Parent and Merger Subsidiary must have performed in all material respects all of their obligations under the merger agreement; and

•	their representations and warranties must be true and correct as of the effective time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), disregarding all other materiality and material adverse effect (definition below) qualifications contained therein with only such exceptions as have not had and would not reasonably be expected to have a material adverse effect on Parent.

The merger agreement provides that a “material adverse effect,” as it relates to any person means any material adverse effect on such person’s ability to consummate the merger or on the condition (financial or otherwise), business, assets or results of operations of such person and its subsidiaries, taken as a whole, excluding any effect resulting from:

•	changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate;

•	changes in GAAP

•	changes (including changes of applicable law) or conditions generally affecting the industry in which such person and its subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on such person and its subsidiaries, taken as a whole, relative to other participants in the industry in which such person and its subsidiaries operate;

•	the announcement, pendency or consummation of the transactions contemplated by the merger agreement (including any loss of, or adverse change in, the relationship of such person or any of its subsidiaries with its employees, customers, distributors, partners, suppliers or other business partners resulting therefrom; provided that this clause shall not apply with respect to any representation or warranty, or any condition to consummation of the merger to the extent related thereto, that by its terms addresses the consequences of the announcement or consummation of the transactions contemplated by the merger agreement;

•	any failure by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a material adverse effect);

•	any actions taken by the Company at the express written request of Parent; or

•	any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the merger or in connection with any other transactions contemplated by the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, notwithstanding any approval of our stockholders of the merger:

•	by mutual written consent of inContact and Parent;

•	by either inContact or Parent, if:

•	the merger has not been consummated on or before 5:00 p.m. (New York time) on December 31, 2016, provided that such date can be extended to February 17, 2017 if mutually agreed upon by inContact and Parent, and provided further that no party whose breach of the merger agreement results in the failure of the merger to be consummated by the dates above will have these termination rights;

•	there is any law that makes consummation of the merger illegal or otherwise prohibited, or enjoins inContact or Parent from consummating the merger, and such injunction is final and nonappealable;

•	there has been a CFIUS Turndown; or

•	our stockholders fail to approve the merger agreement by the stockholder vote.

•	by Parent if:

•	a Triggering Event (as defined below) has occurred;

•	we have breached any representation or warranty or failed to perform any covenant or agreement, which breach or failure to perform would give rise to the failure of a condition precedent to the merger consummation and cannot or has not been cured within 30 days after Parent gives notice to us, provided that Parent shall not have these termination rights if Parent or Merger Subsidiary is in material breach of its or their obligations under the merger agreement; or

•	any governmental authority which needs to approve or permit the merger requires either Parent, Merger Subsidiary or inContact (or any of their subsidiaries) to take an action which Parent is not required to agree to under the merger agreement.

A “Triggering Event” means: (i) an Adverse Recommendation Change by our Board of Directors (see “– No Solicitation of an Acquisition Proposal”); (ii) an Acquisition Proposal (see “– No Solicitation of an Acquisition Proposal”) has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and our Board of Directors fails to publicly reaffirm their recommendation that our stockholders approve the merger with Parent within five business days after Parent’s written request therefor; (iii) a tender offer or exchange offer for securities of the Company is commenced and our Board of Directors fails to recommend that our stockholders reject such tender offer or exchange offer within ten business days of such commencement; or (v) our Board of Directors publicly announces its intention to take any of the foregoing actions.

•	by inContact if:

•	prior to receiving approval of the merger from our stockholders, our Board of Directors makes an Adverse Recommendation Change and we concurrently enter into a definitive written agreement concerning a Superior Proposal (see “– No Solicitation of an Acquisition Proposal”), provided that inContact pays to Parent the related termination fees (see “– Termination Fees” below);

•	Parent or Merger Subsidiary have breached any representation or warranty or failed to perform any covenant or agreement, which breach or failure to perform would give rise to the failure of a condition precedent to the merger consummation and cannot or has not been cured within 30 days after we give notice to Parent, provided that we shall not have these termination rights if we are in material breach of our obligations under the merger agreement; or

•	All of the closing conditions (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied or waived, we have notified Parent of such fact in an irrevocable written notice, stating also that we are ready, willing and able to close, and thereafter, Parent and Merger Subsidiary fail to close within seven (7) business days following the date on which the closing should have occurred pursuant to the terms of the merger agreement.

Termination Fees

inContact must pay to Parent a termination fee of $34,140,000 if any of the following occur:

•	The merger agreement is terminated by Parent because a Triggering Event has occurred;

•	Any party has terminated the merger agreement because our stockholders failed to approve the merger and, at such time, a Triggering Event had already occurred;

•	We terminate the merger agreement because our Board of Directors has made an Adverse Recommendation Change in connection with concurrently entering into a definitive agreement concerning a Superior Offer;

•	If any party has terminated the merger agreement because the merger has not been consummated before the agreed-upon end date, and prior to such termination an Acquisition Proposal was publicly announced, and within 12 months of the termination inContact enters into a definitive agreement with respect to any Acquisition Proposal (whether or not it is the same Acquisition Proposal as that announced prior to the termination of the merger agreement); provided for the purpose of this section, each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”; and

•	If any party has terminated the merger agreement because our stockholders failed to approve the merger and prior to the stockholders meeting an Acquisition Proposal was publicly announced, and within 12 months of the termination inContact enters into a definitive agreement with respect to any Acquisition Proposal (whether or not it is the same Acquisition Proposal as that announced prior to the termination of the merger agreement); provided for the purpose of this section, each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”.

Amendment and Waiver

Any provision of the merger agreement may be amended prior to the effective time if such amendment is executed in writing by each of inContact, Parent and Merger Subsidiary; provided that after the merger agreement has been approved by our stockholders, there shall be no amendment that by applicable law requires further approval by our stockholders without the further approval of such stockholders. Any provision of the merger agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

APPRAISAL RIGHTS

If the merger is consummated, inContact stockholders who do not vote in favor of the adoption and approval of the merger agreement and who properly demand appraisal of their shares of inContact’s common stock will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Appendix C. The following summary does not constitute any legal or other advice and does not constitute a recommendation that inContact stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of shares of common stock who (1) do not vote in favor of the adoption and approval of the merger agreement; (2) continuously are the record holders of such shares through the effective time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to inContact’s stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Appendix C. In connection with the merger, any holder of shares of common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Appendix C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, inContact believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of common stock must do ALL of the following:

•	the stockholder must not vote in favor of the merger agreement proposal;

•	the stockholder must deliver to inContact a written demand for appraisal before the vote on the merger agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

•	a stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving company is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption and approval of the merger agreement, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of common stock wishing to exercise appraisal rights must deliver to inContact, before the vote on the adoption and approval of the merger agreement at the special meeting at which the merger agreement proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption and approval of the merger agreement. A holder of shares of common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the merger agreement or abstain from voting on the adoption and approval of the merger agreement. Neither voting against the adoption and approval of the merger agreement nor abstaining from voting or failing to vote on the merger agreement proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption and approval of the merger agreement. A proxy or vote against the adoption and approval of the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on behalf of the holder of record, and must reasonably inform inContact of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

inContact, Inc.

75 West Towne Ridge Parkway, Tower 1

Salt Lake City, UT 84070.

Attention: Daniel Lloyd, General Counsel

Any holder of shares of common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to inContact a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time, the surviving corporation will notify each holder of shares of common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption and approval of the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of common stock. Accordingly, any holders of shares of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of common stock within the time and in the manner prescribed in Section 262. The failure of a holder of common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption and approval of the merger agreement and with respect to which inContact has received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

After determining the holders of common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although inContact believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither inContact nor Parent anticipates offering more than the per share merger consideration to any stockholder exercising appraisal rights, and each of inContact and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time into the right to receive the per share merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders as of a time prior to the effective time. If no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

MARKET PRICE AND DIVIDEND DATA

Our common stock trades on The NASDAQ Capital Market under the symbol “SAAS.” The following table provides the high and low sales prices per share of our common stock as reported by NASDAQ for the periods indicated.

	Market Price
	High	Low
Year Ended December 31, 2016:
First Quarter	$9.61	$7.44
Second Quarter (through June 30, 2016)	$13.90	$8.80
Year Ended December 31, 2015:
Fourth Quarter	$9.98	$6.33
Third Quarter	$9.80	$6.75
Second Quarter	$11.02	$9.11
First Quarter	$11.90	$8.45
Year Ended December 31, 2014:
Fourth Quarter	$9.06	$7.57
Third Quarter	$9.66	$7.68
Second Quarter	$9.89	$7.50
First Quarter	$10.49	$8.02

Under our current dividend policy, we have never declared or paid any cash dividends on our capital stock and have retained any future earnings to support operations and to finance the growth and development of our business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay quarterly cash dividends to our common stockholders without Parent’s written consent.

On May 17, 2016, which was the last trading day before the day we announced the execution of the merger agreement, inContact common stock closed at $9.01 per share. On July 11, 2016, which was the last trading day before the latest practicable trading day before this proxy statement was printed, inContact common stock closed at $13.86 per share. Stockholders are encouraged to obtain current market quotations for our common stock and to carefully review the other information contained in this proxy statement in considering whether to approve the merger agreement. As of July 5, 2016, there were 62,513,387 shares of inContact common stock outstanding held by approximately 3,267 holders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the only persons known by us to beneficially own 5% or more of the outstanding shares of our common stock as of July 5, 2016. Calculations of beneficial ownership are based on 62,513,387 shares of our common stock outstanding on such date.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number (1)	Percentage (2)
Bank of Montreal (3) 1 First Canadian Place Toronto, Ontario, Canada M5X 1A1	5,556,653	8.9%

BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	5,233,514	8.4%

Portolan Capital Management, LLC (5) 2 International Place, FL 26 Boston, MA 02110	4,286,052	6.9%

The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	3,489,739	5.6%

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.
(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).
(3)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 16, 2016. Bank of Montreal reported sole voting power over 4,853,338 shares through its subsidiaries, BMO Harris Bank, N.A., BMO Asset Management Corp., shared voting power over 22,231 shares, sole dispositive power over 5,451,819 shares, and shared dispositive power over 91,151 shares. As parent company, Bank of Montreal is deemed to beneficially own 5,556,653 shares beneficially owned by its subsidiaries.
(4)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on January 22, 2016. BlackRock, Inc., beneficially owned 5,233,514 shares, with sole voting power over 5,119,551 shares, and sole dispositive power over 5,233,514 shares, which shares are reported by BlackRock, Inc. as a parent holding company of its subsidiaries.
(5)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 10, 2016. Portolan Capital Management, LLC, a registered investment adviser, in its capacity as investment manager for various clients, and George McCabe, the Manager of Portolan Capital Management, LLC, reported sole voting and dispositive power over 4,286,052 shares.
(6)	Beneficial ownership of shares as reported on Schedule 13G/A filed with the SEC on February 10, 2016. The Vanguard Group, Inc. beneficially owned 3,489,739 shares, with sole voting power over 127,888 shares, sole dispositive power over 3,365,251 shares, and shared dispositive power over 124,488 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 124,488 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 3,400 shares as a result of its serving as investment manager of Australian investment offerings.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of July 5, 2016 by: (i) each director, (ii) each Named Executive Officer, (iii) all of our directors and executive officers as a group. Calculations of beneficial ownership are based on 62,513,387 shares of our common stock outstanding on such date.

	Shares Beneficially Owned
Name	Number (1)	Percent (2)
Ted Stern	1,325,408	2.1%
Steve Barnett	479,592	*
Paul Koeppe	362,792	*
Blake Fisher	148,292	*
Mark Emkjer	120,431	*
Hamid Akhavan	75,286	*
Paul Jarman	778,858	1.2%
Gregory Ayers	202,769	*
Bill Robinson	207,108	*
All directors and executive officers as a group – (9 persons)	3,700,536	5.9%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable on exercise of certain outstanding options as described in the footnotes below. Share ownership reflects one-for-seven reverse stock split effective May 9, 2008. These figures include: for Mr. Stern 127,695 shares issuable under restricted stock units; for Mr. Barnett 151,292 shares issuable under restricted stock units; for Mr. Koeppe 148,292 shares issuable under restricted stock units; for Mr. Fisher 148,292 shares issuable under restricted stock units; for Mr. Emkjer 120,481 shares issuable under restricted stock units; for Mr. Akhavan 27,586 shares issuable under restricted stock units; for Mr. Jarman options to purchase 453,229 shares of common stock at exercise prices ranging from $5.25 to $9.05 per share and no shares issuable under restricted stock units; for Mr. Ayers options to purchase 104,560 shares of common stock at exercise prices ranging from $5.25 to $9.05 per share and no shares issuable under restricted stock units; and for Mr. Robinson options to purchase 198,496 shares of common stock at an exercise prices ranging from $5.06 to $9.05 per share and no shares issuable under restricted stock units.
(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, inContact is required to submit a proposal to inContact stockholders for an advisory (non-binding) vote to approve the payment of certain compensation to inContact’s named executive officers that is based on or otherwise relates to the merger. This proposal, which we refer to as the inContact Compensation Proposal, gives inContact stockholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that the named executive officers will or may be entitled to receive from inContact (or, following the merger, Parent) that is based on or otherwise relates to the merger. This compensation is summarized in the section entitled “The Merger Agreement – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests” of this proxy statement, including the footnotes and narrative disclosures in the section therein with the title “Golden Parachute Compensation.”

The inContact Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The inContact Board of Directors unanimously recommends that the inContact stockholders approve the following resolution:

“RESOLVED, that the stockholders of inContact hereby approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to inContact’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the proxy statement under “The Merger Agreement – Interests of Directors and Executive Officers in the Merger May Differ From Your Interests – Golden Parachute Compensation” including the related footnotes and narrative disclosures therein.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive offer merger-related compensation proposal and vice versa. Because the vote on the named executive merger-related compensation proposal is advisory only, it will not be binding on either inContact or Parent. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of inContact stockholders.

The above resolution approving the merger-related compensation of inContact’s named executive officers on an advisory basis will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition.

inContact’s Board of Directors unanimously recommends that inContact’s stockholders vote “FOR” the inContact Compensation Proposal.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of inContact and no public participation in any future meetings of the inContact stockholders. However, if the merger is not completed, we will hold a 2017 annual meeting of stockholders in the normal course. In that event, the deadline for stockholders to submit proposals to be considered for inclusion in our proxy statement for the 2017 annual meeting of stockholders is 5:00 p.m. MST on Friday, December 30, 2016 if our 2017 meeting is called for a date that is within 30 days before or after the one-year anniversary of the 2016 annual meeting. If, however, our 2017 annual meeting is called for a date that is not within 30 days before or after the one-year anniversary of the 2016 annual meeting, proposals for the 2017 annual meeting must be received by a reasonable time before we print and mail our proxy statement for the 2017 annual meeting. Such proposals may be included in the next year’s proxy statement if they comply with certain rules and regulations promulgated by the SEC.

A stockholder who wishes to have a proposal considered at the 2017 annual meeting but does not seek to have the proposal included in our proxy materials for that meeting must notify us by March 13, 2017. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2017 annual meeting may exercise discretionary voting power regarding any such proposal. If, however, our 2017 annual meeting is called for a date that is not within 30 days before or after the one-year anniversary of the 2016 annual meeting, then the deadline to notify us of such proposal is a reasonable time before the 2017 annual meeting. Stockholder proposals or notices of proposal should be directed to inContact, Inc., attention Corporate Secretary, 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to inContact, Inc., attention Investor Relations, 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, or contact our Investor Relations at 1-415-445-3238. Stockholders who currently receive multiple copies of the proxy statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016; and

•	our Current Reports on Form 8-K filed on April 21, 2016, May 18, 2016 and June 9, 2016.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to inContact, Inc., attention Corporate Secretary, 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, or call us at 1.801.320.3200, and should be made by August 4, 2016 in order to receive them before the special meeting.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated July 12, 2016. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions after reading this proxy statement, you may contact inContact, Inc., attention Corporate Secretary, 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, or call our Investor Relations at 1-415-445-3238. If you need additional copies of this proxy statement or the enclosed proxy card, or if you have questions about the proposals or how to vote your shares, you may also contact our proxy solicitor, The Proxy Advisory Group, LLC, by telephone (toll free) at 888.557.7699.

Internet Availability

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 11, 2016.

Our proxy statement is available at the following website address: www.proxydocs.com/SAAS.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at the special meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of the stockholders properly come before the meeting, the persons named as proxy holders on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclose proxy card.

By Order of the Board of Directors,

Paul Jarman
Dated: July 12, 2016	Chief Executive Officer

Appendix A—Merger Agreement

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 17, 2016

among

INCONTACT, INC.,

NICE-SYSTEMS LTD.

and

VICTORY MERGER SUB INC.

SCHEDULES

Company Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 17, 2016 among inContact, Inc., a Delaware corporation (the “Company”), NICE-Systems Ltd., a company organized under the laws of the State of Israel (“Parent”), and Victory Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, Parent will acquire the Company by means of a merger of Merger Subsidiary with and into the Company in accordance with Delaware Law, with the Company surviving the Merger as a wholly owned indirect subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with Delaware Law and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company’s stockholders approve and adopt this Agreement; and

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Merger Sub and their respective stockholders and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of (A) 25% or more of the consolidated assets of the Company and its Subsidiaries or (B) 25% or more of any class of equity or voting securities of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, however, that the Persons set forth on Section 1.01(a) of the Company Disclosure Schedule shall not be considered “Affiliates” of the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Friday, Saturday, Sunday or other day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by Applicable Law to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a CFIUS member agency.

“CFIUS Approval” means (i) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement and has terminated all action under Section 721 of the DPA or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision, then (A) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2016 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means March 31, 2016.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Notes” means the 2.50% Convertible Senior Notes due 2022 issued by the Company pursuant to the Company Notes Indenture.

“Company Notes Indenture” means the Indenture, dated as of March 30, 2015, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee.

“Company Restricted Stock” means a share of the common stock, $0.0001 par value, of the Company subject to forfeiture restrictions granted under any Company Stock Plan.

“Company Revolving Credit Facility” means the Revolving Credit Loan Agreement between the Company and Zions First National Bank, dated July 16, 2009, as amended.

“Company RSU” means a restricted stock unit in respect of one or more shares of Company Stock granted under any Company Stock Plan.

“Company Stock” means the common stock, $0.0001 par value, of the Company, other than shares of Company Restricted Stock.

“Company Stock Option” means an option to purchase one or more shares of Company Stock granted under any Company Stock Plan.

“Company Stock Plans” means, collectively, (i) the Long-Term Stock Incentive Plan, as amended through October 4, 2000, (ii) the 2008 Equity Incentive Plan, as amended through June 10, 2015, and (iii) the Inducement Stock Option Agreement set forth on Section 1.01(a)(i) of the Company Disclosure Schedule.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2015.

“Contract” means any legally binding contract, agreement, arrangement or understanding, whether written or oral.

“Debt Commitment Letters” means one or more commitment letters entered into by Parent or any of its Subsidiaries with certain financial institutions with respect to certain debt facilities, the proceeds of which, among other uses, will be used by Parent to fund all or a portion of the Merger Consideration.

“Debt Financing Parties” means, in its capacity as such, any lender providing a commitment pursuant to any Debt Commitment Letter and any Affiliate of any such lender.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Department of Labor” means the United Stated Department of Labor.

“DPA” means Section 721 of the Defense Production Act of 1950, including the implementing regulations thereof codified at 31 C.F.R. Part 800.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other Third Party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the average, rounded to the nearest one ten-thousandth, of the closing sale prices of Parent ADSs on The NASDAQ Global Select Market for the ten full trading days ending on (and including) the trading day immediately preceding the Closing Date, rounded to the nearest one ten-thousandth.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to any entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCC” means the United States Federal Communications Commission established pursuant to the Communications Act of 1934.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any Contract between the Company or any of its Subsidiaries, on the one hand, and (i) a Governmental Authority, (ii) any prime contractor to a Governmental Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any agreement described in clauses (ii) or (ii) above, on the other hand.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights throughout the world, including any and all (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, provisionals, non-provisionals, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) databases and data collections, (vii) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“International Plan” means any Employee Plan that is not a US Plan.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries.

“Key Employee” means an employee of the Company or any of its Subsidiaries set forth on Section 1.01(a)(iii) of the Company Disclosure Schedule.

“knowledge” means, with respect to the Company, the actual knowledge after due inquiry of the individuals set forth on Section 1.01(a)(iv) of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge after due inquiry of Parent’s officers.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to either the Company or any Subsidiary or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, option, restriction, right, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Period” means a period not to exceed 15 consecutive Specified Business Days commencing no later than the date that is the later of (x) the date that is 15 Specified Business Days after the date hereof and (y) the date of receipt of the delivery of the Required Financial Information; provided that (i) any such period must end on or prior to August 19, 2016, or commence on or as promptly as practicable after September 6, 2016 and (ii) each of July 1, 2016 and November 25, 2016 shall not be considered a Specified Business Day for the purposes of the Marketing Period (but, for the avoidance of doubt, such exclusion shall not restart the Marketing Period).

“Material Adverse Effect” “ means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (B) changes in GAAP, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (D) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of such Person or any of its Subsidiaries with its employees, customers, distributors, partners, suppliers or other business partners resulting therefrom; provided that this clause (E) shall not apply with respect to any representation or warranty, or any condition to consummation of the Merger to the extent related thereto, that by its terms addresses the consequences of the announcement or consummation of the transactions contemplated by this Agreement), (F) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (G) any actions taken by the Company at the express written request of Parent or (H) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement; or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent ADSs” means the American Depositary Shares, each representing one share of Parent Stock, of Parent.

“Parent SEC Documents” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent (together with any exhibits and schedules thereto and other information incorporated therein).

“Parent Stock” means the ordinary shares, par value one New Israeli Shekel per share, of Parent.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in the Company Balance Sheet, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar statutory Liens imposed by operation of Applicable Law and arising in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate reserves have been established in the Company Balance Sheet and (iii) any other Liens arising in the ordinary course of business which, individually or in the aggregate, do not, and would not be reasonably expected to, materially detract from the value, or materially interfere or impair with any present or intended use, of such property or assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Representatives” means, with respect to any Person, such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Repurchase Agreements” means the repurchase agreements with respect to the Company’s repurchase rights governing certain shares of Company Stock set forth on Schedule 1.01(a)(ii).

“Required Financial Information” means the financial statements referred to in Section 1.01(a) of the Company Disclosure Schedule.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Service Provider” means any director, officer, employee of the Company or any of its Subsidiaries or any individual independent contractor directly retained by the Company or any of its Subsidiaries.

“Specified Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to be closed.

“State and Local Authorities” means, collectively, all state utility commissions or similar state or local Governmental Authorities set forth in Section 1.01(b) of the Company Disclosure Schedule.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Team Telecom” means, collectively, the United States Departments of Defense, Justice (including the Federal Bureau of Investigation) and Homeland Security.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Triggering Event” means an event that will be deemed to have occurred if: (i) the Company’s Board of Directors effects an Adverse Recommendation Change (whether or not in compliance with Section 6.03); (ii) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company’s Board of Directors shall have failed to publicly reaffirm the Company Board Recommendation within five Business Days after Parent’s written request therefor; (iii) a tender offer or exchange offer for securities of the Company is commenced and the Company’s Board of Directors shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer within ten Business Days of such commencement; or (v) the Company’s Board of Directors publicly announces its intention to take any of the foregoing actions.

“US Plan” means any Employee Plan that covers Service Providers located primarily within the United States.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Restricted Stock	2.04(e)
Adjusted RSU	2.04(d)
Adjusted Stock Option	2.04(b)
Adverse Recommendation Change	6.03(a)(iii)
Agreement	Preamble
Certificates	2.03(a)(i)
CFIUS Turndown	8.01(d)
Clearance Date	6.02(b)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company FCC Authorizations	4.21(a)
Company PUC Authorizations	4.21(a)
Company RFI Notice	6.08(c)
Company RFI Support	6.08(c)
Company RFI Support Deficiency	6.08(c)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02(c)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.03(b)(i)
Covered Employee	7.03(a)

Term	Section
Debt Financing	8.01(a)
D&O Insurance	7.02(b)
Effective Time	2.01(c)
e-mail	11.01
End Date	10.01(b)(i)
ESPP	7.03(e)
Exchange Agent	2.03(a)
Indemnification Agreements	7.02(e)
Indemnified Person	7.02(a)
Insurance Policies	4.20
Intervening Event	6.03(f)
Leased Real Property	4.14(b)
Material Contract	4.19(a)(xiv)
Maximum Amount	7.02(b)
Merger	2.01(b)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
NASDAQ	4.07(i)
Negotiation Period	6.03(d)
Parent	Preamble
Parent Plan	7.03(b)
Preferred Stock	4.05(ii)
Proxy Statement	4.09
Superior Proposal	6.03(e)
Surviving Corporation	2.01(b)
Takeover Statute	4.25
Tax	4.16(q)
Tax Asset	4.16(q)
Taxing Authority	4.16(q)
Tax Return	4.16(q)
Tax Sharing Agreements	4.16(q)
Termination Fee	11.04(b)(i)
Uncertificated Shares	2.03(a)(ii)
Unvested Option	2.04(b)
Unvested RSU	2.04(d)
Vested Option	2.04(a)
Vested RSU	2.04(c)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections, and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “$” are to United States dollars. References to anything having been “made available” to Parent shall include information filed or furnished on the SEC’s Edgar system or the posting of such information or material, prior to the date hereof, in an electronic data room to which Parent (or its Representatives) has been provided access, so long as such information and material is clearly and specifically identified in the data room index.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree; provided that, subject to the provisions of Article 9, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing), unless mutually agreed by the Company and the Parent, the Closing shall take place on the second Business Day immediately following the final day of the Marketing Period. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02 Conversion of Shares. At the Effective Time:

(a) except as otherwise provided in Section 2.02(b), Section 2.02(d) or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $14.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration, in each case to be issued or paid in accordance with Section 2.03, without interest;

(b) each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

(d) each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

Section 2.03 Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall cause NICE Systems Inc. to make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04 Treatment of Equity Awards. (a) At the Effective Time, each vested Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (a “Vested Option”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Vested Option by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of the Vested Option (with the aggregate payment rounded down to the nearest cent), less applicable Tax withholding. For the avoidance of doubt, each Vested Option with an exercise price that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder thereof. All such amounts payable with respect to the Vested Options shall be paid by Parent or the Surviving Corporation as soon as practicable (and in any event within ten Business Days) following the Effective Time.

(b) At the Effective Time, each unvested Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time (an “Unvested Option”), shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right to acquire shares of Company Stock and shall be converted automatically into an option to purchase the number of Parent ADSs (each, an “Adjusted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of Company Stock subject to such Unvested Option immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, with any fractional Parent ADSs rounded down to the next lower whole number of Parent ADSs. Each Adjusted Stock Option shall have an exercise price per Parent ADS (rounded up to the nearest whole cent) equal to (1) the per share exercise price for the shares of Company Stock subject to such Unvested Option divided by (2) the Equity Award Exchange Ratio. Each Adjusted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted Company Stock Option under the Company Stock Plans and the agreements evidencing grants thereunder, including as to vesting. Notwithstanding anything to the contrary in the foregoing, in all cases, the exercise price of, and the number of Parent ADSs subject to, each Adjusted Stock Option shall be determined as necessary to comply with Section 409A of the Code, and for any Unvested Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of Parent ADS subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(c) At the Effective Time, each vested Company RSU that is outstanding immediately prior to the Effective Time (a “Vested RSU”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the number of shares of Company Stock subject to the Vested RSU, as applicable, by (y) the amount of the Merger Consideration, less applicable Tax withholding. All such amounts payable with respect to the Vested RSUs shall be paid by Parent or the Surviving Corporation as soon as practicable (and in any event within ten Business Days) following the Effective Time.

(d) At the Effective Time, each unvested Company RSU (an “Unvested RSU”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a right with respect to shares of Company Stock and shall be converted automatically into a restricted stock unit with respect to a number of Parent ADSs (each, an “Adjusted RSU”) equal to the product obtained by multiplying (x) the total number of shares of Company Stock subject to the Unvested RSU immediately prior to the Effective Time by (y) the Equity Award Exchange Ratio, with any fractional Parent ADSs rounded down to the next lower whole number of shares. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the converted Company RSU under the Company Stock Plans and the agreements evidencing grants thereunder, including as to vesting and settlement.

(e) At the Effective Time, each unvested share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to represent a share of Company Stock and shall be converted automatically into a number of restricted Parent ADSs (collectively, the “Adjusted Restricted Stock”) equal to the product obtained by multiplying (x) a share of Company Restricted Stock by (y) the Equity Award Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. Each share of Adjusted Restricted Stock shall otherwise be subject to the same terms and conditions applicable to the converted Company Restricted Stock under the Company Stock Plans and the agreements evidencing grants thereunder, including as to vesting.

(f) At or prior to the Effective Time, the Company, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.04 and Parent, Parent’s Board of Directors and its compensation committee, as applicable, shall take such actions as are reasonably necessary for the assumption by Parent of the Adjusted Stock Options, Adjusted RSUs and Adjusted Restricted Stock; provided that no action taken by the Company, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, as applicable, shall be irrevocable until immediately prior to the Effective Time.

(g) Parent shall register that number of Parent ADSs issuable pursuant to the Adjusted Stock Options, Adjusted RSUs and Adjusted Restricted Stock on an effective registration statement on Form S-8 as promptly as practicable after the Closing Date (but in any event not more than thirty calendar days after the Closing Date). Parent shall maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options, Adjusted RSUs and Adjusted Restricted Stock remain outstanding and shall reserve a sufficient number of shares of Parent ADSs for issuance upon exercise or settlement thereof.

Section 2.05 Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed or furnished after December 31, 2014 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, franchises, authorizations, permits, certificates, consents and approvals required to carry on its business as now conducted, except for those licenses, franchises, authorizations, permits, certificates, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof.

Section 4.02 Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions and set forth on Section 4.03 of the Company Disclosure Schedule, (iii) compliance with any applicable requirements of NASDAQ, the Securities Act, the Exchange Act, and any other applicable state or federal securities laws, (iv) filings as may be required with, submissions as may be necessary or advisable to, and permits, authorizations, consents and approvals as may be required from, the FCC (including any review by Team Telecom), (v) filings as may be required with, submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, State and Local Authorities, including those related to any financing contemplated under this Agreement, (vi) filings as may be required with, submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS in order to obtain the CFIUS Approval and (vii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law with respect to the Company or any of its Subsidiaries, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, authorization, permit, certificate, consent, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05 Capitalization. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Stock and (ii) 15,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”). As of May 16, 2016, there were outstanding (A) 61,959,236 shares of Company Stock, (B) no shares of Preferred Stock and (C)(1) Company Stock Options to purchase an aggregate of 2,753,608 shares of Company Stock (of which Company Stock Options to purchase an aggregate of 1,338,021 shares of Company Stock were exercisable), (2) Company RSUs relating to an aggregate of 2,285,913 shares of Company Stock, (3) an aggregate of 212,109 shares of Company Restricted Stock, and (4) an aggregate of 42,771 shares of restricted common stock of the Company subject to the Repurchase Agreements. As of May 16, 2016, there were (x) 850,455 shares of Company Stock reserved for issuance under the Company Stock Plans and (y) 358,703 shares of Company Stock reserved for issuance under the ESPP. As of May 16, 2016, there was outstanding $115,000,000 principal amount of Company Notes and the conversion rate applicable to the Company Notes pursuant to the Company Notes Indenture (without giving effect to any “make-whole amount”) was 70.2790 shares of Company Stock per $1,000 principal amount of Company Notes. Section 4.05 of the Company Disclosure Schedule sets forth the “make-whole amounts” applicable under the Company Notes Indenture. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.05 of the Company Disclosure Schedule contains a complete and correct list of all Company

Stock Options, Company RSUs, Company Restricted Stock and the shares of Company Stock subject to the Repurchase Agreements, including with respect to each such award, as applicable, the holder, date of grant, exercise price (if applicable), vesting schedule, expiration date and number of shares of Company Stock subject thereto. Five Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of Section 4.05 of the Company Disclosure Schedule, updated as of such date.

(b) Other than the Company Notes, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since May 16, 2016 resulting from the exercise of Company Stock Options outstanding on such date, exercise of purchase rights under the ESPP outstanding on such date and settlement of Company RSUs outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities, other ownership interests or securities convertible into or exchangeable for capital stock or voting securities of or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c) The Company does not have in place, nor is it subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

(d) No Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, franchises, authorizations, permits, certificates, consents and approvals required to carry on its business as now conducted, except for those licenses, franchises, authorizations, permits, certificates, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any capital stock or other voting securities of or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2013 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (or, if amended, as of the date of the last such amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, each as in effect on the date so filed.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) There are no outstanding or unresolved comment letters received from the SEC staff with respect to any of the Company SEC Documents.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. The

Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee, since January 1, 2013.

(h) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(i) Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market (the “NASDAQ”).

(j) Since January 1, 2013, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct.

(k) There have been no, nor as of the date of this Agreement are there any proposed, securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries that would be required to be disclosed under Item 303 of Regulation S-K of the SEC.

(l) Since January 1, 2013, there has been no transaction, or series of similar transactions, Contracts, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that has not been so disclosed.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (collectively, the “Company Financial Statements”) included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments and the absence of footnotes, in each case the effect of which would not be material in the case of any unaudited interim financial statements and except as indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

Section 4.09 Disclosure Documents. At the time the proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) or any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10 Absence of Certain Changes. (a) Since December 31, 2015, except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Sections 6.01(b), (c), (e), (f), (g), (h), (i), (j), (k), (l) or (m).

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed on, reserved against or provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date which have not had or would not reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole; (iii) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby and (iv) liabilities or obligations that would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Company and its Subsidiaries, taken as a whole.

Section 4.12 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13 Litigation. There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former executive officer, director or Key Employee of the Company or any of its Subsidiaries, in their capacities as such or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by (or, in the case of threatened actions, suits, investigations or proceedings, that would be by) any Governmental Authority or arbitrator that (i) seeks or alleges monetary damages in excess of $50,000 (individually or in the aggregate for related claims), (ii) seeks any form of non-monetary remedies that, if granted, would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or (iii) in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.14 Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, in each case free and clear of all Liens, other than Permitted Liens. Notwithstanding the foregoing, it is understood and agreed that matters regarding the infringement or violation of Intellectual Property Rights of a Third Party are addressed solely in Section 4.15 and not in this Section 4.14.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property leased, subleased, licensed or sublicensed by the Company or any of its Subsidiaries (collectively, the

“Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good and valid leasehold interests in all Leased Real Property, in each case, free and clear of all Liens, other than Permitted Liens.

(c) Neither the Company nor any of its Subsidiaries owns any real property or are party to any agreement or option to purchase any real property.

Section 4.15 Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all registrations, applications for registration and filings made or taken pursuant to the Applicable Laws by the Company and each of its Subsidiaries to record, perfect or protect any Owned Intellectual Property Rights.

(b) The Company and its Subsidiaries are sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights free and clear of any Liens. Effective written assignments constituting an unbroken, complete chain-of-title, for each of the registrations and applications identified inSection 4.15(a), from each original creator, owner or inventor to the Company or its Subsidiaries have been obtained with respect to all Owned Intellectual Property Rights and have been duly recorded with any applicable Governmental Authority.

(c) The Company and its Subsidiaries own, are licensed or have a valid and enforceable right to use, all of the Intellectual Property Rights used or held for use in, the conduct of the business of the Company and each of its Subsidiaries as presently conducted.

(d) To the knowledge of the Company, the conduct of the business of the Company and each of its Subsidiaries as presently and formerly conducted and the products, processes and services of the Company and each of its Subsidiaries have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any other Person. To the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Owned Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has received any written notice of or, to the knowledge of the Company, is there threatened, any claim, action, suit, order or proceeding with respect to any Intellectual Property Rights used by the Company or any of its Subsidiaries alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of any other Person.

(e) None of the Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.

(f) The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or impair the right of the Company or any of its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Owned Intellectual Property Rights.

(g) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (in each case, either directly or indirectly) was used or is presently being used in the development of any Intellectual Property Rights included in the Owned Intellectual Property Rights or any exclusively Licensed Intellectual Property Rights that would in any way limit or impair the worldwide use or exploitation of such Intellectual Property Rights following the Merger or any of the other transaction contemplated hereby. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (in each case, either directly or indirectly) presently being used in the development of any Owned Intellectual Property Rights will be cancelled, discontinued, withdrawn or otherwise become not available to the Company or its Subsidiaries as a result of the Merger or any of the other transactions contemplated hereby.

(h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain, enforce and protect all Owned Intellectual Property Rights, including the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, Representatives and agents of the Company or any of its Subsidiaries all of whom are bound by confidentiality obligations.

(i) Section 4.15(i) of the Company Disclosure Schedule contains a true and complete list of any and all software code included in the Owned Intellectual Property Rights or distributed by the Company or any of its Subsidiaries that is licensed under any terms or conditions that require that any software code be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge, including with respect to any such software code, the list containing, (A) the applicable “open source” or similar license agreement pursuant to which it is licensed (including version number) and (B) a description of how such software code is being used or distributed by the Company or any of its Subsidiaries.

(j) No Person other than the Company or its Subsidiaries possesses any current or contingent rights to any source code that is part of the Owned Intellectual Property Rights.

(k) It is the practice of Company and its Subsidiaries to scan with commercially available virus scan software the software used in the business of the Company and its Subsidiaries as presently conducted that are capable of being scanned for viruses. None of the software included in the Owned Intellectual Property Rights or Licensed Intellectual Property Rights that is used or held for use in the conduct of the business of the Company and its Subsidiaries as presently conducted contains any (i) computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware; or (ii) worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person.

(l) The IT Assets operate and perform in a manner that permits the Company and each of its Subsidiaries to conduct its business as presently conducted. Each of the Company and its Subsidiaries and, to the knowledge of the Company, its third party vendors or service providers, have taken commercially reasonable actions to protect the confidentiality, integrity and security of the IT Assets and all data, information and transactions stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) plans for business continuity, and (iv) encryption and other security protocol technology. To the knowledge of the Company, there have been no breaches, interruptions, or corruptions of the IT Assets or any data, information or transactions stored or contained therein or transmitted thereby.

(m) The Company and its Subsidiaries have at all times complied in all material respects with all Applicable Law relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries. The Company and its Subsidiaries have at all times complied in all material respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to the foregoing. No claims have been asserted or threatened against the Company or any of its Subsidiaries, and to the knowledge of Company, no such claims are likely to be asserted or threatened against the Company or any of its Subsidiaries, by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under any such Applicable Law. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any such Applicable Law.

(n) With respect to all personal and user information referred to in Section 4.15(m), the Company and each of its Subsidiaries have at all times taken all steps reasonably necessary, including implementing and monitoring compliance with adequate measures with respect to technical and physical security, to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of Company, there has been no unauthorized breach of, access to or other misuse of such personal and user information.

Section 4.16 Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) Each of the Company and its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) Except as set forth on Section 4.16(c) of the Company Disclosure Schedule, The U.S. Federal and state and foreign income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2011 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) The Company and its Subsidiaries (i) duly and timely collected all material amounts on account of sales or transfer Taxes, including goods and services, harmonized, sales, value added and federal, provincial, state or territorial sales Taxes, required by Applicable Law to be collected by them and have duly and timely remitted to the appropriate Governmental Authority any such material amounts required by Applicable Law to be remitted by them, (ii) have complied with all Applicable Law relating to information reporting and record retention with respect to any Tax (including, without limitation, to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions), and (iii) except as permitted by Applicable Law, do not hold any amounts collected as sales Taxes from any Person.

(e) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing (or otherwise to the knowledge of the Company) against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax Asset.

(f) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(h) Section 4.16(h) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(i) Neither the Company nor any of its Subsidiaries (i) is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time, (ii) has been a member of a group filing a consolidated, combined or unitary Tax Return that includes any Person other than the Company or any of its Subsidiaries, or (iii) has any liability for the payment of any Tax imposed on any Person (other than the Company or any of its Subsidiaries) as a transferee or successor.

(j) No jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns has made a claim in writing within the last three years which has not been resolved that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(k) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of U.S. federal or state or foreign income or franchise Taxes or agreed to any extension of time with respect to a U.S. federal or state or foreign income or franchise Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return.

(l) Section 4.16(l) of the Company Disclosure Schedule contains a complete and accurate description of the U.S. federal income Tax Assets of the Company or any of its Subsidiaries for the taxable year ended December 31, 2015 and the years in which such Tax Assets (or portions thereof) were generated.

(m) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. All related party transactions involving the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local or non-U.S. law.

(n) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(o) Section 4.16(o) of the Company Disclosure Schedule contains a correct and complete list of all non-U.S. Subsidiaries of the Company that are disregarded entities for U.S. federal income tax purposes. With respect to each such non-U.S. Subsidiary, a valid entity classification election to treat such Subsidiary as a disregarded entity has been made as of the date of its formation.

(p) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date as a result of any installment sale, open transaction or any change of method of accounting.

(q) To the knowledge of the Company, no Tax Asset of the Company or any of its Subsidiaries is currently subject to limitation on its use pursuant to Section 382 or Section 383 of the Code or comparable provisions of state or foreign law.

(r) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries). “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

Section 4.17 Employees and Employee Benefit Plans. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan and specifies whether such plan is a US Plan or an International Plan. For each material US Plan, the Company has provided to Parent (i) a copy of such plan (or a description, if such plan is not written) and all amendments thereto, as applicable, (ii) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (iii) the current prospectus or summary plan description and all summaries of material modifications thereto, (iv) the most recent favorable determination or opinion letter from the IRS, (v) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (vi) the most recently prepared actuarial report and financial statements. For each material International Plan (other than such plans that are maintained by a Governmental Authority), the Company has provided to Parent documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (vi).

(b) The Company has provided to Parent a schedule that sets forth, for each employee of the Company or any of its Subsidiaries, his or her name (or employee identification number), title, annual base salary, most recent annual bonus received and current annual bonus opportunity. Not later than ten days after the date hereof, the Company will provide Parent with a revised version of such schedule that sets forth the information specified in the immediately preceding sentence and each such employee’s employer, hire date, location, whether full- or part-time and whether active or on leave (and, if on leave, the nature of the leave and the expected return date). Five Business Days prior to the Closing Date, the Company will provide Parent with a revised version of the schedule described in the immediately preceding sentence, updated as of ten days prior to the Closing Date. Notwithstanding anything to the contrary in the remainder of this Section 4.17(b), the information provided by the Company regarding employees will be anonymized to the extent reasonably necessary for compliance with Applicable Law. As of the date hereof, no Key Employee has notified the Company or any of its Subsidiaries in writing (or otherwise to the knowledge of the Company) that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date.

(c) With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code. Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan that is (i) subject to Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA).

(d) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code has been timely amended (if applicable) to comply and has been operated in material compliance with, and the Company and its Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A and 457A of the Code, and no amounts currently deferred or to be deferred under any such plan would be not determinable when otherwise includible in income under Section 457A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

(e) Each US Plan that is intended to be qualified under Section 401(a) of the Code has been established pursuant to a preapproved prototype plan for which an IRS opinion letter has been obtained, and no circumstances exist that would reasonably be expected to result in any such opinion letter being revoked or the Company’s reliance on same being rejected by the IRS or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each US Plan has been maintained in compliance with its terms and with the requirements of Applicable Law, including ERISA and the Code, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No events have occurred with respect to any US Plan that could result in payment or assessment by or against the Company of any material excise taxes under ERISA, the Code or other Applicable Law.

(f) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recently completed fiscal year.

(g) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or otherwise, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after Closing, Parent, to merge, amend or terminate any Employee Plan (for the avoidance of doubt excluding International Plans mandated by Applicable Law). There is no contract, plan or arrangement (written or otherwise) covering any current or former Service Provider that, individually or collectively, could give rise to the payment of any amount that would not be deductible due to the application of Section 280G of the Code.

(h) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985).

(i) There is no action, suit, investigation, audit, proceeding or claim (or any basis therefore) (other than routine claims for benefits) pending against or involving, or, to the Company’s knowledge, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are, and have been since January 1, 2013, in compliance with all Applicable Laws with respect to labor relations, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j) Each International Plan (i) has been maintained in compliance with its terms and Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) if intended to qualify for special tax treatment, complies in all material respects with all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Closing Date, Parent and its Affiliates will receive the full benefit of any funds, accruals and reserves under the International Plans for use in accordance with the terms of the applicable plan and Applicable Law.

(k) Neither the Company nor any of its Subsidiaries is or has been party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. There are no and, during the five-year period ending on the date hereof, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider. There are no, and for the five-year period ending on the date hereof there have not been any, labor strikes, slowdowns, stoppages, picketing, interruptions of work or lockouts pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries. There are no material unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving Service Providers. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(l) The Company and each of its Subsidiaries is, and has been, in material compliance with WARN and has no liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any material liability or other obligation following the Closing Date under WARN as determined without regard to any action taken after the Closing.

Section 4.18 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and

(iii) the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

(b) The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

(c) For purposes of this Section 4.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.19 Material Contracts. (a) Section 4.19(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract of the following nature to which the Company or any of its Subsidiaries is currently a party or by which the Company or any of its Subsidiaries is currently bound:

(i) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that resulted in annual payments by the Company and its Subsidiaries of $500,000 or more in any of the last three years or that is expected to result in annual payments by the Company and its Subsidiaries of $500,000 or more in any future year;

(ii) any sales, distribution or other similar Contract providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that resulted in annual payments to the Company and the Subsidiaries of $1,000,000 or more in any of the last three years or that is expected to result in annual payments to the Company and its Subsidiaries of $1,000,000 or more in any future year;

(iii) any agency, reseller or other similar Contract providing for the payment by the Company or any of its Subsidiaries of commissions to any Person in respect of any Contract contemplated by clause (ii);

(iv) any lease or sublease (whether of real or personal property) providing for annual payments of $50,000 or more (not taking into account any free rent or similar concessions);

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any partnership, joint venture or other similar Contract;

(vii) any Contract that limits or purports to limit the freedom of the Company or any of its Subsidiaries to sell any products or services or to compete in any line of business or with any Person or in any area or during any period of time or which would so limit the freedom of the Company, Parent or any of their respective Subsidiaries after the Closing Date;

(viii) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(ix) any Contract that grants any Person, including any agent, reseller or partner, “most favored nation” status or any type of special discount rates;

(x) any Contract with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(xi) any Contract (including employment agreements and agreements that contain non-competition, non-solicitation or confidentiality covenants) applicable to any Key Employee;

(xii) any Contract pursuant to which the Company or any Subsidiary obtains any license, sublicense, right to use, covenant not to be sued, option, right of first refusal, right of first offer or other similar right with respect to any Intellectual Property Right, other than any commercial off-the-shelf software licensed by the Company or any Subsidiary with an annual license fee of less than $500,000 in the aggregate;

(xiii) any Contract pursuant to which the Company or any Subsidiary grants any license, sublicense, right to use, covenant not to be sued, option, right of first refusal, right of first offer or other similar right with respect to any Intellectual Property Right; and

(xiv) any other Contract not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole (each contract, agreement, arrangement or understanding of the type described in clauses (i)- (xiii), a “Material Contract”).

The Company has made available to Parent an accurate and complete copy of each Material Contract.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is a valid and binding obligation of the Company or its applicable Subsidiary and, to the knowledge of the Company, of the other party or parties thereto enforceable against the Company or its applicable Subsidiary and, to the knowledge of the Company, against the other party or parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); (ii) the Company has performed all obligations required to be performed by it under each Material Contract and, to the knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under such Material Contract; and (iii) the Company has not received written notice of any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with or without notice or lapse of time or both would cause such a violation of or material default under) any Material Contract. The Company has not received written or, to the knowledge of the Company, non-written notice from any Person that such Person intends to terminate or not renew, or seek renegotiation of the terms of, any Material Contract. Except as set forth on Section 4.19(b) of the Company Disclosure Schedule, there has been no amendment or modification of any Contract set forth on Section 4.19(b) of the Company Disclosure Schedule.

Section 4.20 Insurance. The Company has made available to Parent all material insurance policies and fidelity bonds relating to the business, equipment, properties, employees, officers or directors, assets and operations of the Company and its Subsidiaries (collectively, the “Insurance Policies”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid when due and the Company is in compliance in with the terms and conditions of the Insurance Policies. The Company has not received any written notice regarding any invalidation or cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage. There are no pending material claims under any Insurance Policies in respect of which the insurer has issued a notice of denial or a reservation of rights.

Section 4.21 FCC and State and Local Communications Matters. (a) The Company or a Subsidiary of the Company is the valid holder of each of the FCC licenses and authorizations listed and described in Section 4.21(a)(i) of the Company Disclosure Schedule (“Company FCC Authorizations”), as well as each of the State and Local Authority licenses and authorizations listed and described in Section 4.21(a)(ii) of the Company Disclosure Schedule (“Company PUC Authorizations”). The Company FCC Authorizations and Company PUC Authorizations constitute all of the FCC (and state and local communications-related) licenses, authorizations and approvals held by Company and the Subsidiaries of the Company, as well as all of the FCC (and state and local communications-related) licenses, authorizations and approvals otherwise required for the operation of the business of Company and the Subsidiaries of the Company as it is presently conducted, except where the failure to hold any such licenses, authorizations and approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company FCC Authorizations and Company PUC Authorizations are validly issued and in full force and effect.

(b) The Company FCC Authorizations and Company PUC Authorizations have not been revoked, suspended, canceled, rescinded or terminated, have not expired, and are not subject to any conditions or requirements that have not been imposed upon all similar licenses generally. There is no pending or, to the knowledge of Company, threatened action by or before the FCC or any State and Local Authority to revoke, suspend, cancel, rescind or modify any of the Company FCC Authorizations or Company PUC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the knowledge of Company, threatened, by or before the FCC or any State and Local Authority, any order to show cause, letter of inquiry, notice of violation, notice of apparent liability, or notice of forfeiture issued to or against Company, a Subsidiary of the Company or the Company FCC Authorizations or Company PUC Authorizations except where the existence of such order, letter or notice, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) The Company and each of its Subsidiaries is in material compliance with all of the terms of the Company FCC Authorizations and Company PUC Authorizations, and has complied in all material respects with the Communications Act of 1934, as amended. All material reports, filings, and disclosures required to be filed by the Company or any of its Subsidiaries with the FCC or a State and Local Authority have been timely filed. All such reports and filings are materially accurate and complete. The Company and each of its Subsidiaries has timely paid all material FCC and State and Local Authority regulatory fees and other applicable material fees required to be paid by holders of such authorizations, in each case.

(d) No Person other than Company and its Subsidiaries has or will have the right to control the use of all or any of the Company FCC Authorizations or Company PUC Authorizations, and Company or any of its Subsidiaries is the sole legal and beneficial holder of each of the Company FCC Authorizations and Company PUC Authorizations. The Company and each of its Subsidiaries has complied with all FCC and State and Local Authority rules regarding transfer of control or changes in ownership (including intracompany reorganizations) of the Company FCC Authorizations and Company PUC Authorizations, except where the failure to comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Section 4.21(e)(i) of the Company Disclosure Schedule contains a complete list, as of the date of this Agreement, of all pending applications for FCC licenses and authorizations that would be Company FCC Authorizations, if issued or granted, or for the modification, extension or renewal of any Company FCC Authorizations. Section 4.21(e)(ii) of the Company Disclosure Schedule contains a complete list, as of the date of this Agreement, of all pending applications for State and Local Authority licenses and authorizations that would be Company PUC Authorizations, if issued or granted, or for the modification, extension or renewal of any Company PUC Authorizations. There is no pending or, to the knowledge of Company, threatened action by or before the FCC or a State and Local Authority to reject or modify any such pending application or for the modification, extension or renewal of any Company FCC Authorizations or Company PUC Authorizations.

(f) The Company and each of its Subsidiaries has paid all Taxes due to any Governmental Authority as a result of their operations pursuant to the Company FCC Authorizations and Company PUC Authorizations.

Section 4.22 CFIUS and National Security Matters. (a) All technologies, products, technical data, and any other material manufactured or exported by the Company or any of its Subsidiaries and subject to the United States International Traffic in Arms Regulations or Export Administration Regulations are scheduled on Section 4.22(a) of the Company Disclosure Schedule.

(b) As of the date hereof, (i) neither the Company nor any of its Subsidiaries is, and for the three years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has been, a party to any U.S. federal Government Contract and (ii) neither the Company nor any of its Subsidiaries has, for the five years prior to the date of this Agreement, entered into any Government Contract with respect to a classified program.

(c) Neither the Company nor any of its Subsidiaries stores information that is classified for national security purposes under Executive Order 13256 (or similar law, regulation or order) or holds a facility security clearance.

(d) The Company and each of its Subsidiaries is fully compliant with all applicable obligations under the Communications Assistance to Law Enforcement Act.

Section 4.23 Finders’ Fees. Except for Jefferies LLC, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24 Opinion of Financial Advisor. The Board of Directors of the Company (in its capacity as such) has received the opinion of Jefferies LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Stock (other than the Company, Parent or their respective Affiliates) is fair from a financial point of view to such holders. It is understood and agreed by the Parties that such written opinion is for the benefit of the Board of Directors of the Company (in its capacity as such) and may not be relied upon by Parent or Merger Subsidiary. A signed copy of such opinion shall be delivered to Parent as soon as practicable following the date of this Agreement.

Section 4.25 Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions (“Takeover Statutes”). No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed after December 31, 2014 and before the date of this Agreement, Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, franchises, authorizations, permits, certificates, consents and approvals required to carry on its business as now conducted, except for those licenses, franchises, authorizations, permits, certificates, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Merger Subsidiary was incorporated solely for the purpose of engaging in and consummating the Merger and the transactions contemplated hereby. All of the outstanding shares of capital stock of Merger Subsidiary have been validly issued, are fully paid and nonassessable and are owned, and at the Effective Time will be owned, directly or indirectly, by Parent. Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions and set forth on Section 4.03 of the Company Disclosure Schedule, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other state or federal securities laws, (iv) filings as may be required with, submissions as may be necessary or advisable to, and/or permits, authorizations, consents and approvals as may be required from, the FCC (including any review by Team Telecom), (v) filings as may be required with, submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, State and Local Authorities, including those related to any financing contemplated under this Agreement, (vi) filings as may be required with, submissions as may be necessary or advisable to, and clearances, permits, authorizations, consents and approvals as may be required from, CFIUS in order to obtain the CFIUS Approval, and (vii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05 Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.06 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.07 Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent and Merger Subsidiary, threatened against, or any order, judgment, ruling or decree imposed upon, Parent or Merger Subsidiary or any of their respective Affiliates before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by (or, in the case of threatened actions, suits, investigations or proceedings, would be by) any Governmental Authority or arbitrator, that would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other transactions contemplated by this Agreement.

Section 5.08 Ownership of Shares. None of Parent, Merger Subsidiary or any of their respective Affiliates (i) is, or has been at any time during the last three (3) years, an “interested stockholder” of the Company, as defined in Section 203 of Delaware Law or (ii) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company other than this Agreement, other than shares over which Parent or its Subsidiaries has no voting or dispositive power and held in investment funds or other managed accounts with Third Party managers.

Section 5.09 Financing.

(a) Parent has delivered to the Company duly executed Debt Commitment Letters (and together with any fee letter related thereto, as the same may be amended, modified or replaced in accordance with Section 7.04 and together with all annexes, exhibits, schedules and other attachments thereto, the “Financing Commitments”) pursuant to which the parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the financing contemplated thereby (the “Debt Financing”), provided that for purposes of this Agreement, the Debt Financing shall also include, after the date hereof, to the extent alternative financing from alternative financial institutions is obtained in accordance with this Agreement, any such alternative financing). There are no conditions precedent or other contingencies related to the investing of the full amount of the Debt

Financing, as of the date of this Agreement, other than as set forth in the Financing Commitments. As of the date hereof, there are no side letters or other agreements, contracts or arrangements related to the funding of the Debt Financing, other than as expressly set forth in the Financing Commitments and delivered to the Company on or prior to the date of this Agreement, that could adversely affect the availability of the full amount of the Debt Financing.

(b) As of the date hereof (i) the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect; (ii) the Financing Commitments, in the form so delivered, are legal, valid and binding obligations of Parent and Merger Subsidiary and, to the knowledge of Parent and Merger Subsidiary, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and (iii) no event has occurred to the knowledge of Parent or Merger Subsidiary which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subsidiary under any term, or a failure of any condition, of the Financing Commitments or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable. As of the date hereof, subject to the accuracy of the representations and warranties of the Company contained in Article 4 hereof, and the satisfaction of the conditions set forth in Section 9.01 and Section 9.02 hereof, neither Parent nor Merger Subsidiary has reason to believe that it will be unable to satisfy on a timely basis any term or condition contained in the Financing Commitments required to be satisfied by it or that any portion of the Debt Financing contemplated thereby will be unavailable to Parent and Merger Subsidiary at the Effective Time. Parent and Merger Subsidiary have fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are due and payable on or before the date of this Agreement.

(c) Assuming the Debt Financing is funded in accordance with the Financing Commitments, as of the date hereof, the aggregate net proceeds from the Debt Financing provided under the Financing Commitments are, together with the aggregate cash held by Parent and its Subsidiaries (which funds held by such Subsidiaries will be available to consummate the Merger as of the Closing), sufficient to fund all of the amounts required to be provided by Parent and/or Merger Subsidiary for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Subsidiary’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article 2, any repayment or refinancing of indebtedness of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries required in connection with the Merger, and the payment of all associated costs and expenses of the Merger and the other transactions contemplated hereby.

(d) The obligations of Parent and Merger Subsidiary under this Agreement are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Financing Commitments. The obligations of Parent and Merger Subsidiary under this Agreement are not subject to any conditions regarding Parent’s, Merger Subsidiary’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 5.10 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of NICE Systems Inc. as the sole stockholder of Merger Subsidiary (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Subsidiary necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 5.11 Solvency. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including any repayment or refinancing of indebtedness of the Company required in connection with the Merger, assuming (i) satisfaction of the conditions to the obligation of Parent and

Merger Subsidiary to consummate the Merger as set forth herein, (ii) the accuracy in all material respects of the representations and warranties of the Company set forth in Article 4, and (iii) the Company’s compliance in all material respects with its covenants under Article 6 and Article 8, the Surviving Corporation will be solvent (as such term is used under Delaware Law).

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, except (w) as expressly required by this Agreement, (x) as set forth in Section 6.01 of the Company Disclosure Schedule, (y) as required by Applicable Law made available to Parent prior to the date hereof, or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its officers and Key Employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except (i) as expressly required by this Agreement, (ii) as set forth in Section 6.01 of the Company Disclosure Schedule, (iii) as required by Applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except in connection with repurchases of Company Stock underlying equity awards listed on Section 6.01(b) of the Company Disclosure Schedule granted to Service Providers pursuant to the terms of the Company Stock Plans;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (ii) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (iii) any shares of Company Stock upon the exercise of Company Stock Options or the vesting or settlement of Company RSUs that, in each case, are outstanding on the date of this Agreement and as required pursuant to the terms of the Company Stock Plans governing such awards as in effect on the date of this Agreement or (iv) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, other than capital expenditures or any obligations or liabilities in respect thereof in an amount not exceeding $500,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than acquisitions (not including acquisitions of securities, interests or businesses) in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales, leases, licenses or other dispositions of assets in the ordinary course of business consistent with past practice that both (x) have a fair market value not in excess of $250,000 in the aggregate and (y) individually or in the aggregate, are not otherwise material to the business of the Company or its Subsidiaries as currently conducted or as proposed to be conducted, or (iii) Contracts specifically disclosed on Section 4.19(a)(ii) or Section 4.19(a)(v) of the Company Disclosure Schedule;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than under the Company Revolving Credit Facility in the ordinary course of business;

(i) (i) enter into any Contract of the type referred to in Section 4.19(a)(iv) (or exercise any right under any such existing Contract to expand the space currently being leased by the Company) or Section 4.19(a)(vii), (ii) except for changes to pricing terms made in the ordinary course of business consistent with past practices, amend or modify or terminate any Contract set forth on Section 6.01(i)(ii) of the Company Disclosure Schedule or (iii) other than in the ordinary course of business consistent with past practice, enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) except as required by Applicable Law or the terms of an Employee Plan as in effect on the date hereof, (i) grant or increase any severance, retention or termination pay to, or enter into or amend any retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider (other than reasonable, market-based increases in base compensation in the ordinary course of business consistent with past practice for employees who are not Key Employees), (iii) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or amend in any material respect any Employee Plan or Collective Bargaining Agreement, (v) replace any Key Employee (if a Key Employee terminates employment with the Company following the date hereof) or hire any new member of the executive committee of the Company or (vi) terminate the employment of any Key Employees other than for cause;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, other than any such settlement (A) involving only the payment of cash in an amount not exceeding $250,000 individually, (B) which does not include any admission of liability of the Company or any of its Subsidiaries and (C) pursuant to which the Company and its Subsidiaries receive a full release of claims or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) enter into any new line of business; or

(n) agree, resolve or commit to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 6.02 Proxy Statement; Company Stockholder Meeting.

(a) The Company shall use its reasonable best efforts to prepare (with Parent’s cooperation to the extent required) and file with the SEC a preliminary Proxy Statement that complies in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law as soon as practicable following the date hereof (and in any event will file the preliminary Proxy Statement no later than twenty Business Days after the date of this Agreement).

(b) The Company shall use its reasonable best efforts to respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (and in any event within five Business Days) following the later of (i) the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement and (ii) the expiration of the ten day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act (the later of (i) and (ii), the “Clearance Date”)). The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. No filing of, or amendment or supplement to, or written response to staff comments on, the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon (which period shall not exceed five Business Days) and giving reasonable consideration in good faith to such comments. If at any time prior to the Company Stockholder Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall use its reasonable best efforts to promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

(c) The Company shall use its reasonable best efforts to duly call, establish a record date for, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Company Stockholder Meeting”), so that the Company Stockholder Meeting occurs as soon as possible following the Clearance Date, in accordance with Applicable Law and the Company’s certificate of incorporation and bylaws. The Company shall not adjourn, postpone, cancel, recess or reschedule the Company Stockholder Meeting; provided that (i) the Company may postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (but after consultation with Parent) (A) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting, (B) to allow time for the filing and dissemination of, and a sufficient period for evaluation by the Company’s stockholders of, any supplemental or amended disclosure document to the extent that the Company’s Board of Directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required under applicable Law or (C) as otherwise required by Applicable Law or any court of competent jurisdiction and (ii) the Company shall postpone or adjourn the Company Stockholder Meeting up to two times for up to 30 days each time (but not later than 10 days prior to the End Date) upon the request of Parent to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Company Stockholder Approval at the Company Stockholder Meeting. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change as permitted by Section 6.03(c), the Company shall use reasonable best efforts to obtain the Company Stockholder Approval and shall include in the Proxy Statement the Company Board Recommendation. Without limiting the generality of the foregoing, unless this Agreement has been terminated in accordance with its terms, the Company shall submit this Agreement for adoption by its stockholders at the Company Stockholder Meeting whether or not an Adverse Recommendation Change shall have occurred; provided that the Proxy Statement shall include, if applicable, the disclosure of the Adverse Recommendation Change.

Section 6.03 No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, other than in connection with a bona fide Acquisition Proposal, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the receipt of the Company Stockholder Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors of the Company determines in good faith constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms in all material respects no less favorable to the Company than those contained in the confidentiality agreement dated November 25, 2014 between the Company and Parent (as amended by Amendment Number 1 dated December 6, 2015, the “Confidentiality Agreement”), excluding any standstill provision included therein (provided that, in such case, any standstill provision included in the Confidentiality Agreement shall automatically cease to apply and be of no further force and effect); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party);

(ii) subject to compliance with Section 6.03(d), the Board of Directors of the Company may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal or (B) in response to an Intervening Event; and

(iii) subject to compliance with the procedures set forth in Section 10.01(d)(i) the Company may terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal;

in each case referred to in the foregoing clauses (ii) and (iii), only if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware Law.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a prompt basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any written (or, in the case of receipt by the Company or any of its directors, officers or investment bankers, oral) Acquisition Proposal or request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that the Company in good faith believes is considering making, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and other written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any additional or modified material terms or conditions, to the extent not already provided to Parent, conveyed orally to the Company, within 48 hours of receipt by the Company or any of its Subsidiaries). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Company notifies Parent (which notice shall not constitute an Adverse Recommendation Change), in writing at least four Business Days before taking that action, of its intention to do so (such period, the “Negotiation Period”), attaching (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) Parent does not make, within four Business Days after its receipt of that written notification, an offer that (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal; provided, that in the event there is any material modification to the terms of any such Superior Proposal (including any modification in the amount, form or mix of consideration proposed to be payable to the Company’s stockholders pursuant to such Superior Proposal), the Company shall have provided to Parent a notice of such modification and such Superior Proposal shall be deemed a new Superior Proposal to which the requirements of this Section 6.03(d) shall apply; provided, further that with respect to such new Superior Proposal, the Negotiation Period shall be deemed to be a two Business Day period rather than a four Business Day period (except that such Negotiation Period shall not expire earlier than the original Negotiation Period would have expired) or (B) in the case of an Adverse Recommendation Change to be made in response to an Intervening Event, obviates the need for such recommendation change.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal obtained after the date hereof and not in violation of Section 6.03 that the Board of Directors of the Company determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, taking into account all terms of such Acquisition Proposal that the Company’s Board of Directors deems relevant (including any termination or break-up fees and conditions to consummation) and the reasonable likelihood of consummation of such Acquisition Transaction, would be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)); provided that for purposes of this definition, all references to “25%” in the definition of “Acquisition Proposal” shall be deemed to be “50%.”

(f) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means any material change, event, occurrence or development that occurs, arises or becomes known to the Board of Directors of the Company after the date of this Agreement and prior to obtaining the Company Stockholder Approval, to the extent that such change, event, occurrence or development was unknown to the Board of Directors of the Company and was not reasonably foreseeable, in each case, as of the date of this Agreement; provided that the receipt by the Company, the existence or the terms of an Acquisition Proposal or a Superior Proposal shall not, in any event, be deemed to constitute an Intervening Event.

(g) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal and that is in possession of confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries to return or destroy all such confidential information (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable.

(h) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act, it being agreed that the making of such communication shall not be an Adverse Recommendation Change or (iii) making any disclosure to the Company’s stockholders that is required by Applicable Law; provided, however, that any such disclosure or communication that constitutes or contains an Adverse Recommendation Change shall only be made in accordance with Section 6.03.

Section 6.04 Access to Information. Subject to the last sentence of this Section 6.04, from the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, upon reasonable written prior notice, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding anything herein to the contrary, under no circumstances shall the Company, its Subsidiaries or their respective Representatives be required to furnish any person with, or be required to provide access to any person to, information about the Company or any of its Subsidiaries that is prohibited by any Applicable Law or contractual restraint enforceable upon the Company or any of its

Subsidiaries, or where such access to information would reasonably be expected to involve the waiver of any attorney-client privilege; provided that, in each such case, the Company shall use commercially reasonable efforts to obtain any required consent or develop alternative arrangements (including, in the case of access that would reasonably be expected to involve the waiver of any attorney-client privilege, entry into a joint defense agreement) reasonably acceptable to the Company and Parent so that such information can be furnished to Parent in a manner that does not violate any Applicable Law or contractual restraint or involve the waiver of any attorney-client privilege.

Section 6.05 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company will promptly provide Parent with any pleadings and correspondence relating to any stockholder litigation or dispute against the Company or any of its officers or directors relating to this Agreement or the transactions contemplated hereby (including derivative claims) and will keep Parent reasonably informed regarding the status of any such litigation or dispute. The Company will cooperate with and, to the extent reasonably practicable, give Parent the opportunity to consult and participate with respect to the defense or settlement of any such Proceeding (at Parent’s expense), and the Company will not agree to any such settlement without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.06 Company Notes. The Company shall comply with its obligations under the Company Notes Indenture that arise as a result of the execution, delivery or performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the delivery of any notices, certificates and opinions required in connection with the transactions contemplated hereby.

Section 6.07 Tax Matters. (a) From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender or settle any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Stock in connection with the Mergers, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 6.08 Financing Cooperation.

(a) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to, at Parent’s sole expense (solely with respect to reasonable and documented out-of-pocket fees, costs and expenses (including those of its accountants and legal counsel)), reasonably cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent:

(i) agreeing to enter into such agreements and to deliver such officer’s certificates as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to enter into credit agreements and to pledge, grant security interests in, and otherwise grant liens on, the Company’s and its Subsidiaries’ assets pursuant to such agreements;

(ii) providing to the Debt Financing Parties financial and other information regarding the Company and its Subsidiaries that is relevant to the Debt Financing (as determined in the reasonable discretion of the Parent or the Debt Financing Parties) in the Company’s or its Subsidiaries’ possession or that is reasonably available or that the Company or its Subsidiaries prior to the date hereof in the ordinary course of business would have produced (and in accordance with the timeframe in which such information would have been produced) (including audited and unaudited financial statements and audit reports as of and for periods both before and after the date hereof as are identified in paragraph 8 of Exhibit C of the Debt Commitment Letters and within the time periods set forth therein, provided that such financial statements shall be provided in a manner as is consistent with the Company’s existing practices), assisting in the preparation of any pro forma financial information or projections promptly upon request of Parent, making the Company’s and its Subsidiaries’ senior officers available at reasonable times and for a reasonable number of meetings to assist the Debt Financing Parties (including by way of participation in meetings, presentations, marketing sessions and due diligence sessions with the Debt Financing Parties, prospective lenders and/or rating agencies), and otherwise reasonably cooperating in connection with the consummation of the Debt Financing (including the due diligence process) and reasonable marketing efforts with respect thereto (including assisting with the preparation of materials for rating agency, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company) and similar documents required or necessary in connection with the Debt Financing);

(iii) using reasonable best efforts to obtain from the Company’s and its Subsidiaries’ accounting firm accountants’ comfort letters and consents customary for debt financings, and assisting Parent and its counsel with information required for customary legal opinions required to be delivered in connection therewith and cooperating in obtaining any necessary valuations;

(iv) at least the later of five Business Days prior to the Closing Date or three Business Days from the date of the request, furnishing all documentation and other information about the Company and its Subsidiaries that the potential financing sources have reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations;

(v) taking all corporate, limited liability company, partnership or other similar actions by the Company and its Subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing;

(vi) using reasonable best efforts to cooperate with Parent to satisfy any conditions precedent to the Debt Financing to the extent within the control of the Company and its Subsidiaries;

(vii) obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered on the Closing to allow for the payoff, discharge and termination in full on the Closing of the Company Revolving Credit Facility; and

(viii) providing customary authorization letters to the Debt Financing Parties authorizing the distribution of information to prospective lenders or investors and containing customary representations to the Debt Financing Parties. Parent shall promptly reimburse the Company for any out-of-pocket expenses and costs reasonably incurred in connection with the Company’s or its Affiliates’ obligations under this Section 6.08(a) (in accordance with Section 6.09).

(b) Notwithstanding anything in this Agreement to the contrary:

(i) nothing in this Agreement shall require any cooperation to the extent that it would require the Board of Directors of the Company or any of its Subsidiaries to take any action that would be effective prior to the Effective Time or the Company or any of its Subsidiaries or Representatives, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses

(for which the Company is not promptly reimbursed by Parent prior to the Closing Date or termination of this Agreement) or to approve the execution or delivery of any document or certificate in connection with the Debt Financing (or any alternative financing) prior to the Effective Time;

(ii) no officer of the Company or any of its Subsidiaries who is not reasonably expected to be an officer of the Surviving Corporation shall be obligated to deliver any certificate in connection with the Debt Financing and no counsel for the Company or any of its Subsidiaries shall be obligated to deliver any opinion in connection with the Debt Financing; and

(iii) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time (or immediately prior thereto) and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including entry into any agreement that is effective before the Effective Time or distribution of any cash by or to the Company that is effective before the Effective Time) or that would be effective prior to the Effective Time (or immediately prior thereto).

(c) If the Company shall in good faith reasonably believe that it has provided all information and assistance required from the Company for Parent to prepare the Required Financial Information (the “Company RFI Support”), it may deliver to Parent a written notice to that effect (stating when it believes it completed providing the Company RFI Support) (the “Company RFI Notice”), in which case the Company shall be deemed to have completed delivery of the Company RFI Support and the Marketing Period shall commence no later than the later of (x) 30 Specified Business Days after the date hereof and (y) 10 Specified Business Days after delivery of the Company RFI Notice; provided that, if Parent in good faith reasonably believes the Company has not completed providing the Company RFI Support, then Parent may, not later than 5:00 p.m. (New York time) four Specified Business Days after the delivery of the Company RFI Notice by the Company, deliver a written notice to the Company to that effect (stating with specificity the extent to which the Company RFI Support has not been provided (the “Company RFI Support Deficiency”)), in which case the Marketing Period shall commence no later than 10 Specified Business Days after the Company has provided the additional Company RFI Support or corrected the initial Company RFI Support in order to resolve the Company RFI Support Deficiency.

(d) The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or good will of the Company or any of its Subsidiaries or any of their logos and on such other customary terms and conditions as the Company shall reasonably impose.

Section 6.09 Financing Fees and Expenses. Parent shall promptly, upon the termination of this Agreement in accordance with its terms, reimburse the Company for all reasonable and documented out-of-pocket fees, costs and expenses (including those of its accountants and legal counsel) incurred by or on behalf of the Company or any of its Subsidiaries in connection with their compliance with Section 6.08 and shall indemnify and hold harmless the Company and its Subsidiaries and each of their respective Representatives from and against all losses, damages, claims, fees, costs and expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including any alternative financing) and any information used in connection therewith (except with respect to any information provided by or on behalf of the Company or any of its Subsidiaries or any of their respective Representatives), except in the event such losses, damages, claims, fees, costs or expenses arose out of or result from the fraud, gross negligence, recklessness, bad faith or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees, and solely with respect to Section 7.04, Parent and Merger Subsidiary agree, that:

Section 7.01 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent shall cause NICE Systems Inc. to execute and deliver, in accordance with Section 228 of the Delaware Law and in its capacity as the sole stockholder of Merger Subsidiary, a written consent adopting this Agreement and approve the Merger in accordance with Delaware Law.

Section 7.02 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; and provided further that in no event shall the Company expend for such policies an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.02(c) of the Company Disclosure Schedule (the “Maximum Amount”). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of the Maximum Amount; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(e) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries (the “Indemnification Agreements”). These rights, including the Indemnification Agreements, shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and shall not be terminated or modified in such a manner as to adversely affect in any material respect any Indemnified Person without the consent of such affected Indemnified Person, subject to Applicable Law.

Section 7.03 Employee Matters. (a) During the period beginning at the Effective Time and ending on the first anniversary of the Closing Date (or such shorter period of employment, as the case may be), Parent shall, or shall cause its Subsidiaries to, provide to each employee who is actively employed by the Company or its Subsidiaries at the Effective Time (each, a “Covered Employee”), (i) a base salary or rate of pay that is at least equal to such Covered Employee’s base salary or rate of pay immediately prior to the Effective Time (except that any such base salary or rate of pay may be reduced in connection with any across the board reduction in base salary or rate of pay of all similarly situated employees of Parent and its Subsidiaries) and (ii) other compensation, severance protections and employee benefits that are substantially comparable in the aggregate to the other compensation and employee benefits (other than equity compensation and other long term incentives, change in control, retention, transition, stay or similar arrangements) that were provided to such Covered Employee under the Employee Plans immediately prior to the Effective Time.

(b) Crediting of Payments. In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of Parent or any of its Subsidiaries (each, a “Parent Plan”) following the Effective Time, Parent shall, or shall cause its Subsidiaries to use reasonable best efforts to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Covered Employee (and any eligible dependents thereof) under any Parent Plan providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan and (ii) provide such Covered Employee with credit for any copayments, coinsurance and deductibles paid under an Employee Plan prior to such Covered Employee’s coverage under any Parent Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Employee Plan such Covered Employee participated in immediately prior to coverage under such Parent Plan in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan.

(c) Service Crediting. As of the Effective Time, Parent shall, or shall cause its Subsidiaries to, recognize all service of each Covered Employee prior to the Effective Time with the Company and its Subsidiaries (or any predecessor entities of either to the extent the Company or one of its Subsidiaries provides such past-service credit under a similar Employee Plan) for all purposes including vesting, eligibility and benefit accrual purposes (except for benefit accrual under any defined benefit retirement plan). In no event shall anything contained in this Section 7.03(c) result in any duplication of benefits for the same period of service.

(d) Company 401(k) Plans. At the request of Parent no later than five Business Days prior to the Closing Date, the Company shall take all actions necessary so that effective as of immediately prior to the Effective

Time, the Company shall terminate (i) the Company’s 401(k) Plan, (ii) the Uptivity 401(k) Plan and (iii) any other 401(k) plan maintained by the Company or its Subsidiaries pursuant to resolutions of the Company’s Board of Directors that are reasonably satisfactory to Parent. In connection with any termination of such plans, Parent shall permit each Covered Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Covered Employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries.

(e) ESPP. Prior to the Effective Time, the Company shall take all actions, including adopting any resolutions or amendments, with respect to the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”) to: (i) cause the Participation Period (as defined in the ESPP) ongoing as of the date of this Agreement to be the final Participation Period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Participation Period and (y) the date that is seven Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares returned to the participant), (ii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect on the date of this Agreement and (iii) terminate the ESPP effective immediately prior to the Effective Time.

(f) Employee Plan Termination. Prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to terminate as of the Closing Date: (i) each Employee Plan set forth in Section 7.03(f) of the Company Disclosure Schedule and (ii) if requested by Parent not later than five (5) Business Days prior to the Closing Date, any Employee Plan that the Company is authorized to unilaterally terminate without the consent of any third party and without payment of any termination fees. All resolutions, notices, participant communications or other documents issued, adopted or executed in connection with the termination of such Employee Plans shall be subject to Parent’s reasonable opportunity to review and comment.

(g) Without limiting the generality of Section 11.06, nothing in this Section 7.03, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Covered Employee or any former Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Effective Time, the Company or any of its Subsidiaries) to employ any Covered Employee for any period following the Closing Date.

Section 7.04 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary shall use, and shall cause their Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Debt Financing as promptly as practicable on the terms and conditions described in the Debt Commitment Letters, including using (and causing their Affiliates to use) their respective reasonable best efforts to: (i) maintain in effect the Financing Commitments, (ii) provide to the Company a list of the information and the assistance required from the Company for Parent to prepare the Required Financial Information as promptly as practicable (and in any event not later than 10 Specified Business Days) after the date hereof; (iii) provide the Required Financial Information to the Debt Financing Sources as promptly as practicable after the date hereof, (iv) negotiate definitive agreements with respect thereto as promptly as practicable after the date hereof substantially on the terms and conditions contained in the Financing Commitments or, with respect to conditions relating to funding, on other terms no less favorable to Parent or Merger Subsidiary, which agreements shall be in effect no later than the Effective Time, (iv) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to

Parent, Merger Subsidiary or their respective Representatives in such definitive agreements to be satisfied by Parent, Merger Subsidiary or their respective Representative, and (v) cause the Debt Financing Parties and any other Persons providing Debt Financing to fund the Debt Financing at or prior to the Effective Time.

(b) Parent shall not agree to, or permit, any amendments or modifications to, or any waivers under, the Financing Commitments without the prior written consent of the Company if such amendments, modifications or waivers would reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) such that after giving effect to such amendment, the Parent would not have sufficient funds under the amended Financing Commitments, together with any cash on hand, to consummate the Merger, or impose new or additional conditions or otherwise expand the then existing conditions precedent to funding of the Debt Financing at or prior to the Effective Time, if such new or additional conditions or such expanded existing conditions would reasonably be expected to (i) prevent or materially delay or impair the ability of Parent to consummate the Merger or (ii) adversely impact the ability of Parent or Merger Subsidiary to enforce its rights against the other parties to the Financing Commitments; provided that, for the avoidance of doubt, each of Parent and Merger Subsidiary may amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof; provided further that, without derogating from any of the Company’s other obligations under Section 6.08, the Company shall have no obligation to comply with Section 6.08 of this Agreement in connection with such amendments.

(c) In the event that Parent determines that any portion of the Debt Financing will not be available in the manner or from the sources contemplated in the Financing Commitments, (i) Parent shall promptly so notify the Company and (ii) Parent and Merger Subsidiary shall use their respective reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement that includes conditions to funding not materially less favorable to Parent than those in the Financing Commitments, as promptly as practicable following the occurrence of such event (and in any event no later than the Effective Time).

(d) Each of Parent and Merger Subsidiary acknowledges and agrees that neither the obtaining of the Debt Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Debt Financing or any alternative financing, is a condition to the Closing.

(e) Parent shall (i) promptly furnish the Company complete, correct and executed copies of the Financing Commitments and any amendment, modification or replacement of any Financing Commitments promptly upon their execution (provided, that provisions in such fee letter(s) related to fees and pricing may be redacted (none of which redacted provisions adversely affect the availability of, or impose additional conditions on the availability of, the Debt Financing at the closing)), (ii) give the Company prompt written notice of any breach or threatened (in writing) breach by any party of any of the Financing Commitments or the Financing Commitment of which Parent or Merger Subsidiary becomes aware or any termination or threatened (in writing) termination thereof, (iii) after the receipt of any written notice or other written communication received from any Debt Financing Party, give the Company prompt written notice of any material dispute or disagreement between or among any parties to any Financing Commitment that would reasonably be expected to result in a breach under the Financing Commitment, (iv) give the Company prompt written notice if for any reason Parent or Merger Subsidiary has determined in good faith that it will not be able to obtain all or any portion of the Debt Financing on substantially the terms and conditions contemplated by the Financing Commitments, (v) promptly furnish any additional information reasonably requested in writing by the Company relating to the circumstances in clauses (i) through (iv) of this Section 7.04(e)) and (vi) keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any alternative financing).

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of Parent shall not be deemed to require Parent to, and, without the prior written consent of Parent, the Company shall not, (A) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) sell, divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing), in each case of clauses (A) and (B), (1) with respect to any of Parent’s or its Subsidiaries’ businesses, assets or properties or (2) with respect to any of the Company’s or its Subsidiaries’ businesses, assets or properties, unless, in the case of this clause (2) only, such action would not reasonably be expected to be, individually or in the aggregate, adverse in any material respect to the Company and its Subsidiaries, taken as a whole. Each of Parent and the Company shall (i) cooperate in all respects and consult with each other in connection with filings, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, Governmental Authorities, by promptly providing copies to the other party of any such written communications and (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with Governmental Authorities, and to the extent not prohibited by a Governmental Authority, give the other party the opportunity to attend and participate in any in-person meetings with that Governmental Authority.

(b) In furtherance and not in limitation of the terms set forth in Section 8.01(a), each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) In furtherance and not in limitation of the terms set forth in Section 8.01(a), Parent and the Company shall use their reasonable best efforts to obtain the approvals of the FCC and State and Local Authorities. Such reasonable best efforts shall include promptly after the date hereof making any filings required in connection with such approvals and providing any information requested by the FCC, Team Telecom, and State and Local Authorities in connection with the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of the terms set forth in Section 8.01(a), Parent and the Company shall use their reasonable best efforts to obtain the CFIUS Approval. Such reasonable best efforts shall include promptly after the date hereof making any draft and final filings required in connection with the CFIUS Approval in accordance with the DPA, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes required by the DPA, unless CFIUS agrees in writing to an extension of such timeframe. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies Parent and the Company that CFIUS (A) has completed its review or investigation and determined it has unresolved national security concerns and (B) intends to send a report to the President of the United States requesting the President’s decision because it either (1) recommends that the President act to suspend or prohibit the Merger, (2) is unable to reach a decision on whether to recommend that the President suspend or prohibit the Merger, or (3) requests that the President make a determination with regard to the Merger (a “CFIUS Turndown”), Parent may request a withdrawal of the notice filed with CFIUS in connection with the CFIUS Approval and neither Parent nor the Company shall have any further obligation to seek CFIUS Approval.

Section 8.02 Public Announcements. Except as otherwise contemplated by Section 6.03 in connection with any Adverse Recommendation Change, Parent, Merger Subsidiary and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and the Company shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without such consultation; provided, however, that the restrictions set forth in this Section 8.02 shall not apply to any release or public statement (i) required by Applicable Law or any applicable listing authority (in which case the parties shall use reasonable best efforts to (x) consult with each other prior to making any such disclosure and (y) cooperate (at the other party’s expense) in connection with the other party’s efforts to obtain a protective order), (ii) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03 (or by Parent in response thereto) or (iii) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 8.03 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.04 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article 9 not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided, that the delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.05 Section 16 Matters. Prior to the Effective Time, the Company shall take all steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each officer and director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.06 Stock Exchange De-listing; Exchange Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 8.07 Takeover Statutes. If any Takeover Statute shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The respective obligations of each of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall make consummation of the Merger illegal or otherwise prohibited;

(c) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated;

(d) the CFIUS Approval shall have been obtained; and

(e) all actions by or in respect of, or filings with, any Governmental Authority, including the FCC and State and Local Authorities, required to permit the consummation of the Merger, including the actions and filings set forth on Section 4.03 of the Company Disclosure Schedule, shall have been taken, made or obtained.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.05 (other than the information set forth on Section 4.05 of the Company Disclosure

Schedule with respect to the holder and the date of grant) shall be true at and as of the Effective Time as if made at and as of such time, with, in the case of this clause (A), only such exceptions that in the aggregate do not result in a net increase to the total amount of consideration to be paid by Parent pursuant to Article 2 by more than a de minimis amount, (B) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.03, 4.06, and 4.25 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b) since December 31, 2015, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (iii) the Company shall have received a certificate signed by an executive officer of the Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before 5:00 p.m. (New York time) on December 31, 2016, (the “End Date”); provided that, if mutually agreed by Parent and the Company, the End Date may be extended to February 17, 2017 (and if so extended, such later date shall be deemed the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable;

(iii) there shall have been a CFIUS Turndown; or

(iv) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained upon a vote taken thereon; or

(c) by Parent, if:

(i) a Triggering Event shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if, at the time of the delivery of such notice, Parent or Merger Subsidiary is in material breach of its or their obligations under this Agreement; or

(iii) any Governmental Authority that is required to take any action to permit the consummation of the Merger will not take such action without imposing conditions that would require Parent, the Company or any of their respective Subsidiaries to take actions that Parent is not required to agree to under Section 8.01(a); or

(d) by the Company, if:

(i) prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement, including Section 6.03(d), in order to enter into a definitive, written agreement concerning a Superior Proposal; provided, that (A) concurrently with such termination, the Company shall enter into such definitive, written agreement and (B) the Company shall have paid any amounts due pursuant to Section 11.04(b) prior to, or concurrently with, such termination; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Parent within 30 days of receipt by Parent of written notice of such breach or failure; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if, at the time of the delivery of such notice, Company is in material breach of its obligations under this Agreement or

(iii) (A) all of the conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (B) the Company has delivered to Parent an irrevocable written notice confirming that all of the conditions set forth in Section 9.03 have been satisfied (or that the Company is willing to waive any unsatisfied conditions in Section 9.03) and that it is ready, willing and able to consummate the Closing and (C) Parent and Merger Subsidiary fail to complete the Closing within seven (7) Business Days following the date on which the Closing should have occurred pursuant to Section 2.01(b).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant set forth in this Agreement or (iii) breach by either party of any representation and warranty set forth in this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 6.09 11.04, 11.07, 11.08 and 11.09 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

NICE-Systems Ltd.

13 Zarhin Street

P.O. Box 690

4310602 Ra’anana

Israel

Attention:         Yechiam Cohen

E-mail:             yechiam.cohen@nice.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:         William H. Aaronson

Facsimile:        (212) 701-5800

E-mail:             william.aaronson@davispolk.com

if to the Company, to:

inContact, Inc.

75 West Towne Ridge Parkway, Tower 1,

Sandy, UT 84070

Attention:         Paul Jarman

E-mail:             paul.jarman@incontact.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention:         James J. Masetti

Facsimile:        (650) 233-4545

E-mail:             jim.masetti@pillsburylaw.com

or to such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03 Amendments and Waivers. (a) Any provision of this Agreement may be amended, supplemented or waived prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, if, but only if, such amendment, supplement or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained. No amendments or modifications in respect of any provisions of which the Debt Financing Parties are made a third-party beneficiary pursuant to Section 11.06 will be made without the prior written consent of the Debt Financing Parties.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Termination Fee. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) (provided that if either Parent or the Company terminates this Agreement pursuant to Section 10.01(b)(iv) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 10.01(c)(i), this Agreement shall be deemed to have been terminated pursuant to Section 10.01(c)(i) for purposes of this Section 11.04) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $34,140,000 (the “Termination Fee”), in the case of a termination by Parent, within three Business Days after such termination and, in the case of a termination by the Company, prior to or concurrently with, and as a condition to, such termination.

(ii) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iv), and (B)(1) with respect to termination under Section 10.01(b)(i), after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced and (2) with respect to termination under Section 10.01(b)(iv), after the date of this Agreement and prior to the Company Stockholder Meeting, an Acquisition Proposal shall have been publicly announced to the Company’s stockholders and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (regardless of whether such Acquisition Proposal is the same Acquisition Proposal referred to in clause (B) above) (provided that for purposes of this clause (C), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in Section 11.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to Section 11.04(b), it shall also pay any reasonable and documented costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) Sole Remedy. If this Agreement is terminated under circumstances in which the Company is obligated to pay the Termination Fee pursuant to Section 11.04(b), then Parent’s right to receive the Termination Fee pursuant to Section 11.04(b) (together with any interest, costs and expenses pursuant to Section 11.04(c)), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Parent and Merger Subsidiary against the Company or any Subsidiary of the Company for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). If this Agreement is terminated under circumstances in which the Company is obligated to pay the Termination Fee pursuant to Section 11.04(b), then neither the Company nor any of its Subsidiaries shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement, other than the payment by the Company of the Termination Fee pursuant to Section 11.04(b) (together with any interest, costs and expenses pursuant to Section 11.04(c)), and in no event shall any of Parent, Merger Subsidiary or any other Subsidiary of the Parent seek, or permit to be sought, any monetary damages in connection with this Agreement or any of the transactions contemplated by this Agreement, other than from the Company to the extent provided in Section 11.04(b) and Section 11.04(c). Notwithstanding anything to the contrary in this Section 11.04(d), this Section 11.04(d) shall not limit Parent’s and Merger Subsidiary’s remedies, or release the Company or any of its Subsidiaries from any liability, for (i) fraud or (ii) any intentional (A) failure of the Company to perform a covenant set forth in this Agreement or (B) breach by the Company of any representation and warranty set forth in this Agreement. The parties acknowledge and agree that only one Termination Fee shall be payable by the Company as set forth in Section 11.04(b) and in no event shall any such Termination Fee be payable by the Company on more than one occasion.

Section 11.05 Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree that the inclusion of an item in either disclosure schedule as an exception thereto will not be deemed an admission that such item represents a material exception or material fact, event or circumstance, that such item is required to be disclosed by this Agreement or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document or Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” or any other information that is similarly predictive, cautionary or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement; and provided further that in no event shall any information contained in any part of any Company SEC Document be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in Sections 4.01, 4.02, 4.03, 4.05, 4.23, 4.24 and 4.25.

Section 11.06 Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02 and this Section 11.06, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02 and this Section 11.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Agreement, the Debt Financing Parties are third party beneficiaries of Sections 11.03, 11.07, 11.08, 11.09 and 11.14.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, (i) by written notice to the Company, to a wholly-owned direct or indirect Subsidiary of Parent, in which event all references herein to Parent or Merger Subsidiary, as applicable, shall be deemed references to such other Subsidiary; provided that any such assignment shall not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or otherwise materially impair the rights of the Company under this Agreement or relieve Parent of any of its obligations under this Agreement and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING).

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). This

Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 11.11 Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.14 Debt Financing Parties. None of the Debt Financing Parties will have any liability to the Company, its Affiliates or their respective Representatives relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company, its Affiliates or their respective Representatives will have any rights or claims against any of the Debt Financing Parties hereunder or under the Debt Financing. In no event shall the Company, its Affiliates or their respective Representatives be entitled to seek the remedy of specific performance of this Agreement against the Debt Financing Parties

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

INCONTACT, INC.

By:	/s/ Paul Jarman
	Name:	Paul Jarman
	Title:	Chief Executive Officer

NICE-SYSTEMS LTD.

By:	/s/ Barak Eilam
	Name:	Barak Eilam
	Title:	Chief Executive Officer

VICTORY MERGER SUB INC.

By:	/s/ Barak Eilam
	Name:	Barak Eilam
	Title:	President

[Signature Page to Merger Agreement]

Appendix B—Opinion of Jefferies

Jefferies LLC 520 Madison Avenue New York, NY 10022 tel 212.284.2300 Jefferies.com

May 17, 2016

The Board of Directors

inContact, Inc.

7730 South Union Park Avenue

Suite 500

Salt Lake City, UT 84047

Members of the Board:

We understand that inContact, Inc. (“inContact”), NICE-Systems Ltd. (“Nice”), and Victory Merger Subsidiary Inc., a wholly-owned subsidiary of Nice (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into inContact (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.0001 per share, of inContact (the “Common Stock”), other than shares of Common Stock (a) held in the treasury of inContact or owned by Nice (which will be canceled), (b) owned by any subsidiary of inContact or Nice (which shall be converted into such number of shares of common stock of the surviving corporation so as to constitute the same percentage ownership interest in inContact as each respective entity held prior to the Merger), or (c) as to which dissenters rights have been properly exercised, will be converted into the right to receive $14.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock (other than inContact, Nice and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated May 16, 2016 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about inContact;

(iii)	reviewed certain information furnished to us by inContact’s management, including financial forecasts and analyses, relating to the business, operations and prospects of inContact;

(iv)	held discussions with members of senior management of inContact concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain other publicly traded companies that we deemed relevant;

(vi)	reviewed the proposed financial terms of the Merger and compared them with the financial terms of certain other acquisition transactions that we deemed relevant; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to investigate independently or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by inContact or that was otherwise reviewed by us (including, without limitation, the information described above). We have relied on assurances of the management of inContact that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, inContact, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. inContact has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of inContact as to the future financial performance of inContact. We express no opinion as to inContact’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting inContact, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to inContact and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to inContact and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any term, condition or agreement and in compliance with all applicable laws, documents and other requirements and in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on inContact, Nice or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors (in its capacity as such) of inContact in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to inContact, nor does it address the underlying business decision by inContact to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of inContact, other than the holders of shares of Common Stock (other than inContact, Nice and their respective affiliates). We express no opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation which may be payable to or received by any of inContact’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by inContact to act as financial advisor to inContact in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. inContact has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to inContact and certain affiliates of Nice and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of inContact and Nice, and in the ordinary course of our business, we and our affiliates may trade or hold securities of inContact or Nice and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to inContact, Nice or entities that are affiliated with inContact or Nice, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with inContact, our opinion may not be used or referred to by inContact, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock (other than inContact, Nice and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

[Signature Page Follows]

Very truly yours,

JEFFERIES LLC

Appendix C—Section 262, Delaware General Corporation Law (Appraisal Rights)

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

EVENT # CLIENT # PROXY TABULATOR FOR INCONTACT, INC. P.O. BOX 8016 CARY, NC 27512-9903 The undersigned hereby appoints Paul Jarman and Greg Ayers, jointly and severally, as proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the special meeting of stockholders of inContact, Inc. to be held at inContact, Inc.’s corporate headquarters located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070 on August 11, 2016 at 10:00 a.m. (Mountain Daylight Time) or any postponement or adjournment thereof, as specified on the reverse side, and to vote in their discretion on such other business as may properly come before the special meeting and any postponement or adjournment thereof. The shares represented by the proxy will be voted in accordance with the specifications made on the ballot of this proxy card. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR Go To www.proxypush.com/SAAS • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-390-6296 INTERNET TELEPHONE VOTE BY: Special Meeting of Stockholders of inContact, Inc. to be held at 10:00 a.m. (MDT) on Thursday, August 11, 2016 for Holders as of July 5, 2016 This Proxy solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: August 11, 2016 Time: 10:00 A.M. (Mountain Daylight Time) Place: 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070 SPECIAL Meeting OF STOCKHOLDERS of inContact , Inc. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your Instructions to be executed. For For 3: On an advisory (non-binding) basis, to For approve the compensation that may be paid or become payable to inContact, Inc.’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. Unless otherwise specified by the undersigned, this proxy will be voted “FOR” Proposals 1, 2 and 3 and will be voted by the proxy holders at their discretion as to any other matters properly transacted at the special meeting or any postponement or adjournment thereof. 2: To approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal. 1: To adopt and approve the merger agreement dated as of May 17, 2016, (as it may be amended from time to time) by and among inContact, Inc., NICE-Systems Ltd. and Victory Merger Sub Inc., a wholly owned indirect subsidiary of NICE-Systems Ltd., pursuant to which inContact, Inc. would be acquired by NICE-Systems Ltd. For Against Abstain Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1, 2 and 3. Call

To attend the meeting and vote your shares in person, please mark this box. Proxy — (inContact, Inc.) Special Meeting of Stockholders August 11, 2016, 10:00 a.m. (Mountain Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors of inContact, Inc. The undersigned appoints Paul Jarman and Greg Ayers (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of inContact, Inc., a Delaware corporation, the undersigned is entitled to vote at the special meeting of stockholders of inContact, Inc. to be held at inContact, Inc.’s corporate headquarters located at 75 West Towne Ridge Parkway, Tower 1, Salt Lake City, UT 84070, on Thursday, August 11, 2016, at 10:00 a.m. (MDT) and all adjournments thereof. The purpose of the special meeting is to take action on the following: 1. To adopt and approve the merger agreement dated as of May 17, 2016, (as it may be amended from time to time) by and among inContact, Inc., NICE-Systems Ltd. and Victory Merger Sub Inc., a wholly owned indirect subsidiary of NICE-Systems Ltd., pursuant to which inContact, Inc. would be acquired by NICE-Systems Ltd. 2. To approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal. 3. On an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to inContact, Inc.’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. The Board of Directors of inContact, Inc. recommends that you vote “FOR” each proposal. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” each proposal. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the special meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. Please separate carefully at the perforation and return just this portion in the envelope provided.